 As filed with the Securities and Exchange Commission on November 2, 2007

Registration No. 333-145697

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMagin Corporation
(Name of small business issuer in its charter)

Delaware	3679	56-1764501
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

 10500 N.E. 8 th Street, Suite 1400,
Bellevue, WA 98004
(425) 749-3600
(Address and telephone number of principal executive offices and principal place of business)

K.C. Park, Interim Chief Executive Officer
eMagin Corporation
10500 N.E. 8 th Street, Suite 1400,
Bellevue, WA 98004
(425) 749-3600
(Name, address and telephone number of agent for service)

Copies to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price (1)	Amount of registration fee (6)
Common Stock, $0.001 par value per share (2)	1,333,333		$1.09	$1,453,333	$43.40
Common Stock, $0.001 par value per share (3)	162,500		$1.09	$177,125	$5.29
Common Stock, $0.001 par value per share (4)	3,831,859		$1.09	$4,176,726	$124.71
Common Stock, $0.001 par value per share (5)	5,627,960		$1.09	$6,134,476	$183.19
Total	10,955,652	$		$11,941,660	$356.61

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the OTCBB on October 31, 2007, which was $1.09 per share.

(2)	Represents 1,333,333 shares of our common stock issuable upon conversion pursuant to the Loan Conversion Agreement between us and Moriah Capital, L.P.
(3)	Represent 162,500 shares of our common stock issued to Moriah Capital, L.P.
(4)	Represents 3,831,859 shares of our common stock underlying warrants.
(5)	Represent 5,627,960 shares of our common stock issuable upon conversion of Notes and up to three months of accrued interest.
(6)	The registrant previously paid a filing fee in the amount of $356.61.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2007

eMagin Corporation

10,955,652 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 10,955,652 shares of our common stock, including 3,831,859 shares issuable upon the exercise of common stock purchase warrants, 6,961,293 shares of common stock issuable upon conversion of notes and accrued interest, and 162,500 shares of our common stock issued for payment of fees. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “EMAN”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 8, 2007 was $0.90.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this prospectus carefully before you invest.

The date of this prospectus is           , 2007.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

We design, develop, manufacture, and market virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products globally.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of eMagin's SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA 3DS (SVGA 3D shrink, a smaller format SVGA display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including greatly increased system level power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternative microdisplay technologies. We have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems and we have licensed certain fundamental OLED and display technology from Eastman Kodak.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology for virtual imaging. We believe we are the only company to sell full-color active matrix small molecule OLED-on-silicon microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com. The contents of our website are not part of this Prospectus.

The Offering

Common stock offered by selling stockholders	Up to 10,955,652 shares, consisting of the following:

• 5,627,960 shares of common stock issuable upon conversion of notes and interest at a conversion price of $0.75 per share;

• 1,333,333 shares of common stock issuable upon conversion of notes at a conversion price of $1.50 per share;

• 162,500 shares of common stock issuable for payment of $195,000 of fees; and

• up to 3,831,859 shares of common stock issuable upon the exercise of common stock purchase warrants.

Common Stock to be outstanding after the offering	23,549,378 shares*

Use of proceeds	We will not receive any proceeds from the sale of the common stock, however, we will receive proceeds if our warrants are exercised.

Over-The-Counter Bulletin Board Symbol	EMAN

* The information above regarding the common stock to be outstanding after the offering is based on 12,593,726 shares of our common stock outstanding as of October 8, 2007.

Recent Developments

Secured Convertible Revolving Note Transaction – August 2007

As previously reported in the Form 8-K of the Company dated as of August 7, 2007, the Company has entered into agreements, effective as of August 7, 2007, with Moriah Capital, L.P. (“Moriah”), pursuant to which the Company may borrow an amount not to exceed $2,500,000.  Such funds may be drawn down by the Company in tranches of at least $25,000 up to five times each month. The loan agreements expire on August 7, 2008 but may be extended for an additional one year period. In connection with the transaction, the Company will issue, execute and deliver to Moriah a Secured Convertible Revolving Loan Note with a principal amount not to exceed $2,500,000, of which up to $2,000,000 is convertible into 1,333,333 shares subject to certain restrictions - see pg. 25  (at a conversion price of $1.50 per share), and a Securities Issuance Agreement pursuant to which the Company issued 162,500 shares of its common stock, which shares have an aggregate market value on the Closing Date of $195,000.

Amendment Agreements - July 2007

As previously reported in the Form 8-K of the Company dated as of July 25, 2006, the Company entered into several Note Purchase Agreements (the “Original Purchase Agreements”), to sell to certain qualified institutional buyers and accredited investors $5,990,000 in principal amount 6% Senior Secured Convertible Notes due July 21, 2007 and January 21, 2008 (the “Notes”), together with warrants (the “Warrants”) to purchase 1,612,700 shares of the Company’s common stock, par value $0.001 per share at $3.60 per share. Notes valued at $220,000 were converted by holders of Notes as of August 13, 2007. As previously reported in the Form 8-K dated April 13, 2007, the Original Purchase Agreement entered into between Stillwater LLC (“Stillwater”) and the Company was amended to provide for $500,000 in Notes, together with Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.48 per share. On July 23, 2007, Stillwater converted Notes valued at $250,000.

As previously reported in the Form 8-K of the Company dated as of July 25, 2007, by way of Amendment Agreements dated July 23, 2007 (the “Amendment Agreements”) between the Company and each of the holders of the Notes (each a “Holder” and collectively, the “Holders”), the Company agreed to issue each Holder an amended and restated Note (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007 and an amended restated Warrant (the “Amended Warrants”).   The changes to the Amended Notes and Amended Warrants include the following:

•	The maturity date for the outstanding Notes (totaling after conversions an aggregate of $6,020,000) has been extended to December 21, 2008;
•
Liquidated damages of 1% per month related to the Company’s delisting from the American Stock Exchange will no longer accrue and the deferred interest balance of approximately $230,000 has been forgiven;

•	The Company no longer has to maintain a minimum cash or cash equivalents balances of $600,000;
•	The Amended Notes may not be prepaid without the consent of the Holders;
•	As of July 23, 2007 the interest rate was raised from 6% per annum to 8% per annum;
•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock.  The conversion price for $5,770,000 of principal was revised from $2.60 to $.75 per share. The conversion price of $.35 per share for $250,000 of principal (which represents the remaining portion of the original principal balance of $500,000) was unchanged;

•
In addition to the right to convert the Amended Notes in the Company’s common stock, up to $3,010,000 of the Amended Notes can be converted into (ii) 3,010 shares of the Company’s newly formed Series A Senior Secured Convertible Preferred Stock (the “Preferred”) at a stated value of $1,000 per share.  The Preferred is convertible into common stock at $.75 per share, subject to adjustment as provided for in the Certificate of Designations (discussed below);

•
Except for the Amended Note associated with the Other Purchase Agreement, the Amendment Agreements adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of Warrants exercisable for an additional 3,831,859 shares of common stock  at  $1.03 per share with an expiration date of July 21, 2011;

•
The Amended Notes eliminate the requirement that the Company comply with certain covenants of management contained in Note. Specifically, among other things, the requirements to defer management compensation and to maintain a management committee were removed; and

•
The Amended Notes and/or the Preferred are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Conversion Price, in which case the Conversion Price shall be adjusted to such lower price.  The Amended Warrants are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Strike Price, in which case the Strike Price shall be adjusted to the lower of (1) 138% of the price at which such common stock is issued or issuable and (2) the exercise price of warrants, issued in such transaction.

Pursuant to the Amended Notes, the Company cannot enter into a transaction that constitutes a Fundamental Change without the consent of the Holders.  A Fundamental Change includes the following:

▪	the consolidation or merger of the Company or any of its subsidiaries;
▪	the acquisition by a person or group of entities acting in concert of 50% or more of the combined voting power of the outstanding securities of the Company; and
▪
the occurrence of any transaction or event in which all or substantially all of the shares of the Company’s common stock is exchanged for converted into acquired for or constitutes the right to receive consideration which is not all or substantially all common stock which is listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting securities prices.

Pursuant to the Amendment Agreements, the Company is required to file a Certificate of Designations of Series A Senior Secured Convertible Preferred Stock (the “Certificate of Designations”). The Certificate of Designations designates 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”).  Each share of the Preferred Stock has a stated value of $1,000.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on the December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with the Company’s common stock or any other class or series of stock of the Company, the number of shares of common stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Certificate of Designations prohibits the Company from entering into a Fundamental Change without consent of the Holders and contains antidilution adjustments rights that are comparable to the antidilution adjustments contained in the Amended Notes.

Pursuant to the Amendment Agreements, the Company is required to file a registration statement with the Securities and Exchange Commission by August 31, 2007 covering the resale of 100% of the sum of (a) the number of shares issuable upon conversion of the Amended Notes and Preferred Stock, and (b) the number of shares issuable upon exercise of the Warrants.

Pursuant to the Amendment Agreement, the Company and the Collateral Agent, on behalf of the note holders, executed Amendment No. 1 to the Pledge and Security Agreement; Amendment No. 1 to Patent and Trademark Security Agreement; Amendment No. 1 to Lockbox Agreement.  The Pledge and Security Agreement, Trademark Security Agreement and Lockbox Agreement were previously entered into on July 21, 2006 (collectively, the “Ancillary Agreements”).  The Ancillary Agreements were amended to cover obligations that may become payable to holders of Preferred Stock, to delete certain definitions used in the Ancillary Agreements and substitute definitions of terms used in the Ancillary Agreements.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The statements of operations data for the years ended December 31, 2006, 2005, and 2004 and the balance sheet data at December 31, 2006 and 2005 are derived from our audited financial statements which are included in our Form 10-K filed with the Securities and Exchange Commission on April 2, 2007. The statements of operations data for the years ended December 31, 2003 and 2002 and the balance sheet data at December 31, 2004, 2003 and 2002 are derived from our audited financial statements which are not included as part of the Form 10-K mentioned above. The statements of operations data for the six months ended June 30, 2007 and 2006 and the balance sheet data at June 30, 2007 are derived from our condensed unaudited consolidated interim financial statements filed with the Securities and Exchange Commission on August 14,  2007. The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Consolidated Statements of Operations Data:

	Year Ended December 31,					Six Months Ended June 30,
	2006	2005	2004	2003	2002	2007	2006
			(In thousands, except per share data)			(Unaudited)

Revenue	$8,169	$3,745	$3,593	$2,578	$2,128	$7,841	$3,315
Cost of goods sold	11,359	10,219	5,966	5,141	—	6,061	5,994
Gross (loss) profit	(3,190)	(6,474)	(2,373)	(2,563)	2,128	1,780	(2,679)
Operating expenses:
Research and development	4,406	4,020	898	19	7,255	1,740	2,542
Stock based compensation (1)	—	—	88	2,183	1,647	—	—
Selling, general and administrative	8,860	6,316	4,340	3,529	5,832	3,764	4,836
Total operating expenses	13,266	10,336	5,326	5,731	14,734	5,504	7,378
Loss from operations	(16,456)	(16,810)	(7,699)	(8,294)	(12,606)	(3,724)	(10,057)
Other income (expense), net	1,190	282	(5,012)	3,571	(2,306)	(941)	59
Net loss	$(15,266)	$(16,528)	$(12,711)	$(4,723)	$(14,912)	$(4,665)	$(9,998)

Basic and diluted loss per share	$(1.52)	$(1.94)	$(1.98)	$(1.31)	$(5.07)	$(0.42)	$(1.00)

Shares used in calculation of loss per share:
Basic and diluted	10,058	8,541	6,428	3,599	2,941	10,984	10,008

(1) Represents amounts reported under APB 25.

Consolidated Balance Sheet Data:
	December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006
				(In thousands)		(Unaudited)
Cash and cash equivalents	$1,415	$6,727	$13,457	$1,054	$83	$690	$255
Working (deficit) capital	(305)	8,868	14,925	106	(13,602)	(5,008)	945
Total assets	7,005	14,142	18,436	3,749	1,834	5,544	7,051
Long-term obligations	2,229	56	22	6,161	228	78	41
Total shareholders’ (deficit) equity	$(1,164)	$10,401	$16,447	$(4,767)	$(12,808)	$(4,169)	$2,176

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have a history of losses since our inception and may incur losses for the foreseeable future.

Our accumulated losses are approximately $185 million as of June 30, 2007. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We may not be able to execute our business plan and may not generate cash from operations.

As we have reported, our business is currently experiencing significant revenue growth during the six months ended June 30, 2007. We anticipate that our cash requirements to fund this growth as well as other operating or investing cash requirements over the next twelve months may be greater than our current cash on hand and borrowing availability under our revolving credit facility.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our condensed consolidated financial statements as of June 30, 2007 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm had issued a report dated March 27, 2007 in connection with the audit of the financial statements for the year ended December 31, 2006, that included an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is likely dependant upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RISKS RELATED TO MANUFACTURING

The manufacture ofOLED-on-silicon is new andOLEDmicrodisplays have not been produced in significant quantities.

If we are unable to produce our products in sufficient quantity, we will be unable to maintain and attract new customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

We expect to depend on semiconductor contract manufacturers to supply our silicon integrated circuits and other suppliers of key components, materials and services.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We rely on our license agreement with Eastman Kodak for the development of our products.

We rely on our license agreement with Eastman Kodak for the development of our products, and the termination of this license, Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
•	successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers' products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry is cyclical.

The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

Competing products may get to market sooner than ours.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Our competitive position could be damaged if one or more of our competitors’ products get to the market sooner than our products. We cannot assure you that our product will get to market ahead of our competitors or that we will be able to compete successfully against current and future competition. The failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We plan to sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful nor is there any assurance that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders. We are now receiving longer term purchase agreements, such as those which comprise our approximately $6.1 million backlog as of June 30, 2007, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our OLED-on-silicon technology.

Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so would have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of October 8, 2007, we have outstanding (i) options to purchase 789,277 shares, (ii) warrants to purchase 8,340,509 shares, and (iii) notes to convert into 3,647,805 shares of common stock.

We have a staggered board of directors and other anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of eMagin. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We have not declared or paid any dividends and do not currently expect to do so in the near future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “EMAN.OB.” The following table sets forth the high and low sales prices as reported by the NASDAQ Bulletin Board Market for the periods indicated.

	High	Low
Fiscal 2006
First Quarter	$7.10	$4.60
Second Quarter	$5.70	$2.50
Third Quarter	$3.80	$1.80
Fourth Quarter	$2.50	$1.01
Fiscal 2007
First Quarter	$1.08	$0.26
Second Quarter	$0.85	$0.42
Third Quarter	$1.64	$0.65
Fourth Quarter *	$1.00	$0.85
                       *Prices as of October 8, 2007

As of October 8, 2007, we had 530 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operation of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

SELECTED FINANCIAL DATA

The following table summarizes our consolidated financial data for the periods presented. We prepared this information using our consolidated financial statements for each of the periods presented. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The historical results are not necessarily indicative of results to be expected for future periods.

Consolidated Statements of Operations Data:
	Year Ended December 31,					Six Months Ended June 30,
	2006	2005	2004	2003	2002	2007	2006
			(In thousands, except per share data)			(Unaudited)
Revenue	$8,169	$3,745	$3,593	$2,578	$2,128	$7,841	$3,315
Cost of goods sold	11,359	10,219	5,966	5,141	—	6,061	5,994
Gross (loss) profit	(3,190)	(6,474)	(2,373)	(2,563)	2,128	1,780	(2,679)
Operating expenses:
Research and development	4,406	4,020	898	19	7,255	1,740	2,542
Stock based compensation (1)	—	—	88	2,183	1,647	—	—
Selling, general and administrative	8,860	6,316	4,340	3,529	5,832	3,764	4,836
Total operating expenses	13,266	10,336	5,326	5,731	14,734	5,504	7,378
Loss from operations	(16,456)	(16,810)	(7,699)	(8,294)	(12,606)	(3,724)	(10,057)
Other income (expense), net	1,190	282	(5,012)	3,571	(2,306)	(94)	59
Net loss	$(15,266)	$(16,528)	$(12,711)	$(4,723)	$(14,912)	$(4,665)	$(9,998)

Basic and diluted loss per share	$(1.52)	$(1.94)	$(1.98)	$(1.31)	$(5.07)	$(0.42)	$(1.00)

Shares used in calculation of loss per share:
Basic and diluted	10,058	8,541	6,428	3,599	2,941	10,984	10,008

(1) Represents amounts reported under APB 25.

Consolidated Balance Sheet Data:
	December 31,					June 30,
	2006	2005	2004	2003	2002	2007	2006
				(In thousands)		(Unaudited)
Cash and cash equivalents	$1,415	$6,727	$13,457	$1,054	$83	$690	$255
Working (deficit) capital	(305)	8,868	14,925	106	(13,602)	(5,008)	945
Total assets	7,005	14,142	18,436	3,749	1,834	5,544	7,051
Long-term obligations	2,229	56	22	6,161	228	78	41
Total shareholders’ (deficit) equity	$(1,164)	$10,401	$16,447	$(4,767)	$(12,808)	$(4,169)	$2,176

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction

The following discussion should be read in conjunction with the Financial Statements and Notes thereto. Our fiscal year ends December 31. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. (See Part I, Item 1A, "Risk Factors "). These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive market factors that may prevent us from competing successfully in the marketplace.

Overview

We design and manufacture miniature displays, which we refer to as OLED-on-silicon-microdisplays, and microdisplay modules for virtual imaging, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than many postage stamps, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through the device. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

Since our inception in 1996 through 2004, we derived the majority of our revenues from fees paid to us by the U.S. federal government, primarily under Department of Commerce or Department of Defense dual use research and development agreements. We have devoted significant resources to the development and commercial launch of our products. We commenced limited initial sales of our SVGA+ microdisplay in May 2001 and commenced shipping samples of our SVGA-3D microdisplay in February 2002. From inception to December 31, 2006, we have recognized an aggregate of approximately $19.5 million from sales of our products, and as of June 30, 2007, we have a backlog of approximately $6.4 million. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. We have also shipped a limited number of our Z800 3DVisor personal display systems. In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays as an integrated package, which we call Microviewer that includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. Through our operations in Washington State we are also developing head-wearable displays that incorporate our Microviewer. All of our products are designed as commercial off the shelf (COTS) products which are suitable for a wide range of markets and applications.

We license our core OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We believe that we are the only company to demonstrate publicly and market full-color small molecule COTS OLED-on-silicon microdisplays.

Company History

Historically, we had been a developmental stage company. As of January 1, 2003, we were no longer classified as a development stage company. We have transitioned to manufacturing our product and intend to significantly increase our marketing, sales, and research and development efforts, and expand our operating infrastructure. Currently, most of our operating expenses are fixed. If we are unable to generate significant revenues, our net losses in any given period could be greater than expected.

 Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue and Cost Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title and risk of loss to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. We record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition. Products sold directly to consumers have a fifteen day right of return. Revenue on consumer products is deferred until the right of return has expired.

Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, derivative liability, income taxes, inventory realization and other factors. Management has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

Fair value of financial instruments

eMagin’s cash, cash equivalents, accounts receivable, short-term investments and accounts payable are stated at cost which appropriates fair value due to the short-term nature of these instruments.

Stock-based Compensation

eMagin maintains several stock equity incentive plans. The 2005 Employee Stock Purchase Plan (the “ESPP”) provides our employees with the opportunity to purchase common stock through payroll deductions. Employees purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates. As of June 30, 2007, the number of shares of common stock available for issuance was 150,000. As of June 30, 2007, the plan had not been implemented.

The 2003 Stock Option Plan (the”2003 Plan”) provides for grants of shares of common stock and options to purchase shares of common stock to employees, officers, directors and consultants. Under the 2003 plan, an Incentive Stock Option ("ISO") grant is granted at the market value of our common stock at the date of the grant and a non-ISO is granted at a price not to be less than 85% of the market value of the common stock. These options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally over a five year period. The amended 2003 Plan provides for an annual increase of 3% of the diluted shares outstanding on January 1 of each year for a period of 9 years which commenced January 1, 2005.

On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payments”, (“SFAS No. 123R”), which requires us to recognize expense related to the fair value of our share-based compensation issued to employees and directors. Prior to the January 1, 2006, we accounted for share-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), “Accounting for Stock Issued to Employees”, and related interpretations, as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (“SFAS No. 123”). In accordance with APB No. 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under SFAS 123R, the fair value of the stock awards is estimated at the date of grant using the Black-Scholes option valuation model. Stock based compensation is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

Results of Operations

The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	Year ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
				(Unaudited)

Revenue	100%	100%	100%	100%	100%
Cost of goods sold	139	273	166	77	181
Gross (loss)/income	(39)	(173)	(66)	23	(81)
Operating expenses:
Research and development	54	107	25	22	77
Stock based compensation	—	—	2	—	—
Selling, general and administrative	109	169	121	48	146
Total operating expenses	163	276	148	70	223
Loss from operations	(202)	(449)	(214)	(47)	(304)
Other income (expense)	15	8	(140)	(12)	2
Net loss	(187)%	(441)%	(354)%	(59)%	(302)%

The following table presents certain financial data for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	Year ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
				(Unaudited)
	(In thousands, except per share data)
Revenue	$8,169	$3,745	$3,593	$7,841	$3,315
Cost of goods sold	11,359	10,219	5,966	6,061	5,994
Gross (loss)/income	(3,190)	(6,474)	(2,373)	1,780	(2,679)
Operating expenses:
Research and development	4,406	4,020	898	1,740	2,542
Stock based compensation	—	—	88	—	—
Selling, general and administrative	8,860	6,316	4,340	3,764	4,836
Total operating expenses	13,266	10,336	5,326	5,504	7,378
Loss from operations	(16,456)	(16,810)	(7,699)	(3,724)	(10,057)
Other income (expense)	1,190	282	(5,012)	(941)	59
Net loss	$(15,266)	$(16,528)	$(12,711)	$(4,665)	$(9,998)
Net loss per share, basic and diluted	$(1.52)	$(1.94)	$(1.98)	$(0.42)	$(1.00)

THREE AND SIX MONTHS ENDED JUNE 30, 2007 COMPARED TO THREE AND SIX MONTHS ENDED JUNE 30, 2006

Revenues

Revenues for the three and six months ended June 30, 2007 were approximately $4.2 million and $7.8 million, respectively, as compared to approximately $1.7 and $3.3 million for the three and six months ended June 30, 2006, an increase of approximately 153% and 137%, respectively.  Higher revenue for the three and six month periods in 2007 was primarily due to increased microdisplay demand and increased availability of finished displays due to manufacturing improvements.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs associated with production.  Cost of goods sold for the three months ended June 30, 2007 and 2006 was approximately $3.0 million for both quarters and for the six months ended June 30, 2007 and 2006 was approximately $6.1 million and $6.0 million, respectively, a slight increase of $0.1 million.  The gross margin for the three and six months ended June 30, 2007 was approximately $1.3 million and $1.8 million, respectively, as compared to a gross loss of approximately ($1.3) million and ($2.7) million, respectively, for the three and six months ended June 30, 2006. As a percentage of revenue this translates to a gross margin of 30% and 23% for the three and six months ended June 30, 2007 as compared to a gross loss of (77%) and  (81%) for the three and six months ended June 30, 2006.  The gross margin improvement was attributed to fuller utilization of our fixed production overhead due to higher unit volume.  We expect that gross margins will continue to improve in 2007 as a result of continued leverage of our production overhead if unit volume and revenue continue to increase.

Operating Expenses

Research and Development.  Research and development expenses included salaries, development materials and other costs specifically allocated to the development of new microdisplay products, OLED materials and subsystems.  Research and development expenses for the three and six months ended June 30, 2007 were approximately $0.9 million and $1.7 million, respectively, as compared to $1.3 million and $2.5 million, respectively, for the three and six months ended June 30, 2006, a decrease of approximately $0.5 million and $0.9 million, respectively.  The decrease was due to a reduction of research and development expenditures and personnel costs for the three and six months ended June 30, 2007 as compared to the three and six months ended June 30, 2006.

Selling, General and Administrative.  Selling, general and administrative expenses consist principally of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, as well as other marketing and administrative expenses.  Selling, general and administrative expenses for the three and six months ended June 30, 2007 were approximately $1.5 million and $3.8 million, respectively, as compared to approximately $2.2 million and $4.8 million, respectively, for the three and six months ended June 30, 2006.  The decrease of approximately $0.7 and $1.0 million, respectively, for the three and six months ended June 30, 2007 was primarily related to a reduction of marketing, tradeshow and personnel costs as compared to the three and six months ended June 30, 2006.

Other Income (Expense), net. Other income (expense), net consists primarily of interest income earned on investments, interest expense related to the secured debentures, gain from the change in the derivative liability, and other income from the licensing of intangible assets.  For the three and six months ended June 30, 2007, interest income was approximately $8 and $23 thousand compared to approximately $5 and $59 thousand for the three and six months ended June 30, 2006.   The decrease in interest income for the six month period was primarily a result of lower cash balances available for investment.  For the three and six months ended June 30, 2007, interest expense was approximately $1.3 million and $2.2 million, respectively, as compared to $0 for the three and six months ended June 30, 2006.   The increase in the interest expense for the three and six months periods was a result of interest associated with our notes payable of approximately $305 thousand and $457 thousand, respectively, the amortization of the deferred costs associated with the notes payable of approximately $133 thousand and $266 thousand, respectively, and the amortization of the debt discount of approximately $878 thousand and $1.5 million, respectively.  For the three and six months ended June 30, 2007, the change in the derivative liability was a gain of approximately $182 thousand and $642 thousand, respectively, as compared to $0 for the three and six months ended June 30, 2006.  Other income for the three and six months ended June 30, 2007 was approximately $568 thousand and $590 thousand, respectively, as compared to approximately $5 thousand and $59 thousand, respectively.  The increase in other income for the three and six month periods ended June 30, 2007 was a gain on the license of intangible assets.  See Note 11:  Commitments and Contingencies – Royalty Payments of the 10-Q for additional information.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005

Revenue. Revenues increased by approximately $4.5 million to a total of approximately $8.2 million for the year ended December 31, 2006 from approximately $3.7 million for the year ended December 31, 2005, representing an increase of 118%. This increase was due to increased microdisplay demand and the broadening of our product revenue through the sales of the Z800 3D Visor. Our contract revenue increased approximately $150 thousand while our product revenue increased approximately $4.3 million. Average price per unit for microdisplays was $386 in 2006 and $372 in 2005.

Cost of Goods Sold. Cost of goods sold includes direct and indirect costs associated with production of our products. Cost of goods sold for the years ended December 31, 2006 and 2005 was approximately $11.4 million and approximately $10.2, respectively, an increase of $1.2 million. The gross loss was approximately ($3.2) million and approximately ($6.5) million, respectively, for the years ended December 31, 2006 and 2005, respectively. The gross loss was (39%) for the year ended December 31, 2006 as compared to (173%) for the year ended December 31, 2005. The increase in cost of goods sold for the year ended December 31, 2006 was attributed to higher materials usage to support increased production as well as approximately $343 thousand of stock compensation expense reflected in accordance with SFAS No. 123R in 2006.   The decrease in gross loss was attributed to fuller utilization of our fixed production overhead due to higher unit volume.

Research and Development Expenses. Research and development expenses for the year ended December 31, 2006 were approximately $4.4 million as compared to approximately $4.0 million for the year ended December 31, 2005. The increase was primarily due to the stock-based compensation expense of approximately $435 thousand in 2006.

Selling, General and Administrative Expenses. General and administrative expenses increased by approximately $2.9 million to a total of approximately $8.9 million for the year ended December 31, 2006 from $6.3 million for the year ended December 31, 2005. The increase in selling, general and administrative expenses was due primarily to stock-based compensation expense of approximately $2.9 million and an increase in marketing expenses related to our Z800 3DVisor.

Other Income (Expense ). For the year ended December 31, 2006, interest income was approximately $92 thousand as compared to approximately $210 thousand for the year ended December 31, 2005. The decrease in interest income was primarily a result of lower cash balances available for investment. For the year ended December 31, 2006, interest expense was approximately $1.3 million as compared to approximately $4 thousand for the year ended December 31, 2005. The increase in the interest expense was a result of interest associated with our notes payable of approximately $124 thousand, the amortization of the deferred costs associated with the notes payable of approximately $221 thousand, and the amortization of the debt discount of approximately $956 thousand. For the year ended December 31, 2006, income from the change in the derivative liability was approximately $2.4 million as compared to $0 for the year ended December 31, 2005.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Revenues. Revenues increased by approximately $152 thousand to a total of approximately $3.7 million for the year ended December 31, 2005 from approximately $3.6 million for the year ended December 31, 2004, representing an increase of 4%. This increase was due primarily to the broadening of our product offerings with the Z800 product and incremental revenue generated by these sales. Our contract revenue decreased approximately $72 thousand while our product revenue increased approximately $224 thousand. Average price per unit for microdisplays was $372 in 2005 and 2004.

Cost of Goods Sold. Cost of goods sold includes direct and indirect costs associated with production of our products. In the year ended December 31, 2005 we recorded approximately $10.2 million in cost of goods sold which resulted in a gross loss of approximately $6.5 million as compared to approximately $6.0 million in costs of goods sold resulting in a gross loss of $2.4 million in the year ended December 31, 2004. The production expenses for 2005 include labor costs related to operating two full eight hour shifts and a partial third shift as compared to a single shift in 2004.  To accommodate longer operating hours and expected higher product output in 2005 we initiated modifications to our production process that resulted in less than 10% of our expected capacity while underway.  Stabilization of these modifications initially was expected to be completed early in 2005, but took until the first quarter of 2006 to achieve.  As a result gross margins in 2005 declined as compared to 2004 due to the higher labor costs.

Research and Development Expenses. Gross research and development expenses increased by approximately $3.1 million to a total of $4.0 million for the year ended December 31, 2005 from approximately $0.9 million for the year ended December 31, 2004. The approximately $3.1 million increase in R&D expenses for the year ended December 31, 2005 reflects efforts to develop two new microdisplays and three visor products.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by approximately $2.0 million to a total of approximately $6.3 million for the year ended December 31, 2005 from approximately $4.3 million for the year ended December 31, 2004. The increase in selling, general and administrative expenses was due primarily to an increase in staff and personnel costs.

Other Income (Expense). Other income, net, for 2005 was approximately $282 thousand and was comprised of net interest income of approximately $207 thousand; a gain on miscellaneous equipment sales of approximately $38 thousand; and a gain on foreign exchange of approximately $37 thousand. Other expense, net, for 2004 was approximately $5.0 million and was comprised of approximately $3.2 million of charges related to the value of the warrants issued to induce the holders of the approximately $7.8 million in notes to agree to an early conversion of the notes into common stock; approximately $1.6 million in charges related to the remaining unamortized debt discount and beneficial conversion feature associated with aforementioned notes; and approximately $75 thousand in charges related to the write-off of the remaining unamortized deferred financing costs.

Liquidity and Capital Resources

Since our inception, we have incurred significant losses and as of June 30, 2007, we had an accumulated deficit of approximately $181 million. We have not yet achieved profitability.

As of June 30, 2007, we had approximately $0.9 million of cash and investments as compared to $1.6 million as of December 31, 2006. The decrease of approximately $0.7 million was due primarily to cash used for operating activities.

As we have reported, our business experienced significant revenue growth during the six month period ended June 30, 2007. This trend, if continues, may result in higher accounts receivable levels and may require increased production and/or higher inventory levels both of which require working capital.

Sources and Uses of Cash
	Years ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
Cash flow data:				(unaudited)

Net cash used in operating activities	$(10,389)	$(15,713)	$(8,297)	$(1,151)	$(6,257)
Net cash used in investing activities	(257)	(1,072)	(820)	(4)	(200)
Net cash provided by (used in) financing activities	5,334	10,055	21,520	430	(15)
Net decrease in cash and cash equivalents	(5,312)	(6,730)	(12,403)	(725)	(6,472)
Cash and cash equivalents, beginning of period	6,727	13,457	1,054	1,415	6,727
Cash and cash equivalents, end of period	$1,415	$6,727	$13,457	$690	$255

Cash Flows from Operating Activities

Cash used in operating activities during the six months ended June 30, 2007 was approximately $1.2 million as compared to cash used of approximately $6.3 million during the six months ended June 30, 2006.   The decrease was attributable to a reduction in net losses.

Cash used in operating activities was $10.4 million in 2006, $15.7 million in 2005 and $8.3 million in 2004. For 2006, net cash used in operating activities was approximately $10.4 million, primarily attributable to our net loss of approximately $15.3 million. For 2005, net cash used by operating activities was approximately $15.7 million, primarily attributable to our net loss of approximately $16.5 million. For 2004, net cash used in operating activities was $8.3 million, primarily attributable to our net loss of $12.7 million principally offset by non-cash interest related charges of $5.1 million.

Cash Flows from Investing Activities

Cash used in investing activities during the six months ended June 30, 2007 was approximately $4 thousand as compared to approximately $200 thousand during the six months ended June 30, 2006. The reduction of cash used in investing activities was primarily due to lower purchases of equipment.

Cash used in investing activities was $0.3 million in 2006, $1.1 million in 2005, and $0.8 million in 2004. Investing activities for all years were capital expenditures.

Cash Flows from Financing Activities

Cash provided by financing activities during the six months ended June 30, 2007 was approximately $430 thousand and was comprised of approximately $3 thousand of proceeds from exercise of warrants, $460 thousand in net proceeds from debt issuance and offset by payments on debt of $33 thousand.  The cash used in financing activities during the six months ended June 30, 2006 was $15 thousand which were payments on long-term debt and capital leases.

Cash provided by financing activities was $5.3 million in 2006, $10.1 million in 2005, and $21.5 million in 2004. Net cash provided by financing activities in 2006 was comprised primarily of approximately $5.4 million in proceeds from debt issuance and offset by payments on long-term debt and capitalized lease obligations of approximately $55 thousand. Net cash provided by financing activities during 2005 consisted primarily of approximately $8.4 million in proceeds from the sale of common stock and approximately $1.6 million from the exercise of stock options and warrants. In 2004, the financing activities included $16.4 million in proceeds from the sale of common stock and $5.1 million from the exercise of stock options and warrants.

Working Capital and Capital Expenditure Needs

As previously discussed, our business experienced significant revenue growth during the six months ended June 30, 2007. This trend, if it continues, may result in higher accounts receivable levels and may require increased production and/or higher inventory levels both of which require additional working capital.   We anticipate that our cash requirements to fund operating or investing cash requirements over the next twelve months will be greater than our current cash on hand.

To address these liquidity issues we have finalized an agreement with our note holders that defers the note re-payments until December 21, 2008.  See Note 13:  Subsequent Events in our  June 2007 10Q for additional information.  We have entered into an intellectual property agreement with Kodak and assigned Kodak the rights, title and interest to a Company owned patent not being used by the Company and in consideration, Kodak has waived the royalties due under existing licensing agreements for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire year of 2008.   In addition, the minimum royalty payment due date is delayed until December 1 st for the years 2007 and 2008.  We have entered into an asset based loan agreement establishing a $2.5 million revolving line of credit allowed for in our notes payable agreement. However, the line of credit is limited by our collateral.  We believe that these funds if available would be sufficient to fund our working capital requirements over the next 12 months, however they would not be sufficient to fund both working capital requirements and retirement of our notes payable. If we are unable to obtain sufficient funds we may be forced to reduce and/or curtail our production and operations, all of which could have a material adverse impact on our business prospects.

Contractual Obligations

The following chart describes the outstanding contractual obligations of eMagin as of June 30, 2007 (in thousands):

	Payments due by period
	Total	1 Year	2-3 Years	4-5 Years
Operating lease obligations	2,735	1,429	1,306	—
Purchase obligations (a)	1,966	1,966	—	—
Other long-term liabilities (b)	6,990	6,449	291	250
Total	$11,691	$9,844	$1,597	$250

(a) The majority of purchase orders outstanding contain no cancellation fees except for minor re-stocking fees.
(b) This amount represents the obligation for repayment of Notes, royalty payments, capitalized software, and the New York Urban Development settlement.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Effect of Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by us in the first quarter of 2008. We are currently evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities: (“SFAS159”). SFAS159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. We are currently evaluating the impact SFAS 159 will have on its consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market Rate Risk.   We are exposed to market risk related to changes in interest rates and foreign currency exchanges rates.

Interest Rate Risk.  We hold our assets in cash and cash equivalents. We do not hold derivative financial instruments other than a derivative liability on our balance sheet or equity securities. We are exposed to interest rate risk on our line of credit. Annual interest on our line of credit is equal to the greater of the sum of the prime rate plus 2% or 10%.

Foreign Currency Exchange Rate Risk.  Our revenue and expenses are denominated in U.S. dollars. We have conducted some transactions in foreign currencies and expect to continue to do so; we do not anticipate that foreign exchange gains or losses will be significant. We have not engaged in foreign currency hedging to date.

Our international business is subject to risks typical of international activity, including, but not limited to, differing economic conditions; change in political climates; differing tax structures; and other regulations and restrictions. Accordingly, our future results could be impacted by changes in these or other factors.

Recent Developments

Secured Convertible Revolving Note Transaction – August 2007

We entered into agreements, effective as of August 7, 2007, with Moriah Capital, L.P., pursuant to which we may borrow an amount not to exceed $2,500,000.  Such funds may be drawn down by us in tranches of at least $25,000 up to five times each month.

Pursuant to the Loan and Security Agreement, we are permitted to borrow an amount not to exceed 90% of our eligible accounts receivable  (as defined in the agreements), net of all taxes, discounts, allowances and credits given or claimed, plus 50% of its eligible inventory capped at $600,000. As of October 8,  2007, pursuant to the Loan and Security Agreement, we have borrowed $607,500. Our obligations under the loans are secured by all of our assets, including but not limited to inventory and accounts receivable; provided, however, that Moriah’s lien on the collateral other than accounts receivable and inventory (as such terms are defined in the agreements) are subject to the prior lien of the holders of our outstanding Amended and Restated 8% Senior Secured Convertible Notes due December 21, 2008 in accordance with the terms of, and subject to the conditions set forth in the Intercreditor Agreement.

The Loan and Security Agreement expires on August 7, 2008, but may be extended at our option for an additional one year period provided we issue additional shares of common stock to Moriah having an aggregate market value of $195,000 based on the average closing price of the common stock on the OTC Bulletin Board or such other trading market which such common stock is then listed or traded for the ten (10) trading days preceding the effective date of the extension of the initial term of the loan. Annual interest on the loans is equal to the greater of (i) the sum of (A) the Prime Rate as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such Prime Rate changes plus (B) 2% or (ii) 10%, and shall be payable in arrears prior to the Maturity Date, on the first Business Day of each calendar month, and in full on the Maturity Date.

As part of the transaction, up to $2,000,000 of the amount of the loan that we actually borrow may be converted to shares of our common stock pursuant to the terms of the Loan Conversion Agreement. The conversion price is $1.50, subject to adjustment as provided in the Conversion Agreement.

Notwithstanding the foregoing, Moriah has contractually agreed to restrict its ability to convert the convertible notes evidencing the loans made to us pursuant to the Loan Agreement if such conversion would result in Moriah’s share ownership exceeding the difference between 4.99% of the outstanding shares of our common stock and the number of shares of common stock beneficially owned by Moriah.

We have also agreed to file a registration statement to register the resale of shares of our common stock issuable under the Securities Issuance Agreement and the shares issuable upon conversion of the convertible note, although we are not subject to penalties for failure to register such shares.

In the event that Moriah accelerates the Loans due to an event of default, we shall pay to Moriah an early payment fee in an amount equal to (i) two percent (2%) of the maximum credit if such acceleration occurs prior to the first anniversary of the Closing Date, and (ii) one percent (1%) of the maximum credit if such acceleration occurs on or after the first anniversary of the Closing Date.

As part of the transaction, we paid Moriah a servicing fee of $82,500.

We have also granted Moriah a put option pursuant to the Securities Issuance Agreement pursuant to which Moriah can sell the shares issued to Moriah under the Securities Issuance Agreement back to us for $195,000 at any time during the earlier to occur of the following Put Option exercise periods (the “Put Period”): (a) the ten (10) Business Day period commencing on the first anniversary of the Closing Date,  or (b)  the ten (10) Business Day period commencing on the date which is nine (9) months after the date that the registration statement for the registration of the Issued Shares is declared effective by the Securities and Exchange Commission.

In addition to the foregoing, as part of the transaction, the Intercreditor Agreement was entered into between Moriah and Alexandra Global Master Fund Ltd. which gives Moriah a security interest in the Company's collateral.

In connection with the transaction, the parties executed a Post-Closing Agreement pursuant to which the parties agreed to enter into certain agreements and exchange certain documents after the closing for the transaction.  Pursuant to the Post-Closing Agreement, we shall (i) provide to Moriah certain landlord consents, (ii) execute patent and trademark security and pledge agreements in form and substance not inconsistent with the existing security and pledge agreements executed by us in favor of Alexandra Global Master Fund Ltd. (with the sole exception that such agreements shall be subordinate to the existing pledge and security agreements executed by us in favor of Alexandra Global Master Fund Ltd.) and (iii) execute a Depository Account Agreement (“Lockbox Agreement.) Pursuant to the Lockbox Agreement, until the revolving loan is repaid and the Loan and Security Agreement is terminated, remittances and all other proceeds of our accounts receivables shall be deposited into a bank account controlled by Moriah.

Amendment Agreements - July 2007

As previously reported in the Form 8-K of the Company dated as of July 25, 2006, the Company entered into several Note Purchase Agreements (the “Original Purchase Agreements”), to sell to certain qualified institutional buyers and accredited investors $5,990,000 in principal amount 6% Senior Secured Convertible Notes due July 21, 2007 and January 21, 2008 (the “Notes”), together with warrants (the “Warrants”) to purchase 1,612,700 shares of the Company’s common stock, par value $0.001 per share at $3.60 per share. Notes valued at $220,000 were converted by holders of Notes as of October 8, 2007. As previously reported in the Form 8-K dated April 13, 2007, the Original Purchase Agreement entered into between Stillwater LLC (“Stillwater”) and the Company was amended to provide for $500,000 in Notes, together with Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.48 per share. On July 23, 2007, Stillwater converted Notes valued at $250,000.

As previously reported in the Form 8-K of the Company dated as of July 25, 2007, by way of Amendment Agreements dated July 23, 2007 (the “Amendment Agreements”) between the Company and each of the holders of the Notes (each a “Holder” and collectively, the “Holders”), the Company agreed to issue each Holder an amended and restated Note (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007 and an amended restated Warrant (the “Amended Warrants”).   The changes to the Amended Notes and Amended Warrants include the following:

•	The maturity date for the outstanding Notes (totaling after conversions an aggregate of $6,020,000) has been extended to December 21, 2008;
•
Liquidated damages of 1% per month related to the Company’s delisting from the American Stock Exchange will no longer accrue and the deferred interest balance of approximately $230,000 has been forgiven;

•	The Company no longer has to maintain a minimum cash or cash equivalents balances of $600,000;
•	The Amended Notes may not be prepaid without the consent of the Holders;
•	As of July 23, 2007 the interest rate was raised from 6% per annum to 8% per annum;
•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock.  The conversion price for $5,770,000 of principal was revised from $2.60 to $.75 per share. The conversion price of $.35 per share for $250,000 of principal (which represents the remaining portion of the original principal balance of $500,000) was unchanged;

•
In addition to the right to convert the Amended Notes in the Company’s common stock, up to $3,010,000 of the Amended Notes can be converted into (ii) 3,010 shares of the Company’s newly formed Series A Senior Secured Convertible Preferred Stock (the “Preferred”) at a stated value of $1,000 per share.  The Preferred is convertible into common stock at $.75 per share, subject to adjustment as provided for in the Certificate of Designations (discussed below);

•
Except for the Amended Note associated with the Other Purchase Agreement, the Amendment Agreements adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of Warrants exercisable for an additional 3,831,859 shares of common stock  at  $1.03 per share with an expiration date of July 21, 2011;

•
The Amended Notes eliminate the requirement that the Company comply with certain covenants of management contained in Note. Specifically, among other things, the requirements to defer management compensation and to maintain a management committee were removed; and

•
The Amended Notes and/or the Preferred are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Conversion Price, in which case the Conversion Price shall be adjusted to such lower price.  The Amended Warrants are subject to certain anti-dilution adjustment rights in the event the Company issues shares of its common stock or securities convertible into its common stock at a price per share that is less than the Strike Price, in which case the Strike Price shall be adjusted to the lower of (1) 138% of the price at which such common stock is issued or issuable and (2) the exercise price of warrants, issued in such transaction.

Pursuant to the Amended Notes, the Company cannot enter into a transaction that constitutes a Fundamental Change without the consent of the Holders.  A Fundamental Change includes the following:

▪	the consolidation or merger of the Company or any of its subsidiaries;
▪	the acquisition by a person or group of entities acting in concert of 50% or more of the combined voting power of the outstanding securities of the Company; and
▪
the occurrence of any transaction or event in which all or substantially all of the shares of the Company’s common stock is exchanged for converted into acquired for or constitutes the right to receive consideration which is not all or substantially all common stock which is listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting securities prices.

Pursuant to the Amendment Agreements, the Company is required to file a Certificate of Designations of Series A Senior Secured Convertible Preferred Stock (the “Certificate of Designations”). The Certificate of Designations designates 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”).  Each share of the Preferred Stock has a stated value of $1,000.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on the December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with the Company’s common stock or any other class or series of stock of the Company, the number of shares of common stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Certificate of Designations prohibits the Company from entering into a Fundamental Change without consent of the Holders and contains antidilution adjustments rights that are comparable to the antidilution adjustments contained in the Amended Notes.

Pursuant to the Amendment Agreements, the Company is required to file a registration statement with the Securities and Exchange Commission by August 31, 2007 covering the resale of 100% of the sum of (a) the number of shares issuable upon conversion of the Amended Notes and Preferred Stock, and (b) the number of shares issuable upon exercise of the Warrants.

BUSINESS

General

eMagin Corporation designs, develops, manufactures, and markets virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. All of our products are sold as commercial off the shelf products (COTS) with no specialized features customized or developed for any specific application or market. We market our products globally within the limits of our products' EAR99 export classification.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of eMagin's SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA-3DS (SVGA-3D shrink, a smaller format SVGA-3D display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including greatly increased system level power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternative microdisplay technologies. We have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems and we have licensed certain fundamental OLED and display technology from Eastman Kodak.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology for virtual imaging. We believe we are the only company to sell full-color active matrix small molecule COTS OLED-on-silicon microdisplays.

eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED. The merged company changed its name to eMagin Corporation. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com . We make available on our website, free of charge, our annual report on Forms 10K, our proxy statement, our quarterly reports on Forms 10Q, our current reports on Form 8K, and all amendments to such reports filed under the Securities and Exchange Act, earnings press releases, and other business-related press releases. We also post on our website the charters of our Audit, Compensation, and Governance and Nominating committees, our Codes of Ethics and any amendments of or waiver to those codes of ethics, and other corporate governance materials recommended by the Securities and Exchange Commission as they occur.

Industry Overview

A recent (February 2007) study by NanoMarkets ( www.nanomarkets.net) predicts the overall OLED market will approach $10.9 billion in 2010 and grow to $15.5 billion by 2014. These markets include various sizes devices for a range of applications from cell phone size to viewfinder displays to televisions to lighting. Displays in general are sold as independent products (such as TV monitors) or as components of other systems (such as laptop computers). Our products target one segment of the display industry, the near-eye, personal display, which is viewed through a lens rather than directly, in comparison to desktop computer screens which are known as direct view displays.

Personal displays, that is, near-eye systems based on microdisplays and optics, include video headsets, camcorders, viewfinders and other portable devices. Microdisplays are typically of such high resolution that they can be practically viewed only with magnifying optics. Although microdisplays are typically physically smaller than a postage stamp, they can provide a magnified viewing area similar to that of a full-size computer screen. For example, when magnified through a lens, a high-resolution 0.6-inch diagonal display can appear comparable to a 19- to 21-inch computer screen at about 2 feet from the viewer or a 60-inch TV screen at about 6 feet. The wearable display market, according to DisplaySearch, is expected to grow to at least $153 million in 2010. McLaughlin Consulting, in a report published December 2006, projects that, with effective marketing, the Personal Viewer market could reach nearly $1 billion in 2010.

We believe that the most significant driver of the longer term near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of near-eye microdisplay products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices such as notebook and sub-notebook computers, portable DVD systems, electronic games, and other entertainment, and wearable computers.

Until now, near-eye virtual imaging microdisplay technologies have not simultaneously met all of the requirements for high resolution, full color, low power consumption, brightness, lifetime, size and cost which are required for successful commercialization in OEM consumer products. We believe that our OLED-on-silicon microdisplay product line meets these requirements better than alternative products and will help to enable virtual imaging to emerge as an important display industry segment.

Our Approach: OLED-on-Silicon Microdisplays and Optics

There are two basic classes of organic light emitting diode, or OLED, technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix molecular OLED technology, which we call OLED-on-silicon because we build the displays directly on silicon chips. Our OLED-on-silicon technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white or full-color display arrays. OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lowered overall system costs relative to alternative technologies.

We have developed our own proprietary and patented technology to create high performance OLED-on-silicon microdisplays and related optical systems, and we license fundamental OLED technology from Eastman Kodak. (See "Intellectual Property" and "Strategic Relationships"). We expect that the integration of our OLED-on-silicon microdisplays into mobile electronic products will result in lower overall system costs to our OEM customers.

We believe that our OLED-on-silicon microdisplays will initiate a new generation of virtual imaging products that could have a profound impact on many industries. Headsets providing virtual screens surrounding the user in a sphere of data become a practical reality with our displays and a low cost head tracker. Because our microdisplays generate and emit light, they have a wider viewing angle than competing liquid crystal microdisplays, and because they have the same high brightness at all forward viewing angles, our microdisplays permit a large field-of-view and superior optical image.

The wider viewing angle of our display results in the following superior optical characteristics in comparison with LCDs and other near-eye display technologies:

•	the user does not need to accurately position the head-wearable display to the eye;
•	the image will change minimally with eye movement and appear more natural; and
•	the display can be placed further from the eye and not cut off part of the image.

In addition, our OLED-on-silicon microdisplays offer faster response times and use much less power than competitive liquid crystal microdisplay systems. Our subsystem-level power consumption is so low that two SVGA, full color, full speed motion video computer displays can easily be run in stereovision off the power from a single USB port on a portable computer. Battery life is extended and weight is greatly reduced in systems using our products.

Our SVGA+ OLED microdisplay stores all the color and luminance value information at each of the more than 1.5 million picture elements, or pixels, between refresh cycles in the display array, eliminating the flicker or color breakup seen by most other high-resolution microdisplay technologies. Even power efficient frame rates as low as 30 Hz can usually be used effectively. Power consumption at the system level is expected to be the lowest of any full-color, full-video SVGA resolution range, large view microdisplay on the market. The OLED's ability to emit light at wide angles allows customers to create large field of view (approx. 40 degrees), wide image capture range images from very compact, low-cost, one-piece optical systems. The display contains the majority of the electronics required for connection to the RGB (red, green, blue signal) port of a portable computer imbedded in its silicon chip backplane, thereby eliminating many other components required by other display technologies such as digital-analog converters, application-specific integrated circuits (ASICs), light sources, multiple optical elements, and other components. We believe that these features will enable our new class of microdisplay to potentially be the most compact, highest image quality, and lowest cost solution for high resolution near-eye applications, once they are in full production.

We have also developed advanced lens technology which permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. Molded plastic prism lenses have been developed to help our OEM customers obtain better quality, large area virtual images using our displays at relatively low cost in comparison to alternate approaches.

Our Products

Our first commercial microdisplay products are based on our "SVGA series" OLED microdisplays. We offer products utilizing both our proprietary “OLED” or “OLED-XL” technologies, applied to the same integrated circuit base. We offer our products to OEMs and other large volume buyers as both separate components, integrated bundles coupled with our own optics, or full systems. We also offer engineering support to enable customers to quickly integrate our products into their own product development programs.

(1) OLED Microdisplay Component Products

SVGA+ OLED Microdisplay (Super Video Graphics Array of 800x600 plus 52 added columns of data). Our 0.62 inch diagonal SVGA+ OLED microdisplays have a resolution of 852x600 triad pixels (1.53 million picture elements). The product was dubbed "SVGA+" because it has 52 more display columns than a standard SVGA display, permitting users to run either (1) standard SVGA (800 x 600 pixels) to interface to the analog output of many portable computers or (2) 852 x 480, using all the data available from a DVD player in a 16:9 wide screen entertainment format. The display also has an internal NTSC monochrome video decoder for low power night vision systems.

SVGA-3D OLED Microdisplay (Super Video Graphics Array plus built-in stereovision capability). Our 0.59 inch diagonal SVGA-3D OLED microdisplays have a resolution of 800x600 triad pixels (1.44 million picture elements). A built-in circuit provides compatibility with single channel frame sequential stereoscopic vision without additional external components.

Microdisplays Under Development. We are developing two additional display products, a smaller format (“shrink”) version of our SVGA display, which will have 800 x 600 triad pixels and be 0.44 inch diagonal and an SXGA OLED microdisplay with resolution of 1280x 1024 triad pixels with diagonal size to be determined. The new products will include a number of embedded features such as luminance and dimming ranges.

Lens and Design Reference Kits . We offer a WF05 prism optic, with mounting brackets or combined with OLED microdisplays to form an optic-display module. We provide Design Reference Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

Integrated Modules. We provide near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with our lenses and electronic interfaces for integration into OEM products. We have shipped customized modules to several customers, some of which have incorporated our products into their own commercial products.

(2) Personal Display Systems (Head-Wearable and Headset Systems)

Our Z800 3DVisors(tm) give users the ability to work with their hands while simultaneously viewing information or video on the display. The Z800 3DVisor enables more versatile portable computing, using a 0.59-inch diagonal microdisplay (SVGA-3D capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye, or a 105 inch movie screen at 12 foot distance. Our systems are currently being used for personal entertainment, electronic gaming, and military training and simulation, among other applications. We believe that personal display systems will fill the increasing demand for instant data accessibility and privacy in mobile workplaces. We sell the personal display systems to OEM systems and equipment customers, through distributors, and through our e-commerce website, www.3dvisor.com .

Our Market Opportunity - Personal Display Systems Platforms, including Head-wearable Displays

The growth potential of our selected target market segments have been investigated using information gathered from key industry market research firms, including DisplaySearch, Frost and Sullivan, Fuji-Chimera, International Data Corporation, Nikkei, SEMI, Stanford Resources-iSuppli and others. Such data was obtained using published reports and data obtained at industry symposia. We have also relied substantially on market projections obtained privately from industry leaders, industry analysts, and potential customers.

The virtual-imaging markets we are targeting include industrial, medical, military, arcade games, 3-D CAD/Virtual Reality, and wearable computers. Within each of these market sectors, we believe that our microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products.

Head-wearable displays incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to applications such as night vision and fire and rescue applications. These have military, commercial, and consumer applications.

Military

Military demand for head-wearable displays is currently being met with microdisplay technologies that we believe to be inferior to our OLED-on-silicon products. The new generation of soldiers will be highly mobile, and will often need to carry highly computerized communications and surveillance equipment. To enable interaction with the digital battlespace, rugged, yet lightweight and energy efficient technology is required. Our OLED microdisplays demonstrate performance characteristics important to military, industrial, and commercial applications including high brightness and resolution, wide dimming range and wider temperature operating ranges. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. The OLED's very low power consumption reduces battery weight. Properly implemented, we believe that head-mounted systems incorporating our microdisplays will increase effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness to be used in daylight, yet controllable for nighttime light security.

Our OLED microdisplays are COTS products that have been selected for a range of defense-security applications, including a situational awareness HMD for the US Army Land Warrior programs, a handheld thermal imager for border patrol and training, and simulation virtual monitors for Quantum 3D. The Land Warrior, originally a core program in the Army's drive to digitize the battlefield, is an integrated digital system that incorporates computerized communication, navigation, targeting and protection systems for use by the twenty-first century infantry soldier. Rockwell Collins, the principal contractor for the US Army's Land Warrior HMD system, applied their respective expertise in HMD and imaging technology to develop rugged, yet lightweight and energy efficient products meeting the requirements of tomorrow's soldier. The future or timing of the U.S. Army Land Warrior program is not known.  Our COTS display is also used in Rockwell Collins’ commercially available ProView SO35 Monocular HMD. Night Vision Equipment Corporation's HelmetIR-50(TM), a lightweight, military helmet mounted thermal imager, which provides hands-free operation and allows viewers to see through total darkness, battlefield obscurants, and even foliage, is the first OLED-equipped product to be listed on the US Government's GSA schedule. Virtually Better Inc. has incorporated our Z800 3DVisor into its “Virtual Iraq” medical treatment for post-traumatic stress disorders. In addition, our displays have been commercialized, or planned to be commercialized, by military systems integrators including Insight Technologies, Elbit, Thales, Sagem, and Nivisys, among others. We cannot assure that Government projects will remain on schedule, or be fully implemented. Similar systems are of interest for other military applications as well as for related operations such as fire and rescue.

Commercial, Industrial, and Medical

We believe that a wide variety of commercial and industrial markets offer significant opportunities due to increasing demand for instant data accessibility in mobile workplaces. Some examples of microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Commercial products in these sectors include Sage Technologies, Ltd.'s Helmet Vue (TM) Thermal Imaging System and Liteye's 500, which incorporates IBM's wearable PC technology. VRmagic GmbH, a leading developer of virtual reality simulators, is using our OLED microdisplays in their EYESI(TM) Virtual Reality Surgical Simulator, which provides real-time simulation of ophthalmic surgery, high performance biomechanical tissue simulation, precision tracking, and realistic stereo imaging. Sensics has incorporated our OLED displays in their immersive SkyVizor (TM) virtual reality headset to serve as the "eyes" of the Robonaut, a humanoid robot being developed by NASA and Department of Defense agencies. The Robonaut system can work side by side with humans, or alone in high-risk situations. Telepresence uses virtual reality display technology to visually immerse the operator into the robot's workspace, facilitating operation and interaction with the Robonaut, and potentially reducing the number of dangerous space walks required of real astronauts.

Consumer

We believe that our head-wearable display products will enhance the following consumer products:

•
Entertainment and gaming video headset systems, which permit individuals to view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision in private without disturbing others. We believe that these new headset game systems can provide a game or telepresence experience not otherwise practical using conventional direct view display technology. The advent of video iPods and the rapidly increasing amount of downloadable content have accelerated the movement toward portable video technology. At the same time, the desire for larger screen sizes while retaining the iPod portability has been referenced in many publications. Virtual imaging uniquely provides a large, high resolution view in a small portable package, and we believe that our OLED on silicon technology is a best fit to help open this market.

•
Notebook computers, which can use head-wearable devices to reduce power requirements as well as expand the apparent screen size and increase privacy. Current notebook computers do not use microdisplays. Our products can apply not only to new models of notebook computers, but also as aftermarket attachments to older notebooks still in use. The display can be easily used as a second monitor on notebook computers for ease of editing multiple documents to provide multiple screens or for data privacy while traveling. It can also be used to provide larger screen capability for viewing spreadsheets or complex computer aided design (CAD) files. We expect to market our head-wearable displays to be used as plug-in peripherals to be compatible with most notebook computers. We believe that the SVGA-3D microdisplay is well suited for most portable PC headsets. Our microdisplays can be operated using the USB power source of most portable computers. This eliminates added power supplies, batteries, and rechargers and reduces system complexity and cost.

•
Handheld personal computers, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display. Microdisplays can be built into handheld computers to display more information content on virtual screens without forfeiting portability or adding the cost a larger direct view screen. Microdisplays are not currently used in this market. We believe that GPS viewers and other novel products are likely to develop as our displays become more available.

The combination of power efficiency, high resolution, low systems cost, brightness and compact size offered by our OLED-on-silicon microdisplays has not been made available to makers and integrators of existing entertainment and gaming video headset systems, notebook computers and handheld computers. We believe that our microdisplays will propel the growth of new products and applications such as lightweight wearable computer systems.

Our Strategy

Our strategy is to establish and maintain a leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our leadership in both OLED-on-silicon technology and microdisplay lens technology. We aim to provide microdisplay and complimentary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

•
Leverage our superior technology to establish a leading market position. As the first to exploit OLED-on-silicon microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market.

•
Optimize manufacturing efficiencies by outsourcing while protecting proprietary processes. We outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED application and OLED sealing processes in-house. We believe that these areas are where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs. By performing the processes in-house we can continue to directly make improvements in the processes, which will improve device performance. We also retain the ability to customize certain aspects such as color balance, which is known as chromaticity, as well as specialized boards or interfaces, and to adjust other parameters at the customer's request. In the area of lenses and head-wearable displays, we intend to focus on design and development, while working with third parties for the manufacture and distribution of finished products. We intend to prototype new optical systems, provide customization of optical systems, and manufacture limited volumes, but we intend to outsource high volume manufacturing operations. There are numerous companies that provide these outsource services.

•
Build and maintain strong internal design capabilities. As more circuitry is added to OLED-on-silicon devices, the cost of the end product using the display can be decreased; therefore integrated circuit design capability will become increasingly important to us. To meet these requirements, we utilize in-house design capabilities supplemented by outsourced design services. Building and maintaining this capacity will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills will also remain a part of our overall long term strategy.

 Our Strategic Relationships

Strategic relationships have been an important part of our research and development efforts to date and are an integral part of our plans for commercial product launch. We have forged strategic relationships with major OEMs and strategic suppliers. We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to better meet our customer's requirements. Moreover, we expect to provide microdisplays and Microviewers (TM) to some of these partners, thereby taking advantage of established distribution channels for our products.

Eastman Kodak (“Kodak”) is a technology partner in OLED development, OLED materials, and a potential future customer for both specialty market display systems and consumer market microdisplays. We license Kodak's OLED and optics technology portfolio. We have a nonexclusive; perpetual, worldwide license to use Kodak patented OLED technology and associated intellectual property in the development, use, manufacture, import and sale of microdisplays. The license covers emissive active matrix microdisplays with a diagonal size of less than 2 inches for all OLED display technology previously developed by Kodak. An annual minimum royalty is paid at the beginning of each calendar year and is fully creditable against the royalties we are obligated to pay based on net sales throughout the year. Effective May 30, 2007, Kodak and eMagin entered into an intellectual property agreement where eMagin has assigned Kodak the rights, title, and interest to a specific patent not being used by eMagin  and in consideration, Kodak has waived the royalties for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire calendar year of 2008. In addition, the minimum royalty payment is delayed until December 1 st for the years 2007 and 2008. Kodak and eMagin have engaged in numerous discussions regarding potential product applications for eMagin's microdisplays by Eastman Kodak.

We are working cooperatively with the US Army, US Navy, and with several military system integrators to further characterize operation of our displays in military and the other demanding environments.

We are a member of the United States Display Consortium, a cooperative agency of display and related technology manufacturers whose charter is to support continued progress of the display industry. We are currently partnering with the University of Michigan to develop advanced display process via a government-sponsored research program. We intend to continue to establish additional strategic relationships in the future.

Our Technology Platforms

OLED-on-Silicon Technology

Scientists working at Eastman Kodak invented OLEDs in the early 1980s. OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which mean they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, OLED devices use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in existing technologies. OLED films may be coated on computer chips, permitting millions of individual low-voltage light sources to be built on silicon integrated circuits to produce single color, white or full-color display arrays. Many computer and video electronic system functions can be built directly into a silicon integrated circuit as part of the OLED display, resulting in an ultra-compact system. We believe these features, together with the well-established silicon integrated circuit fabrication technology of the semiconductor industry, make our OLED-on-silicon microdisplays attractive for numerous applications.

We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. Eastman Kodak provides OLED technology and we provide additional technology advancements that have enabled us to coat the silicon integrated circuits with OLEDs.

We have developed numerous and significant enhancements to OLED technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, top-emitting structure for our OLED-on-silicon devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED devices can emit full visible spectrum light that can be isolated with color filters to create full color images. Our microdisplay prototypes have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements in development offer future potential for even better performance for brightness, efficiency, and lifespan. Additionally, we have invested considerable work over several years to develop unique electronics control and drive designs for OLED-on-silicon microdisplays.

In addition to our OLED-on-silicon technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

Advantages of OLED Technology

We believe that our OLED-on-silicon technology provides significant advantages over existing solutions in our targeted microdisplay markets. We believe these key advantages will include:

•	Low manufacturing cost;
•	Low cost system solutions;
•	Wide angle light emission resulting in large apparent screen size;
•	Low power consumption for improved battery life and longer system life;
•	High brightness for improved viewing;
•	High-speed performance resulting in clear video images; and
•	Wide operating temperature range.

Low manufacturing cost. Many OLED-on-silicon microdisplays can be built on an 8-inch silicon wafer using existing automated OLED and color filter processing tools. The level of automation used lowers labor costs. Only a minute amount of OLED material is used in each OLED-on-silicon microdisplay so that material costs, other than the integrated circuit itself, are small. The number of displays per silicon wafer may be higher on OLEDs than on liquid crystal displays, or LCDs, because OLEDs do not require a space-wasting perimeter seal band. Expensive transparent wafers with CMOS silicon laminated onto quartz are not required for OLED microdisplays, as standard CMOS chips may be used as backplanes.

Low cost systems solutions. In general, an OEM using OLED-on-silicon microdisplays will not need to purchase and incorporate lighting assemblies, color converter related Applications Specific Integrated Circuits, or ASICs, or beam splitter lenses as is the case in liquid crystal microdisplays, which also require illumination. Many important display-related system functions can be incorporated into an OLED-on-silicon microdisplay, reducing the size and cost of the system. Non-polarized light from OLEDs permit lenses for many OLED-on-silicon applications that are made of a single piece of molded plastic, which reduces size, weight and assembly cost when compared to the multipiece lens systems used for liquid crystal microdisplays. System cost relative to liquid crystal and liquid crystal on silicon, or LCOS, competitive products is thus reduced. Because our displays are power efficient, they typically require less power at the system level than other display technologies at a given display size and brightness.

Wide-angle light emission simplifies optics for large apparent screen size. OLEDs emit light at most forward directions from each pixel. This permits the display to be placed close to the lens in compact optical systems. It also provides the added benefit of less angular dependence on the image quality relative to pupil and eye position when showing a large field of view, unlike reflective LCOS microdisplays. This results in less eye fatigue and makes it relatively easy to low power consumption for improved battery life and longer system life. OLEDs emit light rather than transmitting it, so no power-consuming backlight or front light, as required for liquid crystal displays, is required. OLEDs can be energy efficient because of their high efficiency light generation. Furthermore, OLEDs conserve power by powering only those pixels that are on while liquid crystal on silicon requires light at all pixels all the time. Most optical systems used for our OLEDs are highly efficient, permitting over 80% of the light to reach the eye, whereas reflective technologies such as liquid crystal on silicon require multiple beam splitters to get light to the display, and then into the optical system. This results in typically less than 25% light throughput efficiency in reflective microdisplay systems. Most important, we do not need a power-hungry video frame buffer, as required in liquid crystal frame-sequential color systems. Battery life can therefore be extended.

High brightness for improved viewing.  The OLED can be operated over a large luminance range without loss of gray level control, permitting the displays to be used in a range of dark environments to very bright ambient applications for a variety of applications including military and industrial simulation and situation awareness.

High-speed performance resulting in clear video image. OLEDs switch much more rapidly than liquid crystals or most cathode ray tubes, or CRTs. This results in smear-free video rate imagery and provides improved image quality for DVD playback applications. This eliminates visible image smear and makes practicable three-dimensional stereo imaging using a split frame rate. This advantage of our OLED-on-silicon is very important for 3-D stereovision gaming applications.

Flicker-free and no color breakup. Because the OLED-on-silicon stores brightness and color information at each pixel, the display can be run with no noticeable flicker and no color sequential breakup, even at low refresh rates. A lower refresh rate not only helps reduce power, but it also facilitates system integration. Color sequential breakup occurs in systems such as liquid crystal on silicon and some liquid crystal display microdisplays when red, green and blue frames are sequentially imaged in time for the eye to combine. Since the different color screens occur at different times, movement of the eye due to vibration or just fast pupil movement can create color bands at each dark-light edge, making the image unpleasant to view and making text difficult to read. For example, the liquid crystal on silicon display needs to run at least three times the "normal" frame rate or speed to produce color sequential images, which wastes power and makes for a difficult technological challenge as display resolutions increase.

Wide operating temperature range. Our OLEDs offer much less temperature sensitivity at both high and low temperatures than LCDs. LCDs are sluggish or non-operative much below freezing unless heaters are added and lose contrast above 50 degrees Celsius, while our OLEDs turn on instantly and can operate between -40 degrees Celsius and 65 degrees Celsius. This is an important characteristic for many portable products that may be used outdoors in many varying environmental conditions.

Complementary lens and system technologies. We have developed a wide range of technologies which complement our core OLED and lens technologies and which will enhance our competitive position in the microdisplay and head-wearable display markets. These include:

Lens technology . High quality, large view lenses with a wide range for eye positioning are essential for using our displays in near-eye systems. We have developed advanced lens technology for microdisplays and personal head-wearable display systems and hold key patents in these areas. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers and are using them in our own personal display systems.

We believe that the key advantages of our lens technology include:

•
Can be very low cost, with minimal assembly. A one piece, molded plastic optic attached to the microdisplay has been introduced and may potentially serve consumer end-product markets. Since our process is plastic molding, our per unit production costs are low;

•
Allows a compact and lightweight lens system that can greatly magnify a microdisplay to produce a large field of view. For example, our WF05 prism lens, in combination with our SVGA OLED microdisplay, provides a virtual view equivalent to that of a 105-inch diagonal display viewed at 12 feet;

•	Can use single-piece molded microdisplay lenses to permit high light throughput making the display image brighter or permitting the use of less power for an acceptable brightness;
•	Can be designed to provide focusing to enable users with various eyesight qualities to view images clearly; and
•
Can optionally provide focal plane adjustment for simultaneous focusing of computer images and real world objects. For example, this characteristic is beneficial for word processing or spreadsheet applications where a person is typing data in from reference material. This feature can make it easier for people with moderately poor accommodation to use a head-wearable display as a portable computer-viewing accessory.

Personal display system technology. We have developed ergonomic technologies that make head-wearable displays easier to use in a wide variety of applications. For example, the use of our patented rotatable Eyeblocker(TM) provides a sharp image without requiring most users to squint. The Eyeblocker can also be moved to create an effective see-through appearance. To our knowledge, we have made the lightest weight, high-resolution head-wearable display with an over 35 degree diagonal field of view ever publicly demonstrated. We have also incorporated low cost, small size, high speed headtrackers to further enhance game and telepresence applications.

Sales and Marketing

We primarily provide display components for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. In addition, we market head-wearable displays directly to various vertical market channels, such as medical, industrial, and government customers. A typical buyer is a manufacturer of a product requiring a specific resolution of visual display or viewfinder for insertion into a product such as a portable DVD headset, a PC-gaming headset, or an instrument. Our products are all commercial off the shelf (COTS) which are not specifically developed or customized for a specific application, and which are suitable for a wide range of markets.

We market our products in North America, Asia, and Europe primarily through direct technical sales from our headquarters. Regular purchase orders are processed by our customer service coordinators and technical questions related to product purchases or product applications are processed by our technical support team. As a market-driven company, we assess customer needs both quantitatively and qualitatively, through market research and direct communications. Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with potential customers to define our products to optimize the final design, typically on a senior engineer-to-engineer basis. Our personal display systems are sold through select resellers and on-line through our e-commerce site, www.3dvisor.com , and via www.amazon.com, and www.pcmall.com.

We identify companies with end products and applications for which we believe that our products will provide a system level solution and for which our products can be a key differentiator. We target both market leaders and select early adopter companies; their acceptance validates our technology and approach in the market. We believe successful marketing will require relationships with recognized consumer brand companies.

Near term sales efforts for OLED microdisplays have been focused on our military, industrial, medical and consumer customers. We have received production orders and design wins for both the SVGA+ and SVGA 3D displays. To date, we have shipped products and evaluation kits to more than 200 OEM customers. An OEM design cycle typically requires between 6 and 36 months, depending on the uniqueness of the market and the complexity of the end product. New product development may require several design iterations prior to commercialization. Some of our initial customers have completed their initial evaluation cycle and we are now receiving follow-on orders and notification of product purchase decisions.  (See "Our Market Opportunity: Military; Commercial, Industrial, and Medical; and Consumer").

Customers

Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. During 2006, 59% of our net revenue was to firms based in the United States and 41% was to international firms, compared to 49% domestic revenue and 51% international revenue during 2005. In 2006, we had 5 customers that accounted for more than 68% of our total revenue. In 2006, we had one customer that accounted for 13% of its total revenues as compared to 2005, where we had no customers that accounted for more than 10% of our total revenue.

Backlog

As of June 30, 2007, we had a backlog of approximately $ 6.1 million for purchases through December 31, 2007. This backlog consists of purchase orders and purchase agreements but does not include expected revenue from our 2 military government R&D contracts of approximately $2 million, expected NRE (non-recurring engineering) programs under development, or regular run rate orders from new or existing OEM customer orders.

The majority of our backlog consists of purchase agreements for delivery over the next 12 months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties. Because of the possibility of customer changes in delivery schedules or cancellations and potential delays in product shipments, our backlog as of a particular date may not be indicative of net sales for any succeeding period. Some customers have experienced delays in their expected product launch schedules due to their own product development delays not directly related to our microdisplays, such as development of custom optics or other aspects of their end product, or by delays in government programs contracted to them.

Research and Development

Near-to-the-eye virtual imaging and OLED technology are relatively new technologies that have considerable room for substantial improvements in luminance, life, power efficiency, voltage swing, design compactness, field of view, optical range of visibility, headtracking options, wireless control and many other parameters. We also anticipate that achieving reductions in manufacturing costs will require new technology developments. We anticipate that improving the performance, capability and cost of our products will provide an important competitive advantage in our fast moving, high technology marketplace. Past and current research activities include development of improved OLED and display device structures, developing and/or evaluating new materials (including the synthesis of new organic molecules), manufacturing equipment and process development, electronics design methodologies and new circuits and the development of new lenses and related systems. In 2006, we spent approximately $4.4 million on research and development. In 2006 we continued to research more efficient materials and processes. We also completed the primary development of our new smaller display the SVGA 3D shrink and our new visor products the X800 3DVisor and the Eyebud 800, for which continued development efforts have been discontinued until additional financial resources for these programs are available.

External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas (See "Strategic Relationships").

The FY 2007 Department of Defense Appropriations Bill provided funding for two development programs managed by the US Army. The first aims to evaluate potential process improvements and determine performance parameters of OLED microdisplays for both military and commercial applications, in cooperation with US Army NVESD (Night Vision and Electronic Sensors Directorate). The second will result in a very high-resolution, HD-compatible display for U.S. Army medical and other dual use applications, in cooperation with US Army TATRC (Telemedicine and Advanced Technologies Research Center). The awards totaled approximately $2.75 million to support the two projects for fiscal year 2007, and provide resources for development of higher performance OLED technology and higher resolution devices.

Manufacturing Facilities

We are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 40,000 square feet of space housing our own equipment for OLED microdisplay fabrication and for research and development plus additional space for assembly and administrative offices. We also lease from IBM a 16,300 square foot class 10 clean room space, along with additional, lower level clean room space.

Facilities services provided by IBM include our clean room, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals.

We lease additional non-clean room facilities for chemical mixing, cleaning, chemical systems, and glass/silicon cutting. OLED chemicals can be purified in our facility with our own equipment, permitting the company to evaluate new chemicals in pilot production that are not yet available in suitable purity for OLED applications on the market.

Our display fabrication process starts with the silicon wafer, which is manufactured by a semiconductor foundry using conventional CMOS process. After a device is designed by a combination of internal and external designers with customer participation, we outsource wafer fabrication.

Our manufacturing process for OLED-on-silicon microdisplays has three main components: organic film deposition, organic film encapsulation (also known as sealing), and color filter processing. All steps are performed in semi-automated, hands-free environment suitable for high volume throughput. An automated cluster tool provides all OLED deposition steps in a highly controlled environment that is the centerpiece of our OLED fabrication. After wafer processing, each part is inspected using an automated inspection system, prior to shipment. We have electrical and optical instrumentation required to characterize the performance of our displays including photometric and color coordinate analysis. We are also equipped for integrated circuit and electronics design and display testing.

We also lease a facility in Bellevue, Washington where we operate our system development effort and business development activities. The lease for this facility expires in August of 2009. The facilities are well suited for designing and building limited volume prototypes and small quantity industrial or government products. Cables and electronic interfaces have recently been produced to permit our OEM customers to more rapidly create products and shorten their time-to-market. We plan to outsource medium to high volume subsystem production to low cost plastics, lenses, and assembly manufacturers. We are currently using domestic and international outside manufacturers and we are investigating new outsource opportunities.

We believe that manufacturing efficiency is an important factor for success in the consumer markets. We believe that high yield and maximum utilization of our equipment set will be key for profitability. The equipment required for initial profitable production is in place. Some equipment will be added when our production volume increases or as needed.

Intellectual Property

We have developed a significant intellectual property portfolio of patents, trade secrets and know-how, supported by our license from Eastman Kodak and our current patent portfolio.

Our license from Eastman Kodak gives us the right to use in miniature displays a portfolio of organic light emitting diode and optics technology, some of which are fundamental. Our agreement with Eastman Kodak provides for perpetual access to the OLED technology for our OLED-on-silicon applications, provided we remain active in the field and meet our contractual requirements to Eastman Kodak. We also generate intellectual property as a result of our internal research and development activities.

Our patents and patent applications cover a wide range of materials, device structures, processes, and fabrication techniques, such as methods of fabricating full color OLEDs. We believe that our patent applications relating to up-emitting structures on opaque substrates such as silicon wafers, which are critical for OLED microdisplays, and applications relating to the hermetic sealing of such structures are particularly important.

Our patents are concentrated in the following areas:

•	OLED Materials, Structures, and Processes;
•	Display Color Processing and Sealing;
•	Active Matrix Circuit Methodologies and Designs;
•	Field Emission and General Display Technologies;
•	Lenses and Tracking (Eye and Head);
•	Ergonomics and Industrial Design; and
•	Wearable Computer Interface Methodology.

We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and non-competition agreements. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated experience in the OLED field, gives us an advantage over potential competitors.

Competition

We may face competition in the OLED and microdisplay industry from a variety of companies and technologies. We believe that our key competition will come from liquid crystal on silicon microdisplays, or LCOS, also known as reflective liquid crystal displays. While we believe that OLED-on-silicon provides comparatively lower optics cost, larger apparent image size, reduced electronics cost and complexity, enhanced color, and improved power efficiency advantages over liquid crystal on silicon microdisplays, there is no assurance that these benefits will be realized or that liquid crystal on silicon manufacturers will not suitably improve these parameters. Companies pursuing liquid crystal on silicon technology include Microdisplay Corporation and Syntax/Brillian Corporation, among others, although most of the companies are primarily focusing on projection microdisplays, which do not compete directly with us. In certain markets, we may also face competition from developers of transmissive liquid crystal displays, such as those developed by Kopin, or laser scanning systems, such as those developed by Microvision Corporation.

To our knowledge, the only other company that has publicly stated plans to develop OLED microdisplays for near-eye applications is MicroEmissive Displays in Britain. We may also compete with potential licensees of Universal Display Corporation and Cambridge Display Corporation, each of which license OLED technology portfolios. Even though we could potentially license technology from these developers, potential competitors could also obtain such licenses and may do so at more favorable royalty rates. However, should they decide to embark on developing microdisplays on silicon, we believe that our progress to date in this area gives us a substantial head start.

Employees

As of October 8, 2007, we had a total of 70 full time and part time staff. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

Our corporate offices are located in Bellevue, Washington. Our Washington location includes administrative, finance, operations, research and development and sales and marketing functions and consists of leased space of approximately 19,000 square feet. The lease expires in 2009. Our manufacturing facility is located in Hopewell Junction, New York, where we lease approximately 40,000 square feet from IBM. The NY facility houses our equipment for OLED microdisplay fabrication, assembly operations, research and development, and administrative functions. The lease expires in 2009. We believe our facilities are adequate for our current and near-term needs. See Note 12 to our Consolidated Financial Statement for more information about our lease commitments.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York against eMagin, asserting breach of contract and seeking to recover a $150,000 grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees. On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay $112,200 of the $150,000 grant. The settlement requires that repayments be made on a monthly basis in the amount of $3,116.67 per month commencing August 1, 2006 and ending on July 1, 2009.

MANAGEMENT

The following table sets forth the names of our directors and executive officers as of June 19, 2007:

Name	Age	Position
Dr. K.C. Park	70	Interim Chief Executive Officer, President, Director
John Atherly	48	Chief Financial Officer
Susan Jones	55	Chief Marketing and Strategy Officer, Secretary
Adm. Thomas Paulsen (Ret.)(2)(3*)	70	Chairman of the Board, Director
Claude Charles(1)	70	Director
Paul Cronson	50	Director
Irwin Engelman (1*)	72	Director
Dr. Jacob Goldman(2*)(3)	83	Director
Brig. Gen. Stephen Seay (Ret.) (1)	60	Director

(1)	Audit Committee
(2)	Governance & nominating Committee
(3)	Compensation Committee
* Committee Chair

Dr. K.C. Park was appointed Interim CEO, President and Director  in January 2007. He served as executive vice president of International Operations since 1998 and as president of eMagin's subsidiary, Virtual Vision, Inc., from 2002 to 2004. Earlier, with LG Electronics as an executive vice president and member of the Board, he built up LG's business in LCDs and PDPs, solidifying their world leadership position in flat-panel display products. At IBM, he managed flat panel display and semiconductor programs at the Watson Research Center; then served as director of Display Technology with worldwide responsibility at the IBM Corporate Headquarters, setting up technical operations in Korea as senior managing director. Dr. Park holds his Ph.D. in Solid-State Chemistry from the University of Minnesota and an MBA from New York University.

John Atherly has served as Chief Financial Officer since June of 2004. Before joining eMagin Corporation, Mr. Atherly worked for Click2learn, Inc., a NASDAQ listed enterprise Software Company from 1990 to 2004. He held the positions of Vice President of Finance and CFO for approximately 8 years and prior to that held the positions of Director of Finance and Controller. During his 14 years with Click2learn Mr. Atherly managed the firm's finance and administration, human resources, IT and manufacturing organizations. From 1987 to 1990, Mr. Atherly was a Finance and Operations Manager at MicroDisk Services, a manufacturing firm serving the software industry. Mr. Atherly holds a BA in Business Administration from the University of Washington.

Susan K. Jones has served as Executive Vice President and Secretary since 1992, and assumed responsibility of Chief Marketing and Strategy Officer in 2001. Ms. Jones has 25 years of industrial experience, including senior research, management, and marketing assignments at Texas Instruments and Merck, Sharp, & Dohme Pharmaceuticals. Ms. Jones serves on the boards or chairs committees for industry organizations including IEEE, SPIE, and SID. Ms. Jones served as a director of eMagin Corporation from 1993 to 2000 and was a director of Virtual Vision, Inc. Ms. Jones graduated from Lamar University with a B.S. in chemistry and biology, holds more than a dozen patents, and has authored more than 100 papers and talks.

Admiral Thomas Paulsen has served as a director since July 2003. Admiral Thomas Paulsen served for over 34 years in the US Navy in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations until his retirement in 1994 as a Rear Admiral. He then served as Chief Information Officer for Williams Telecommunications. Admiral Paulsen has served as a director of Umbanet, Inc. since 2002. Since 2000, Admiral Paulsen has served on the Board of Governors of the Institute of Knowledge Management, George Washington University. Since 1994, he has served as the Chairman of the Advisory Board and President Emeritus of the Center for Advanced Technologies (CAT) and a Managing Partner on the National Knowledge and Intellectual Property Management Taskforce, a not-for-profit company headquartered in Dallas, Texas, and is a member of the Board of Governors for the Japanese American National Museum, Los Angeles, California.

Claude Charles has served as a director since April of 2000. Mr. Charles has served as President of Great Tangley Corporation since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings. Prior to 1996, Mr. Charles has also served as a director and in senior executive positions at SG Warburg and Co. Ltd., Peregrine Investment Holdings, Trident International Finance Ltd., and Dow Banking Corporation. Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University.

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he founded in 1992. Larkspur is a broker dealer that is a member of the National Association of Securities Dealers and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed "synthetic asset" products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia University School of Business Administration in 1982. He is on the Board of Umbanet, in New York City, a private company specializing in email based distributed applications and secure messaging.

Irwin Engelman has served as a director since May of 2005. Irwin Engelman has been a director of New Plan Excel Realty Trust, Inc., a publicly-traded company that is one of the nation's largest owners and managers of community and neighborhood shopping centers, since 2003. He is currently a consultant to various industrial companies. He is currently a director of Sanford Bernstein Mutual Funds, a publicly-traded company, and a member of its audit committee. From November 1999 until April 2002, he served as Executive Vice President and Chief Financial Officer of YouthStream Media Networks, Inc., a media and retailing company serving high school and college markets. From 1992 until April 1999, he served as Executive Vice President and Chief Financial Officer of MacAndrews and Forbes Holdings, Inc., a privately-held financial holding company. From November 1998 until April 1999, he also served as Vice Chairman, Chief Administrative Officer and a director of Revlon, Inc., a publicly-traded consumer products company. From 1978 until 1992, he served as an executive officer of various public companies including International Specialty Products, Inc. (a subsidiary of GAF Holdings Inc.), CitiTrust Bancorporation, General Foods Corporation and The Singer Company. Mr. Engelman received a BBA in Accounting from Baruch College in 1955 and a Juris Doctorate from Brooklyn Law School in 1961. He was admitted practice law in the State of New York in 1962. In addition, he was licensed as a CPA in the State of New York in 1966.

Dr. Jacob Goldman joined our board of directors in February of 2003. Dr. Goldman is the retired senior vice-president for R&D and chief technical officer of the Xerox Corporation. While at Xerox, he founded and directed the celebrated Xerox PARC laboratory. Prior to joining Xerox, Dr. Goldman was Director of Ford Motor Company's Scientific Research Laboratory. He also served as Visiting Edwin Webster Professor at MIT. Dr. Goldman presently serves on the Boards of Directors of Umbanet Inc. and Medis Technologies Inc., and he has served on the Boards of Xerox, General Instrument Corp., United Brands, Intermagnetics General, GAF and Bank Leumi USA. He has also been active in government and professional advisory roles including service on the US Dept. of Commerce Technical Advisory Board, chairman of Statutory Visiting Committee of The National Bureau of Standards (National Institute of Standards and Technology), vice-president of the American Association for the Advancement of Science and president of the Connecticut Academy of Science and Engineering.

Brigadier General Stephen Seay was elected to the Board of Directors in January 2006.   General Seay, since leaving active military service, also joined the Board of Directors for Kid’s House of Seminole County, Florida (child advocacy) and Atlantis Cyberspace, Inc., Hawaii (simulation/training), incorporated as Seay Business Solutions, LLC, Florida, in addition to being an Associate in The Spectrum Group, Alexandria, Virginia. He held a wide variety of command and staff positions during his thirty-three year Army career, culminating as the Program Executive Officer for Simulation, Training and Instrumentation (PEO STRI) and Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority in 2004-2005, Operation Iraqi Freedom, Iraq. He was Program Manager for a Joint system, headed the Joint Target Oversight Council and was Commanding General, Simulation, Training and Instrumentation Command (STRICOM), Army Materiel Command prior to reorganization into PEO STRI in 2002. As a Field Artillery officer, General Seay commanded at all levels, culminating as V Corps Artillery Commander, United States Army, Europe. He served as Chief of Staff, United States Army, Europe (Forward) and National Security Element, Taszar Hungary, during Operation Joint Endeavor. He held operational, resource management, operations research and acquisition positions, as well as serving as Military Assistant to the Secretary of the Army during three tours on Department of the Army staff. He holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from the North Carolina State University.

Corporate Governance

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on our website at http://www.emagin.com/investors.

We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the American Stock Exchange, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of eMagin common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the period ended June 30, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

General Information Concerning the Board of Directors

The Board of Directors of eMagin is classified into three classes: Class A, Class B and Class C. As of June 30, 2007, Irwin Engelman is the only Class A Director, and will hold office until the 2008 Annual Meeting of our stockholders. Paul Cronson, Admiral Thomas Paulsen, and General Stephen Seay are Class B directors who will hold office until the 2009 Annual Meeting. Claude Charles, Dr. Jacob Goldman, and Dr. KC Park are Class C Directors who will hold office until the 2007 Annual Meeting. In each case, each director will hold office until his successor is duly elected or appointed and qualified in the manner provided in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, or as otherwise provided by applicable law.

Our Board of Directors held 10 meetings during 2006. Our independent directors met in executive session on a periodic basis in connection with regular meetings, as well as in their capacity as members of our Audit Committee and Compensation Committee.

Compensation of Directors

Non-management directors receive options under the 2003 Stock Option Plan. Under the 2003 Plan, a grant of options to purchase 6,000 shares of common stock will automatically be granted on the date a director is first elected or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Such options granted will expire ten years after the date of grant and will become exercisable in four equal installments commencing on the date of grant and annually thereafter. In addition to the options to purchase 6,000 shares of common stock automatically granted upon joining the Board, each Director thereafter will receive an annual grant of options to purchase 1,000 shares of common stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. Directors receive an additional 500 upon re-election. Directors are also granted options based on committee assignments consisting of options to purchase 500 shares per year for members of the compensation committee, 1,000 shares for the governance committee in 2006 and 1,500 shares for the audit committee. Each committee chair will receive 250 additional shares. The compensation committee is in the process of redefining Board compensation provisions for fiscal year 2007. In addition, each non-management director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings.

Audit Committee. The Audit Committee is responsible for determining the adequacy of our internal accounting and financial controls, reviewing the results of our audit performed by the independent public accountants, and recommending the selection of independent public accountants. The Audit Committee has adopted an Audit Charter, which is posted on our website at http://www.emagin.com/investors . During the year, the Board examined the composition of the Audit Committee and determined that each of the members of the Audit Committee is independent, unrelated, and an outside member with no other affiliation with us. The Board has determined that Mr. Engelman is an “audit committee financial expert” as defined by the SEC. During 2006, the Audit Committee held 4 meetings.

Compensation Committee. The Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans. During 2006, the Compensation Committee held 6 meetings.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for nominating directors and for all other purposes outlined in the Governance and Nominating Committee Charter, which is posted on our website at http://www.emagin.com/investors . The Board has determined that each of the members of the Governance and Nominating Committee is independent, unrelated, and an outside member with no other affiliation with us. During 2006, the Governance and Nominating Committee held 3 meetings.

Nomination of Directors

As provided in its charter and our company’s corporate governance principles, the Governance and Nominating Committee is responsible for identifying individuals qualified to become directors. The Governance and Nominating Committee seeks to identify director candidates based on input provided by a number of sources, including (1) the Governance and Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chairman, and (5) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;
•	the ability to exercise sound judgment;
•	the ability to make independent analytical inquiries;
•	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and
•	the appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Governance and Nominating Committee also takes into account when considering whether to nominate a potential director candidate the following factors:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;
•
whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (the “SEC”) in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director;
•	the importance of continuity of the existing composition of the Board of Directors to provide long term stability and experienced oversight; and
•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

 EXECUTIVE COMPENSATION

This section describes the compensation program for our executive officers. In particular, this section focuses on our 2006 compensation program and related decisions.

Compensation Discussion and Analysis

The objectives of our compensation program are as follows:

•	Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares; and
•	Attract, hire and retain well-qualified executives.

The compensation level of our Chief Executive Officer (“CEO”) in general is higher than other Company executives, and reflects the CEO's unique position and incentive to positively affect our future operating performance and shareholder value. Part of the compensation of our executives is from equity compensation, primarily through stock options grants, to provide a relatively strong personal economic incentive for these executives to increase the market price of our common shares. Specific salary and bonus levels, as well as the amount and timing of equity incentive grants, are determined informally and judgmentally, on an individual-case basis, taking into consideration each executive's unique talents and experience as they relate to our needs. Specific Company performance measures as they may relate to the timing and amount of executive compensation have not yet been developed. Executive compensation is paid or granted pursuant to each executive's compensation agreement. Compensation adjustments are made occasionally based on changes in an executive's level of responsibility or on changed local and specific executive employment market conditions.

Summary Compensation Table

The following table sets forth information with respect to the compensation for the year ended December 31, 2006 of our principal executive officers and principal financial officers during 2006, and each person who served as an executive officer of our Company as of December 31, 2006.

Name & Principal Position	Year	Salary ($) (a)	Option Awards($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)
Gary Jones Chief Executive Officer	2006	$ 368,170	$ 788,180	—	$ 127,928	$ 1,268,808
John Atherly Chief Financial Officer	2006	$ 242,308	$ 244,890	—	—	$ 487,198
Susan Jones Chief Strategy and Marketing Officer	2006	$ 289,163	$ 538,817	$ 81,379	—	$ 895,188

Column notes:

(a)
The amounts in this column represent the dollar value of base salary earned. Gary Jones and Susan Jones have deferred 10% of their 2006 base salary, all of which has been included in column (a). See “Narrative Disclosure to Summary Compensation Table.” The other officer did not defer any salary in 2006.

(b)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS123R disregarding the estimate of forfeitures related to service-based vesting conditions. The fair value of each grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Assumptions made in the valuation of option awards are incorporated by reference from Note 10 in eMagin's financial statements. Mr. Jones resigned from his positions of CEO and President in January of 2007 and agreed to forfeit all options held as part of his severance agreement. The detail of outstanding officer options is listed in the following section.

(c)	The amount in this column represents the deferred dollar amount earned in sales incentive plan by the named executive officer.
(d)	The amount in this column represents the relocation expenses paid by eMagin for the benefit of the named executive officer.

Grants of Plan-Based Awards

There were no grants of plan-based awards to named executive officers for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officers during 2006, and each person who served as an executive officer of eMagin Corporation as of December 31, 2006:

Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date
Gary Jones (b)		32,500(1)	$ 2.60	1/19/07
	44,435		$ 3.40	7/14/07
		15,254(1)	$ 2.60	4/24/13
		9,152(1)	$ 2.60	8/30/13
		9,152(1)	$ 2.60	12/1/13
		78,000(2)	$ 2.60	5/17/09
		22,750(3)	$ 2.60	3/17/10
		11,700(4)	$ 2.60	11/30/12
John Atherly		32,500(5)	$ 2.60	6/16/11
		25,000(6)	$ 2.60	6/16/11
		16,250(7)	$ 2.60	3/17/12
		11,700(8)	$ 2.60	11/30/12
Susan Jones		16,770(1)	$ 2.60	1/11/10
		9,685(1)	$ 2.60	1/11/10
		6,500(1)	$ 2.60	1/2/07
		2,405(1)	$ 2.60	1/14/07
		19,500(1)	$ 2.60	5/1/07
	32,458	—	$ 3.40	7/14/07
		11,932(1)	$ 2.60	4/24/13
		7,159(1)	$ 2.60	8/30/13
		7,159(1)	$ 2.60	12/1/13
		48,750(9)	$ 2.60	5/17/09
		16,250(10)	$ 2.60	3/17/10
		11,700(11)	$ 2.60	11/30/12

Column note:
On November 3, 2006, a reverse stock split, ratio of 1-for-10, became effective. All stock options presented reflect the stock split.
(a)
The options in this column were repriced. On July 21, 2006, certain employees agreed to cancel a portion of their existing stock options in return for repricing the remaining stock options at $2.60 per share. The repriced unvested options continue to vest on the original schedule however will not vest prior to January 19, 2007. The previously vested repriced options will not vest prior to January 19, 2007, also.

(b)	Mr. Jones resigned from his positions of CEO and President in January of 2007 and agreed to forfeit all options held as part of his severance agreement.

Footnotes:
(1)	Options will be fully vested and exercisable after January 19, 2007.
(2)	69,189 shares subject to the option vest after January 19, 2007 and an additional 2,167 shares shall vest monthly until the option is fully vested.
(3)	11,375 shares subject to the option vest after January 19, 2007 and an additional 11,375 shares shall vest on March 17, 2007.
(4)	5,850 shares subject to the option vest after January 19, 2007 and an additional 5,850 shares shall vest on November 30, 2007.
(5)	17,875 shares subject to the option vest after January 19, 2007 and an additional 488 shares shall vest at each subsequent quarter until the option is fully vested.
(6)	25,000 shares subject to the option vest when we successfully complete four consecutive EBITA positive quarters.
(7)	8,125 shares subject to the option vest after January 19, 2007 and an additional 8,125 shares shall vest on March 17, 2007.
(8)	5,850 shares subject to the option vest after January 19, 2007 and an additional 5,850 shares shall vest on November 30, 2007.
(9)	43,243 shares subject to the option vest after January 19, 2007 and an additional 1,354 shares shall vest monthly until the option is fully vested.
(10)	8,125 shares subject to the option vest after January 19, 2007 and an additional 8,125 shares shall vest on March 17, 2007.
(11)	5,850 shares subject to the option vest after January 19, 2007 and an additional 5,850 shares shall vest on November 30, 2007.

Option Exercises and Stock Vested

No executive officer identified in the Summary Compensation Table above exercised an option in fiscal year 2006. There were no shares of stock awarded or vested with respect to any of those executive officers.

Pension Benefits

eMagin does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

eMagin does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

Susan Jones entered into a revised executive employment agreement to conform to the recently established Sarbanes-Oxley requirements, in connection with her service as our Chief Marketing and Strategy Officer. The agreement is effective for an initial term of three years, effective January 1, 2006. The agreement provides for an annual salary, benefits made available by us to our employees and eligibility for an incentive bonus pursuant to one or more incentive compensation plans established by us from time to time. We may terminate the employment of Mrs. Jones at any time with or without notice and with or without cause (as such term is defined in the agreements). If Mrs. Jones’ employment is terminated without cause, or if Mrs. Jones resigns with good reason (as such term is defined in the agreements), or Mrs. Jones’ position is terminated or significantly changed as result of change of control (as such term is defined in the agreements), Mrs. Jones shall be entitled to receive salary until the end of the agreement’s full term or twelve months, whichever is greater, payment for accrued vacation, and bonuses which would have been accrued during the term of the agreement. If Mrs. Jones voluntarily terminates employment with us, other than for good reason or is terminated with cause (as such term is defined in the agreement), she shall cease to accrue salary, vacation, benefits, and other compensation on the date of the voluntary or with cause termination. The Executive Employment Agreement includes other conventional terms and also contains invention assignment, non-competition, non-solicitation and non-disclosure provisions. On April 17, 2006, the parties entered into amendments to the employment agreements pursuant to which the parties clarified that we have agreed to pay for health benefits equivalent to medical and dental benefits provided during Mrs. Jones’ full time employment until the end of the agreement’s full term or twenty-four (24) months, whichever is greater.  On January 11, 2007, Dr. K.C. Park was appointed as our Interim Chief Executive Office, President, and a Director. On February 12, 2007, we entered in a Compensation Agreement (“the Agreement”) with Dr. Park. Under the Agreement, we have agreed to pay Dr. Park an annual base salary equal to $300 thousand plus a quarterly increase in his base salary in the amount of $12.5 thousand per fiscal quarter through December 31, 2007. We agreed to issue Dr. Park an aggregate of 250 thousand restricted shares of common stock within 10 business days of the completion of a change of control. In addition, if a change of control transaction is completed and Dr. Park is not offered a senior executive position in the new organization, we have agreed to pay Dr. Park three month’s salary.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments and benefits Mrs. Jones would receive upon termination of employment under specified circumstances, assuming that the triggering event in question occurred on December 29, 2006, the last business day of the fiscal year:

Name	Voluntary Resignation w/o Good Reason	Voluntary Resignation for Good Reason		Involuntary Termination without Cause		Involuntary Termination with Cause	Involuntary Termination with a Change in Control
Susan Jones
Cash severance	$——	$510,172	(1)	$510,172	(1)	$——	$510,172	(1)
Post-termination health and welfare	$——	$——		$11,663	(2)	$——	$——
Vesting of stock options	$——	$——	(3)	$——		$——	$——	(3)

(1)   This amount reflects the lump sum that is payable within thirty days of the triggering event to the named executive. All calculations were made as of December 31, 2006 using then current salary figures for each named executive as detailed for each executive in the discussion below.

(2) This amount reflects the COBRA payments for health and dental benefits that eMagin would make on behalf of the named executive.

(3)   This amount reflects the value of the stock option awards that were unvested as of December 31, 2006 which would accelerate and vest under the terms of eMagin’s option plans following a triggering event. The calculation was based on the closing market price of eMagin stock as of December 31, 2006 which was $1.04. All stock options had a grant price higher than the closing market price at December 31, 2006.

The following table sets forth information regarding payments and benefits Mr. Jones received upon termination of employment on January 11, 2007 and future potential payments:

Name and Description	Amount
Gary Jones:
Cash severance	$102,060 (1)
Stock grant	$430,000 (2)
Advances for legal and accounting fees	$ 30,000 (3)
Post-termination health and welfare	$ 11,663 (4)
Other	$497,500 (5)

(1)	This amount reflects the payments of accrued salary of $10,935, one month’s salary of $36,450, and accrued vacation of $54,675;
(2)	This amount reflects the value of 500,000 shares of eMagin registered common stock priced as of January 18, 2007;
(3)	This amount reflects the advances for legal and accounting fees associated with 2004 stock options;
(4)	This amount reflects the COBRA payments for health and dental benefits that eMagin will make on behalf of the named executive; and
(5)
This amount reflects the following: $460,000 to be paid upon the consummation of a strategic transaction; up to $7,500 for moving personal property from the New York office; and up to $30,000 for personal legal fees.

Director Compensation Arrangements

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2006. The Compensation Committee is in the process of redefining Board compensation provisions for fiscal year 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (c)	Total ($)
Charles Claude	$——	$2,509	$2,509
Paul Cronson	$——	$38	$38
Irwin Engelman	$——	$25,592	$25,592
Jacob Goldman	$——	$842	$842
Thomas Paulsen	$20,835	$——	$20,835
Stephen Seay	$——	$5,759	$5,759

Column notes:

(a)	This column includes only directors that are not employees of eMagin Corporation. Any director who is also an executive officer is included in the Summary Compensation Table.
(b)	This column includes the dollar amount of all fees earned or paid in cash for services as a director.
(c)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS123R disregarding the estimate of forfeitures related to service-based vesting conditions. The fair value of each grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Assumptions made in the valuation of option awards are incorporated by reference from Note 10 in eMagin's financial statements. The following table sets forth information with respect to the outstanding equity awards of our non-employee directors as of December 31, 2006:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable (a)	Option Exercise Price ($)
Charles Claude		18,200(1)	$2.60
	10,000		$2.10
	1,000		$3.50
Paul Cronson		10,400(1)	$2.60
Irwin Engelman		5,038(2)	$2.60
Jacob Goldman		12,026(1)	$2.60
Thomas Paulsen		11,213(1)	$2.60
Stephen Seay		3,900(3)	$2.60

Column note:

On November 3, 2006, a reverse stock split, ratio of 1-for-10, became effective. All stock options presented reflect the stock split.

(a)   The options in this column were repriced. On July 21, 2006, certain directors agreed to cancel a portion of their existing stock options in return for repricing the remaining stock options at $2.60 per share. The repriced unvested options continue to vest on the original schedule however will not vest prior to January 19, 2007. The previously vested repriced options will not vest prior to January 19, 2007, also.

Footnotes:

(1) Options will be fully vested and exercisable after January 19, 2007.
(2) 1,788 shares subject to the option vest after January 19, 2007 and an additional 1,083 shares shall vest annually until the option is fully vested.
(3) 975 shares subject to the option vest after January 19, 2007 and an additional 975 shares shall vest annually until the option is fully vested.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of eMagin.  In addition, during the most recent fiscal year, no eMagin executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Compensation Committee Report

The Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.  Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in eMagin’s Annual Report on Form 10-K/A for 2006.  This report is provided by the following independent directors, who comprise the Committee:

Jacob Goldman
Thomas Paulsen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares known to be owned by all persons who own at least 5% of eMagin's outstanding common stock, our directors, the executive officers, and the directors and executive officers as a group as of October 8, 2007, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock
Stillwater LLC (1)	5,181,017	16.5%
Ginola Limited (2)	4,329,518	13.8%
Alexandra Global Master Fund Ltd (3)	3,105,347	9.9%
Rainbow Gate Corporation (4)	1,933,796	6.2%
Moriah Capital, L.P. (5)	1,495,833	4.8%
Susan K Jones (6)	1,129,303	3.6%
Paul Cronson (7)	504,499	1.6%
John Atherly (8)	141,776	*
K. C. Park (9)	52,660	*
Claude Charles (10)	22,700	*
Jacob Goldman (11)	12,026	*
Thomas Paulsen (12)	11,213	*
Irwin Engelman (13)	3,088	*
Stephen Seay (14)	1,950	*
All executive officers and directors as a group (consisting of 9 individuals) (15)	1,880,190	6.0%

*Less than 1% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of October 8, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 31,367,155 shares of common stock outstanding on October 8, 2007, and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of October 8, 2007, as described below.

(1) This figure represents: (i) 1,744,000 shares owned by Stillwater LLC, which includes 262,842 shares owned by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; (ii) warrants held by Stillwater LLC to purchase 1,789,399 shares, which includes warrants to purchase 737,621 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and (iii) 1,647,618 shares of common stock underlying a 8% senior convertible note which includes 933,333 shares of common stock underlying a 8% senior convertible note held by Rainbow Gate Corporation, which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation.

(2) This figure represents: (i) 739,024 shares owned by Ginola Limited, which include 262,842 shares held indirectly by Rainbow Gate Corporation, 65,080 shares owned by Ogier Trustee(Jersey) Limited, as trustee, 57,371 shares owned by Chelsea Trust Company Limited, as trustee, and 39,622 shares owned by Crestflower Corporation. The directors of Ginola Limited exercise the voting power with respect to the shares held in the name of Ginola Limited.  Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation, Ogier Trustee (Jersey) Limited, as trustee, and Chelsea Trust Company Limited, as trustee; and (ii) warrants held by Ginola Limited to purchase 1,590,495 common shares, which includes warrants to purchase 737,621 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation, and warrants to purchase 32,540 shares owned by Ogier Trustee (Jersey) Limited, as trustee and 27,273 shares of common stock issuable upon exercise of a common stock purchase warrant held indirectly by Chelsea Trust Company Limited, as trustee. Ginola Limited disclaims beneficial ownership of the shares owned by Ogier Trustee (Jersey) Limited, as trustee and Chelsea Trust Company Limited, as trustee; and (iii) 1,999,999 shares of common stock underlying a 8% senior convertible note, which includes 933,333 shares of common stock underlying a 8% senior convertible note held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation. Stillwater LLC and Ginola Limited are beneficially owned by separate individuals and therefore do not exert voting control over one another. However, Stillwater LLC does include the shares held by Rainbow Gate as “beneficially owned” as they are the investment manager of Rainbow Gate Corporation and exert voting control over such shares. The Company has been informed that Stillwater is not a broker-dealer, nor are they an affiliate of a broker-dealer.

(3) This figure represents: (1) 363,636 shares owned by Alexandra Global Master Fund Ltd; (ii) warrants held to purchase 893,711 shares; and (iii) 1,848,000 shares of common stock underlying an 8% senior convertible note. The Notes and the Warrants contain limitations on the conversion or exercise thereof which make the Notes inconvertible and the Warrants unexercisable to the extent the holder would upon conversion or exercise, beneficially own more than 9.9% of the Common Stock.  The amount reported as beneficially owned is based on such limitations.  In the absence of such limitations, the number of shares of Common Stock which Alexandra would have the right to acquire upon conversion of the Notes would be 4,000,000 shares and the number of shares of Common Stock that Alexandra would have the right to acquire upon exercise of the Warrants would be 3,018,182 shares.

(4) This figure represents: (1) 262,842 shares owned by Rainbow Gate Corporation; (ii) warrants held by to purchase 737,621 shares; and (iii) 933,333 shares of common stock underlying an 8% senior convertible note.

(5) This figure represents: (1) 162,500 shares owned by Moriah Capital, L.P.; and (ii) 1,333,333 shares of common stock underlying a loan conversion agreement. Moriah has contractually agreed to restrict its ability to convert the convertible notes if such conversion would result in Moriah's share ownership exceeding the difference between 4.99% of the outstanding shares of our common stock and the number of shares of common stock beneficially owned by Moriah.

(6)This figure represents shares owned by Gary Jones and Susan Jones who are married to each other, including (i) 841,106 shares owned by Gary Jones and 158,792 shares owned by Susan Jones; and (ii) 129,405 shares of common stock issuable upon exercise of stock options held by Susan Jones.

(7) This figure represents (i) 19,198 shares owned by Mr. Cronson, 208,235 shares underlying warrants, 10,400 shares underlying options, and 266,666 shares of common stock underlying an 8% senior convertible note held directly and indirectly by Paul Cronson. This includes (i) 12,097 common stock shares and 4,286 shares underlying warrants held indirectly by a family member of Paul Cronson; (ii) 100 common stock shares and 4,366 shares underlying warrants held indirectly by Larkspur Corporation of which he is the Managing Director and (iii) 186,666 shares underlying warrants and 266,666 shares of common stock underlying a 8% senior convertible note held indirectly by Navacorp III, LLC.

(8) This figure represents: (i) 410 shares owned by Mr. Atherly; (ii) warrants held to purchase 37,333 shares; (iii) 53,333 shares of common stock underlying an 8% senior convertible note and (iv) 50,700 shares of common stock issuable upon exercise of stock options. This does not include 34,750 shares underlying options which are not exercisable within 60 days of October 8, 2007.

(9) This figure represents: (i) 957 shares owned by Mr. Park; and (ii) 51,703 shares of common stock issuable upon exercise of stock options.

(10) This figure represents shares underlying options.

(11) This figure represents shares underlying options.

(12) This figure represents shares underlying options.

(13) This figure represents shares underlying options. This does not include 975 shares underlying options which are not exercisable within 60 days of October 8, 2007.

(14) This figure represents shares underlying options. This does not include 1,950 shares underlying options which are not exercisable within 60 days of October 8, 2007.

(15) This figure represents: (i) 1,020,463 shares owned by the executive officers and directors; (ii) warrants held to purchase 245,568 shares; (iii) 319,999 shares of common stock underlying an 8% senior convertible note and (iv) 294,160 shares of common stock issuable upon exercise of stock options.   This does not include shares underlying options which are not exercisable within 60 days of October 8, 2007.

Equity Compensation Plan Information

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2006:

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column
Equity compensation plans approved by security holders	657,288	$2.78	1,001,546
Equity compensation plans not approved by security holders	408,457	$3.24

TRANSFER AGENT

Our transfer agent for our common stock is Continental Stock Transfer and Trust, 17 Battery Place, New York, NY 10004.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants and conversion of the notes to permit the resale of these shares of common stock by the holders of the warrants from time to time after the date of this prospectus.  We will receive proceeds of approximately $3.9 million if the warrants are exercised.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• to cover short sales made after the date that this registration statement is declared effective by the Commission;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver these securities to close out such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of October 8, 2007, there were 12,593,726 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

On July 25, 2007, we filed a Certificate of Designations which designates 3,198 shares of our preferred stock as Series A Senior Secured Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock has a stated value of $1,000. The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008. Each share of Preferred Stock has voting rights equal to (1) in any case in which the Preferred Stock votes together with our common stock or any other class or series of our stock, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person based on its ownership of the shares of common stock and the warrants, as of October 8, 2007, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Except as described below the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

In accordance with the terms of registration rights agreements with the holders of the shares of common stock and the warrants, this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock issued and (ii) the shares of common stock issued and issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised, as applicable, in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

	Beneficial Ownership Prior to Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered	Shares owned after the offering
Alexandra Global Master Fund Ltd (3)	3,105,348	9.9%(17)	4,918,460	2,543,359	8.2%
Ginola Limited (4)	2,195,169	7.1%	1,311,587	883,582	2.9%
Rainbow Gate Corporation (5)	1,952,463	6.2%	1,147,640	804,823	2.6%
Moriah Capital, L.P. (6)	1,495,833	4.8%	1,495,833	—	*
David Gottfried (7)	662,334	2.1%	409,872	252,462	*
HU Investments, LLC (8)	633,211	2.0%	327,895	305,316	*
Navacorp III LLC (9)	509,832	1.6%	327,895	181,937	*
BTG Investments LLC (10)	458,665	1.5%	327,895	130,770	*
Iroquois Master Fund Ltd (11)	381,742	1.5%	327,895	53,847	*
David Kincade (12)	305,829	*	163,948	141,881	*
Thomas Wales (13)	188,665	*	81,972	106,693	*
John Atherly (14)	142,843	*	65,578	77,265	*
Olivier Prache (15)	60,168	*	16,395	43,773	*
Roth Capital Partners LLC (16)	45,865	*	32,787	13,078	*

Total	12,137,967		10,955,652	5,538,786

*Less than 1% of the outstanding common stock

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 8, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentage prior to offering is based on 31,367,155 shares of common stock outstanding as of October 8 13, 2007 and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of October 8, 2007, as described below.

(3)
Represents (i) 363,637 shares of common stock, 1,153,847 shares issuable upon conversion of the Notes, and 1,025,875 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 2,926,153 shares of common stock issuable upon conversion of the Notes; and  (iii) 1,992,307 shares of common stock issuable upon exercise of a common stock purchase warrant.  Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands international business company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov is a managing member and the Chairman, Chief Executive Officer and Chief Investment Officer of AIM. By reason of such relationship, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(4)
Represents (i) 314,109 shares of common stock, 307,693 shares issuable upon conversion of the Notes, and 216,780 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 780,306 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 531,281 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Jonathan G. White, Steven A. Meiklejohn and Joerg Fischer, each a Director of the selling stockholder, and Dr. Mortimer D. Sackler, the sole shareholder of the selling stockholder, may be deemed control persons, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(5)
Represents (i) 262,842 shares of common stock, 269,231 shares issuable upon conversion of the Notes, and 272,750 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 682,769 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 464,871 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Dr. Mortimer D. Sackler, the sole shareholder of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by the selling stockholder. Mortimer D.A. Sackler is the investment manager of Rainbow Gate and is the Sole Member, Manager and President of Stillwater LLC. Mortimer D.A. Sackler and Stillwater, LLC disclaim beneficial ownership of the shares owned by Rainbow Gate. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(6)
Based upon 162,500 shares issuable pursuant to the Securities Issuance Agreement, and 1,333,333 shares issuable upon conversion of the Loan and Security Agreement dated August 7, 2007 between Moriah Capital L.P. and us. Moriah has contractually agreed to restrict its ability to convert the convertible notes if such conversion would result in Moriah's share ownership exceeding the difference between 4.99% of the outstanding shares of our common stock and the number of shares of common stock beneficially owned by Moriah.

(7)
Represents (i) 40,000 shares of common stock, 96,154 shares issuable upon conversion of the Notes, and 116,308 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 243,847 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 166,025 shares of common stock issuable upon exercise of a common stock purchase warrant. The selling stockholder has notified us that they are not brokers-dealers and/or affiliates of brokers-dealers.

(8)
Represents (i) 109,091 shares of common stock, 76,923 shares issuable upon conversion of the Notes, and 119,302 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 195,076 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 132,819 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Hank Uberoi may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(9)
Represents (i) 19,198 shares of common stock, 10,400 shares issuable upon exercise of stock options, and 21,569 shares underlying warrants owned by the managing member of the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 76,923 shares issuable upon conversion of the Notes and 53,847 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (iii) 195,076 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iv) 132,819 shares of common stock issuable upon exercise of a common stock purchase warrant.  In accordance with rule 13d-3 under the securities exchange act of 1934, Biron Roth and Gordon Roth may be deemed control persons, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(10)
Represents (i) 76,923 shares issuable upon conversion of the Notes and 53,847 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 195,076 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 132,819 shares of common stock issuable upon exercise of a common stock purchase warrant.   In accordance with rule 13d-3 under the securities exchange act of 1934, Paul Cronson may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are an affiliate of one or more broker-dealers. The broker-dealer that is an affiliate of Navacorp III, LLC was not involved in the purchase of the shares of the notes or warrants, and will not be involved in the sale of the shares being registered in this prospectus.

(11)
Represents (i) 53,847 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 195,076 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share ; and  (iii) 132,819 shares of common stock issuable upon exercise of a common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Joshua Silverman may be deemed a control person, with voting and investment control, of the shares owned by such entity. Mr. Silverman disclaims beneficial ownership over the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(12)
Represents (i) 39,997 shares of common stock, 38,462 shares issuable upon conversion of the Notes, and 63,422 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 97,538 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share; and  (iii) 66,410 shares of common stock issuable upon exercise of a common stock purchase warrant. The selling stockholder has notified us that they are not brokers-dealers and/or affiliates of brokers-dealers.

(13)
Represents (i) 40,000 shares of common stock, 19,231 shares issuable upon conversion of the Notes, and 47,462 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 48,768 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share; and  (iii) 33,204 shares of common stock issuable upon exercise of a common stock purchase warrant. The selling stockholder has notified us that they are not brokers-dealers and/or affiliates of brokers-dealers.

(14)
Represents (i) 410 shares of common stock, 50,700 shares issuable upon exercise of stock options, 15,385 shares issuable upon conversion of the Notes, and 10,770 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 39,015 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share; and  (iii) 26,563 shares of common stock issuable upon exercise of a common stock purchase warrant. The selling stockholder has notified us that they are not brokers-dealers and/or affiliates of brokers-dealers.

(15)
Represents (i) 31,850 shares issuable upon exercise of stock options, 3,846 shares issuable upon conversion of the Notes, and 8,077 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 9,754 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share; and  (iii) 6,641 shares of common stock issuable upon exercise of a common stock purchase warrant. The selling stockholder has notified us that they are not brokers-dealers and/or affiliates of brokers-dealers.

(16)
Represents (i) 7,693 shares issuable upon conversion of the Notes and 5,385 shares underlying warrants owned by the selling stockholder prior to the Agreements which are not being registered in this prospectus; (ii) 19,506 shares of common stock issuable upon conversion of the Notes and interest at a conversion price of $0.75 per share; and  (iii) 13,281 shares of common stock issuable upon exercise of a common stock purchase warrant. Biron C. Roth, Chief Executive Officer and Gordon J. Roth, Chief Financial Officer, may be deemed control persons, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are a broker-dealer and were involved in the sale of the shares being registered in this prospectus.

(17)
This selling stockholder has contractually agreed not to convert notes or exercise warrants to the extent such conversion or exercise would cause this selling stockholder together with its affiliates to have acquired a number of shares of common stock which would exceed 9.9% of the then-outstanding common stock, other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holders’ right to convert, exercise or purchase similar to the limitation set forth in the notes and warrants.

Additional Disclosures

Payments to be made in connection with the transaction

In connection with the transaction, below is a disclosure of the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that the Company has made or may be required to make to the selling stockholder, any affiliate of the selling stockholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders’ or “placement agents,” and any other payments or potential payments):

Fees	Amount ($)
Accounting Fee's (1)	12,000
SEC Registration Fee's (2)	356.61
Moriah setup fees (paid in stock)	195,000
Diligence fees	15,000
Legal Fee's (3)	50,000
Legal Fee's investors (4)	65,000
Total	337,000

(1) Represents the actual amount of billed services by the Company’s auditors, Eisner LLP, in connection with services rendered for this transaction.

(2) Represents the Company’s previously paid filing fees in connection with the registration statement.
(3) Amount represents estimated fees. As of the date of the filing of this registration statement, $33,000 in legal fees have been incurred.
(4) The Company paid legal fees on behalf of Alexandra Global Master Fund, Ltd. of $40,000 and paid to Moriah Capital, L.P. $25,000 as compensation for their legal expenses.

Potential Net Proceeds to the Company in the Convertible Note Transaction

Below are the potential net proceeds to the Company from the sale of the Convertible Notes and the total possible payments to the selling stockholder and its affiliates in the first year following the sale of convertible notes:

Net Proceeds To Issuer	Interest (17 months)	Note Redemption	Total Payments

$5,433,000	$653,933	$5,770,000	$ 6,423,933 (1)

(1)  Total payments of $6,423,933 represent payments in connection with convertible notes due December 21, 2008.  In addition the Company has entered into a revolving credit agreement and may borrow an amount not to exceed $2,500,000. Such funds may be drawn down by the Company in tranches of at least $25,000 up to five times each  month.  The revolving credit loan agreements expire on August 7, 2008 but may be extended for an additional one year period. In connection with the  transaction, the Company will issue, execute and deliver to Moriah a Secured Convertible Revolving Loan Note with a principal amount not to exceed $2,500,000, of which up to $2,000,000 is convertible into 1,333,333 shares subject to certain restrictions - see pg. 25  (at a conversion price of $1.50 per share), and a Securities Issuance Agreement pursuant to which the Company issued 162,500 shares of its common stock, which shares have an aggregate market value on the Closing Date of $195,000.

Potential Total Profit to the Selling Stockholders from the Secured Convertible Debentures

Below is the total possible profit the selling stockholder could realize as a result of the conversion discount for the securities underlying the convertible note, along with the following information:
•	the market price per share of the securities underlying the convertible note on the date of the sale of the convertible note;
•	the conversion price per share of the underlying securities on the date of the sale of the convertible note;
•	the total possible shares underlying the convertible note (assuming no interest payments and complete conversion throughout the term of the note);
•
the combined market price of the total number of shares underlying the convertible note, calculated by using the market price per share on the date of the sale of the convertible note and the total possible shares underlying the convertible note;

•	the total possible shares the selling stockholder may receive and the combine conversion price of the total number of shares underlying the convertible note; and
•	the total possible discount to the market price as of the date of the sale of the convertible note:.

Market Price Per Share of	Conversion Price	Underlying Shares	Market Value	Conversion Value	Total Possible Discount (Premium) To Market Price as of The Date of Sale of The Convertible Note
$1.41	0.75	7,693,327	$10,847,591	$5,770,000	$5,077,591	(1)
$1.20	1.50	1,333,333	$1,600,000	$2,000,000	$(400,000	)(2)
(1) Represents a discount to market in connection with loan restructuring as discussed elsewhere in this registration statement.
(2) Represents a premium in connection with the Moriah Capital Ltd. line of credit.

Potential Profit to be Realized as a Result of any Conversion Discounts Held by the Selling Stockholder

The below table discloses the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of the registrant that are held by the selling stockholder or any affiliates of the selling stockholder, along with:
•	the market price per share of the underlying securities on the date of the sale of that other security;
•	the conversion/exercise price per share as of the date of the sale of that other security;
•
the combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received;

•
the total possible shares to be received and the combined conversion price of the total number of shares underlying the other security calculated by using the conversion price on the date of the sale of that other security and the total possible number of underlying shares; and

•
the total possible discount to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date:

Gross Proceeds Paid or Payable to the Company in the Convertible Note Transactions

Date	Entity	Shares	Instrument	Market	Conversion	Market	Conversion	Discount
				Price	Price	Value	Value	(Premium)

7/23/2007	Alexandra Global Master Fund Ltd	2,800,000	Warrant	$1.41	$1.03	$3,948,000	$2,884,000	$1,064,000
10/20/2005	Alexandra Global Master Fund Ltd	218,182	Warrant	$8.70	$10.00	$1,898,183	$2,181,820	$(283,637)

7/23/2007	Rainbow Gate Corporation	653,333	Warrant	$1.41	$1.03	$921,200	$672,933	$248,267
10/20/2005	Rainbow Gate Corporation	54,546	Warrant	$8.70	$10.00	$474,550	$545,460	$(70,910)
10/28/2004	Rainbow Gate Corporation	29,742	Warrant	$10.40	$8.60	$309,317	$255,781	$53,536

7/23/2007	Ginola Limited	746,666	Warrant	$1.41	$1.03	$1,052,799	$769,066	$283,733
10/28/2004	Ginola Limited	29,742	Warrant	$10.40	$8.60	$309,317	$255,781	$53,536
3/4/2004	Ginola Limited	16,653	Warrant	$24.90	$27.60	$414,660	$459,623	$(44,963)

3/28/2007	Stillwater (Rainbow Gate Affiliate)	714,285	Convt. Note	$0.46	$0.35	$328,571	$250,000	$78,571
3/28/2007	Stillwater (Rainbow Gate Affiliate)	1,000,000	Warrant	$0.46	$0.48	$460,000	$480,000	$(20,000)
3/4/2004	Stillwater (Rainbow Gate Affiliate)	51,778	Warrant	$24.90	$27.60	$1,289,272	$1,429,073	$(139,801)
6/20/2002	Stillwater (Rainbow Gate Affiliate)	30,000	Warrant	$3.20	$4.26	$96,000	$127,800	$(31,800)

7/23/2007	Iroquois Master Fund Ltd	186,666	Warrant	$1.41	$1.03	$263,199	$192,266	$70,933

7/23/2007	David Gottfried	233,333	Warrant	$1.41	$1.03	$329,000	$240,333	$88,667
10/20/2005	David Gottfried	24,000	Warrant	$8.70	$10.00	$208,800	$240,000	$(31,200)
10/25/2004	David Gottfried	35,000	Warrant	$11.70	$8.60	$409,500	$301,000	$108,500

7/23/2007	HU Investments, LLC	186,666	Warrant	$1.41	$1.03	$263,199	$192,266	$70,933
10/20/2005	HU Investments, LLC	65,455	Warrant	$8.70	$10.00	$569,459	$654,550	$(85,091)

7/23/2007	Navacorp III LLC	186,666	Warrant	$1.41	$1.03	$263,199	$192,266	$70,933
10/25/2004	Paul Cronson (Navacorp Affiliate)	12,917	Warrant	$11.70	$8.60	$151,129	$111,086	$40,043
1/9/2004	Mary Cronson (Navacorp Affiliate)	4,286	Warrant	$17.20	$0.35	$73,719	$1,500	$72,219
1/9/2004	Larkspur Capital (Navacorp Affiliate)	4,366	Warrant	$17.20	$24.10	$75,095	$105,221	$(30,126)

7/23/2007	David Kincade	93,333	Warrant	$1.41	$1.03	$131,600	$96,133	$35,467
10/20/2005	David Kincade	23,999	Warrant	$8.70	$10.00	$208,791	$239,990	$(31,199)
10/25/2004	David Kincade	12,500	Warrant	$11.70	$8.60	$146,250	$107,500	$38,750

7/23/2007	Thomas Wales	46,666	Warrant	$1.41	$1.03	$65,799	$48,066	$17,733
10/20/2005	Thomas Wales	24,000	Warrant	$8.70	$10.00	$208,800	$240,000	$(31,200)
10/25/2004	Thomas Wales	10,000	Warrant	$11.70	$8.60	$117,000	$86,000	$31,000

7/23/2007	John Atherly (Employee)	37,333	Warrant	$1.41	$1.03	$52,640	$38,453	$14,187

7/23/2007	Olivier Prache (Employee)	9,333	Warrant	$1.41	$1.03	$13,160	$9,613	$3,547
7/21/2006	Olivier Prache (Employee)	5,385	Warrant	$2.60	$3.60	$14,001	$19,386	$(5,385)

7/23/2007	BTG Investments LLC	186,666	Warrant	$1.41	$1.03	$263,199	$192,266	$70,933
7/23/2007	Roth Capital Partners LLC	18,666	Warrant	$1.41	$1.03	$26,319	$19,226	$7,093

Total		7,752,163				$15,355,725	$13,638,457	$1,717,268

The below table discloses the gross proceeds paid or payable to the registrant in the convertible note transaction, along with the following information:
•	all payments that have been made or that may be required to be made by the registrant;
•	the resulting net proceeds to the registrant; and
•
the combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes, or other securities of the registrant that are held by the selling stockholder or any affiliates of the selling stockholder (as disclosed elsewhere in this registration statement).

Gross Proceeds	Fees	Net Proceeds	Discount (underlying convertible notes)	Discount (warrants, options, notes, or other securities)	Combined Discount

$5,770,000	$337,000	$5,433,000	$4,677,591	$1,717,268	$6,394,859
(1) The combined discount reflects the Company’s revolving line of credit from Moriah Capital Ltd., as discussed elsewhere in this registration Statement.

The below table discloses the total amount of all possible payments and the total possible discount to the market price of the shares underlying the convertible note divided by the net proceeds to the registrant from the sale of the convertible notes as well as the amount of that resulting percentage averaged over the term of the convertible notes:

		% of Net	Monthly
Item	Amount	Proceeds	Average
Total Potential Payments	$6,423,933	118%	7%
Total Possible Discount	$5,077,591	93%	5%

Prior Securities Transactions Between the Issuer and the Selling Stockholder

Below is a tabular disclosure of all prior securities transactions between the issuer (or any of its predecessors) and the selling stockholder, any affiliates of the selling stockholder, or any person with whom the selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons), with the table including the following information disclosed separately for each transaction:

•	the date of the transaction;

•	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;

•
the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the selling stockholder, affiliates of the company, or affiliates of the selling stockholder;

•	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;

•
the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued or issuable in connection with the applicable transaction and dividing that number by the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling stockholder, affiliates of the company, or affiliates of the selling stockholder;

•	the market price per share of the class of securities subject to the transaction immediately prior to the transaction; and

•	the current market price per share of the class of securities subject to the transaction.

Selling	Date	Shares	Shares Held	Net	Shares	Shares	% of Net	Market	Current
Shareholder		Outstanding	By	( a ) - ( b )	Issued in	Issued	Prior to	Price	Market
		Prior	Affiliates	Shares	Transaction	To Selling	Offer	Day	Price
		( a )	( b )	Prior	Stock/War/CN	Shareholder		Prior	9/20/2007

Moriah Capital	8/7/2007	11,985,133	2,744,308	9,240,825	1,495,833	1,495,833	16%	$1.20	$1.00

Alexandra Global Master Fund Ltd	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	4,838,460	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	1,961,540	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	581,818	31%	$7.90	$1.00

Rainbow Gate Corporation	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	1,128,973	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	457,693	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	145,455	31%	$7.90	$1.00
	10/28/2004	6,625,759	1,309,152	5,316,607	1,950,000	89,226	37%	$10.70	$1.00

Ginola Limited	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	1,290,254	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	523,078	48%	$2.60	$1.00
	10/28/2004	6,625,759	1,309,152	5,316,607	1,950,000	89,226	37%	$10.70	$1.00

Iroquois Master Fund Ltd	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	322,562	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	130,770	48%	$2.60	$1.00

David Gottfried	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	403,204	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	163,462	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	64,000	31%	$7.90	$1.00
	10/25/2004	5,599,807	1,309,152	4,290,655	1,538,929	120,000	36%	$13.40	$1.00

HU Investments, LLC	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	322,562	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	130,770	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	174,545	31%	$7.90	$1.00

Navacorp III LLC	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	322,562	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	130,770	48%	$2.60	$1.00
	10/25/2004	5,599,807	1,309,152	4,290,655	1,538,929	13,650	36%	$13.40	$1.00

David Kincade	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	131,281	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	65,385	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	63,996	31%	$7.90	$1.00
	10/25/2004	5,599,807	1,309,152	4,290,655	1,538,929	37,500	36%	$13.40	$1.00

Thomas Wales	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	80,639	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	32,693	48%	$2.60	$1.00
	10/20/2005	9,978,786	1,496,832	8,481,954	2,659,049	64,000	31%	$7.90	$1.00
	10/25/2004	5,599,807	1,309,152	4,290,655	1,538,929	30,000	36%	$13.40	$1.00

John Atherly (Employee)	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	64,511	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	26,155	48%	$2.60	$1.00

Olivier Prache (Employee)	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	16,128	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	19,616	48%	$2.60	$1.00

BTG Investments LLC	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	322,562	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	130,770	48%	$2.60	$1.00

Roth Capital Partners LLC	7/23/2007	11,985,133	2,744,308	9,240,825	9,459,819	32,254	102%	$1.50	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	13,078	48%	$2.60	$1.00

Stillwater	3/28/2007	11,049,164	2,023,832	9,025,332	2,450,000	2,450,000	27%	$0.40	$1.00
	7/21/2006	10,052,249	1,523,832	8,528,417	4,108,845	192,308	48%	$2.60	$1.00

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following tabular disclosure reflects:

•
 the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling stockholder, affiliates of the Company, and affiliates of the selling stockholder;

•	the number of shares registered for resale by the selling stockholder or affiliates of the selling stockholder in prior registration statements;
•
the number of shares registered for resale by the selling stockholder or affiliates of the selling stockholder that continue to be held by the selling stockholder or affiliates of the selling stockholder;

•	the number of shares that have been sold in registered resale transactions by the selling stockholder or affiliates of the selling stockholder; and
•	the number of shares registered for resale on behalf of the selling stockholder or affiliates of the selling stockholder in the current transaction.

In this analysis, the calculation of the number of shares outstanding do not include any securities underlying any outstanding convertible securities, options, or warrants.

Shares Not	Shares		Shares	Shares to be
Held by	Registered by	Registered	Sold in	Registered in
Affiliates or	Selling Stockholder	Shares	Registered	Current
Selling Stockholder	in Previous	To Be Held	Resale	Transaction
Prior to Note	Filings	Selling Stockholder*	Transactions*

8,527,535	7,901,504	4,052,040	147,000	10,771,785

*These figures relate solely to shares held or sold by Stillwater. The Company has not received such information from the remaining selling stockholders with respect to the registered shares to be held by the selling stockholders or the shares sold in registered resale transactions.

Company’s Financial Ability to Satisfy its Obligations to the Selling Shareholders

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make payments on the overlying securities. The Company has duly accounted for such payments in its 2007 - 2009 comprehensive strategy and financial plan.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management’s knowledge, the Company is not aware of the selling shareholders having an existing short positions in the Company’s common stock.

Relationships Between the Company and Selling Shareholders and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

As stated above, on July 23, 2007, we entered into Agreements with the Holders and issued Amended Notes to the Holders in the principal amount equal to the principal amount outstanding as of July 23, 2007. The due date for the principal payment has been extended to December 21, 2008 and the interest rate increased to 8%. The Amended Notes are convertible into 8,407,612 shares of our common stock. The conversion price for $5,770,000 of principal was revised from $2.60 to $.75 per share and the conversion price of $.35 per share for $250,000 of principal was unchanged. $3,010,000 of the Notes can convert into 3,010 shares of our newly formed Series A Convertible Preferred Stock (the “Preferred”) at a conversion price of $1,000 per share. The Preferred is convertible into common stock at the same price allowable by the Amended Notes, subject to adjustment as provided for in the Certificate of Designations. The Amended Notes adjust the exercise price from $3.60 to $1.03 per share for 1,553,468 Warrants and require the issuance of 3,831,859 Warrants exercisable at $1.03 per share pursuant to which the holders may acquire common stock, until July 21, 2011. Two employees and one board member participated in the Agreements.
On July 23, 2007, Stillwater elected to convert $252,166.50 of the Note, which is equal to the sum of $250,000 of the principal amount of the Note and $2,166.50 of accrued and unpaid interest. Stillwater will receive 720,476 shares of Common Stock at the conversion price of $0.35.

On March 28, 2007, we entered into an amendment to the Stillwater Agreement, originally dated July 21, 2006. On April 9, 2007, the sale of the Stillwater Note and Warrant was complete and we issued a 6% Senior Secured Convertible Note in the principal amount of $500,000 and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.48. If the Notes are not converted or amended, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. If the due date falls on a non-business date, the payment will be due on the next business day. As stated above, the Notes were amended.

On January 11, 2007, Gary Jones resigned as our President, Chief Executive Officer, and as a Director. Mr. Jones entered into an Executive Separation and Consulting Agreement with us. Under the Agreement, we made a payment to Mr. Jones in an amount equal to: all accrued salary as of the date of the Agreement plus an additional 30 days of salary (approximately $47,000); 360 hours of unused vacation (approximately $55,000); advance for legal and accounting fees associated with 2004 stock options ($30,000); and an advance for future travel expenditures ($5,000). Mr. Jones also received 500,000 shares of registered shares of our common stock valued at $430,000. In his consulting relationship, Mr. Jones will be paid $460,000 upon the consummation of a strategic transaction. We will provide up to $7,500 for reasonable moving expenses of personal property from the New York office. In addition, we will pay up to an additional $30,000 to Mr. Jones related to personal legal fees.

On July 21, 2006, we entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share. The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1.6 million shares of common stock. If the Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. If the due date falls on a non-business day, the payment date will be due on the next business day. Commencing September 1, 2006, 6% interest is payable in quarterly installments on outstanding notes.

In the Note Purchase transaction, two employees and one board member participated. Olivier Prache, Senior VP of Display Operations, purchased a $30 thousand promissory note which may be converted into 11,539 shares and received 8,077 warrants which are exercisable at $3.60 per share. Mr. Prache converted $20 thousand of his promissory note and received 7,693 shares. John Atherly, CFO, purchased a $40 thousand promissory note which may be converted into 15,385 shares and received 10,770 warrants exercisable at $3.60 per share.  Paul Cronson, board member, through Navacorp III, LLC purchased a $200 thousand promissory note which may be converted into 76,923 shares and received 53,847 warrants exercisable at $3.60 per share.

Stillwater is a beneficial owner of more than 5% of our common stock. Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, purchased a $700 thousand promissory note which may be converted into 269,231 shares and received 188,462 warrants exercisable at $3.60 per share. Ginola Limited purchased an $800 thousand promissory note which may be converted into 307,693 shares and received 215,385 warrants exercisable at $3.60 per share. Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series A warrants was reduced from $5.50 to $2.60 per share. Family members of an outside director of eMagin are holders of Series F warrants to purchase an aggregate of 10 thousand shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series F warrants was reduced from $10.90 to $8.60 per share.

eMagin has entered into a financial advisory agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. We have agreed to pay a minimum fee of $500 thousand to Larkspur Capital Corporation in the event certain transactions occur, i.e. sale of our assets or change of control.

On October 20, 2005, we entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 1,661,906 shares of eMagin’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 997,143 shares of common stock, for an aggregate purchase price of approximately $9.1 million. The purchase price of the common stock and corresponding warrant was $5.50 per share.

The warrants are exercisable at a price of $10.00 per share and expire on October 20, 2010. Of the 997,143 warrants, 664,762 of the warrants are exercisable on or after May 20, 2006. The remaining 332,380 are exercisable after March 31, 2007. Both Stillwater and Ginola are beneficial owners of more than 5% of our common stock.

Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $500 thousand. Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

Chelsea Trust Company, as trustee of a trust with the same directors and/or controlling shareholders as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $250 thousand. Ginola Limited disclaims beneficial ownership of shares owned by Chelsea Trust Company.

In connection with the issuance of the Shares and the warrants pursuant to the Securities Purchase Agreement, we are required to lower the exercise prices of existing Series A and F warrants from $10.50 and $12.10, respectively, to $5.50 and $10.90 per share, respectively, pursuant to the anti-dilution provisions of the Series A and F warrants.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. Accordingly, the exercise price of all Series A warrants was reduced from $10.50 to $5.50 per share.

eMagin is also a party to a financial advisory and investment banking agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. Larkspur Capital Corporation received as compensation for financial advisory and investment banking services in connection with the January 2004 private placement a cash fee of 6 3/4% of the funds raised and warrants to purchase eMagin shares of common stock equal to 2.5% of the cash netted to eMagin. Approximately $284 thousand and 4,365 common stock purchase warrants exercisable at $24.10 per share which expire in January 2009, were paid under the terms of the agreement. Paul Cronson was engaged as an advisor in connection with the sale of securities sold in October 2004 and received a fee of $136 thousand.

A family member of an outside director of eMagin participated in the Securities Purchase Agreement in January 2004's private placement in the amount of $90 thousand.

Stillwater LLC, a limited liability company and a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $4 million of the notes converted in February 2004. Ginola Limited, a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $1.3 million of the notes which were converted. An outside director of eMagin held $250 thousand of the notes converted.

A family member of an outside director of eMagin participated in the re-pricing of the Securities Purchase Agreement in August. 209,989 warrants were re-priced and exercised. The family member re-priced and exercised 2,586 B warrants and 2,368 C warrants.

Director Independence

Board of Directors has determined that Messrs. Thomas Paulsen, Jacob Goldman, Claude Charles, Irwin Engelman, and Stephen Seay are each independent directors.

The Board of Directors has established a compensation committee which is currently comprised of Thomas Paulsen and Jacob Goldman each of whom is independent.

The Board of Directors has established a corporate governance and nominating committee, which is comprised of Thomas Paulsen and Jacob Goldman, each of whom is independent.

The  Board  of  Directors  has a  separately  designated  audit  committee established in accordance  with Section  3(a)(58)(A) of the Securities  Exchange Act of 1934, which is currently comprised of Claude Charles, Irwin Engelman, and Steve Seay. The members of the Audit Committee are independent.

Review, Approval or Ratification of Transactions with Related Persons

All future transactions, if any, between us and any of our officers, directors and principal security holders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal security holders are affiliated, will be approved in accordance with applicable law governing the approval of the transactions.

Promoter and Certain Control Persons

Not applicable.
LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which included explanatory paragraphs expressing substantial doubt as to our ability to continue as a going concern and a change in method of accounting for stock-based compensation. The financial statements referred to above are included in this prospectus in reliance upon the auditors’ report given on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

eMAGIN CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
eMagin Corporation

We have audited the accompanying consolidated balance sheets of eMagin Corporation and subsidiary (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eMagin Corporation and subsidiary as of December 31, 2006 and 2005 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses from operations which it believes will continue, has working capital and capital deficits at December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

/s/ Eisner LLP

Eisner LLP
New York, New York
March 27, 2007

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,415	$6,727
Investments - held to maturity	171	120
Accounts receivable, net	908	822
Inventory	2,485	3,839
Prepaid expenses and other current assets	656	1,045
Total current assets	5,635	12,553
Equipment, furniture and leasehold improvements, net	666	1,299
Intangible assets, net	55	57
Other assets	233	233
Deferred financing costs, net	416	—
Total assets	$7,005	$14,142

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,192	$562
Accrued compensation	959	1,010
Other accrued expenses	749	1,894
Advanced payments	444	60
Deferred revenue	126	96
Current portion of capitalized lease obligations	6	16
Current portion of debt	1,217	—
Derivative liability - warrants	1,195	—
Other current liabilities	52	47
Total current liabilities	5,940	3,685

Capitalized lease obligations	—	6
Other long-term liabilities	2,229	50
Total liabilities	8,169	3,741

Commitments and contingencies

Shareholders’ (deficit) equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 10,341,029 shares in 2006 and 9,997,246 shares in 2005	10	10
Additional paid in capital	179,651	175,950
Accumulated deficit	(180,825)	(165,559)
Total shareholders’ (deficit) equity	(1,164)	10,401
Total liabilities and shareholders’ (deficit) equity	$7,005	$14,142

See notes to Consolidated Financial Statements .

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Revenue:
Product revenue	$7,983	$3,719	$3,502
Contract revenue	186	36	108
Sales returns and allowance	—	(10)	(17)
Total revenue, net	8,169	3,745	3,593

Cost of goods sold	11,359	10,219	5,966

Gross loss	(3,190)	(6,474)	(2,373)
Operating expenses:
Research and development	4,406	4,020	898
Selling, general and administrative	8,860	6,316	4,428
Total operating expenses	13,266	10,336	5,326
Loss from operations	(16,456)	(16,810)	(7,699)
Other income (expense):
Interest expense	(1,306)	(4)	(5,087)
Gain on warrant derivative liability	2,405	—	—
Other income, net	91	286	75
Total other income (expense), net	1,190	282	(5,012)
Net loss	$(15,266)	$(16,528)	$(12,711)

Loss per share, basic and diluted	$(1.52)	$(1.94)	$(1.98)
Weighted average number of shares outstanding:
Basic and diluted	10,058	8,541	6,428

See notes to Consolidated Financial Statements .

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

				Additional		Total
	Common Stock		Deferred	Paid-In	Accumulated	Shareholders’
	Shares	Amount	Compensation	Capital	Deficit	Equity
	(In thousands, except share amounts)

Balance, December 31, 2003	4,270	$4	$(88)	$131,638	$(136,320)	$(4,766)

Sale of common stock, net of issuance costs	1,641	2	—	16,383	—	16,385
Debt to equity conversion	1,139	1	—	8,566	—	8,567
Issuance of warrants for early conversion of debt to equity			—	3,180	—	3,180
Exercise of common stock warrants	353	—	—	3,790	—	3,790
Stock options exercised	522	1	—	1,383	—	1,384
Issuance of common stock for services	39	—	—	531	—	531
Amortization of deferred stock compensation	—	—	88	—	—	88
Net loss	—	—	—	—	(12,711)	(12,711)
Balance, December 31, 2004	7,964	$8	$—	$165,471	$(149,031)	$16,448

Sale of common stock, net of issuance costs	1,662	2	—	8,398	—	8,400
Stock options exercised	11	—	—	37	—	37
Exercise of common stock warrants	306	—	—	1,584	—	1,584
Issuance of common stock for services	54	—	—	461	—	460
Net loss	—	—	—	—	(16,528)	(16,528)
Balance, December 31, 2005	9,997	$10	$—	$175,950	$(165,559)	$10,401

Debt to equity conversion	85	—	—	220	—	220
Issuance of common stock for services	254	—	—	580	—	580
Stock-based compensation	—	—	—	2,891	—	2,891
Stock options exercised	5	—	—	10	—	10
Net loss	—	—	—	—	(15,266)	(15,266)
Balance, December 31, 2006	10,341	$10	$—	$179,651	$(180,825)	$(1,164)

See notes to Consolidated Financial Statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net loss	$(15,266)	$(16,528)	$(12,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	841	908	620
Amortization of deferred financing fees	221	—	8
Increase (reduction) of provision for sales returns and doubtful accounts	(39)	(284)	467
Stock based compensation	2,891	—	88
Non-cash interest related charges	—	—	5,094
Issuance of common stock for services, net	553	470	531
Amortization of discount on notes payable	956	—	—
Gain on warrant derivative liability	(2,405)	—	—
Loss on other asset	157
Changes in operating assets and liabilities:
Accounts receivable	(42)	(2)	(235)
Unbilled costs and estimated profits on contracts in progress	—	—	75
Inventory	1,354	(1,821)	(1,742)
Prepaid expenses and other current assets	389	(175)	(400)
Advance payments	384	(4)	(58)
Deferred revenue	30	96	—
Accounts payable, accrued compensation, and accrued expenses	(566)	1,613	(51)
Other current liabilities	153	14	17
Net cash used in operating activities	(10,389)	(15,713)	(8,297)
Cash flows from investing activities:
Purchase of equipment	(204)	(898)	(721)
Purchase of investments - held to maturity	(51)	(120)
Purchase of intangibles and other assets	(2)	(54)	(99)
Net cash used in investing activities	(257)	(1,072)	(820)
Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	—	8,400	16,385
Proceeds from exercise of stock options and warrants	10	1,621	5,173
Proceeds from long-term debt	5,970	50	—
Payments related to deferred financing costs	(591)	—	—
Payments of long-term debt and capitalized lease obligations	(55)	(16)	(38)
Net cash provided by financing activities	5,334	10,055	21,520
Net (decrease) increase in cash and cash equivalents	(5,312)	(6,730)	12,403
Cash and cash equivalents, beginning of year	6,727	13,457	1,054
Cash and cash equivalents, end of year	$1,415	$6,727	$13,457

Cash paid for interest	$128	$4	$8
Cash paid for taxes	$40	$15	$—
Supplemental non-cash transactions:
Conversion of debt to equity	$220	$—	$8,567

During the year ended December 31, 2006, the Company

•	entered into several Note Purchase Agreements with investors and issued warrants that are exercisable at $3.60 per share into approximately 1.6 million shares of common stock valued at $3.4 million;
•	issued 10,000 shares of common stock in lieu of cash payment of $26,000 as compensation for services performed and recorded as deferred costs; and
•	issued approximately 85,000 shares for the conversion of Notes totaling $220,000.

See notes to Consolidated Financial Statements .

eMAGIN CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATMENTS

Note 1 - NATURE OF BUSINESS

eMagin Corporation and its wholly owned subsidiary (the “Company”) designs, develops, manufactures, and markets virtual imaging products for consumer, commercial, industrial and military applications. The Company’s products are sold mainly in North America, Asia, and Europe,

Note 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying audited consolidated financial statements include the accounts of eMagin Corporation and its wholly owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Basis of presentation

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has had recurring losses from operations which it believes will continue through in a foreseeable future.  The Company’s cash requirements over the next twelve months are greater than the Company’s current cash on hand. At December 31, 2006, the Company has working capital and shareholders’ deficits. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern without continuing to obtain additional funding.  The Company does not have commitments for such financing and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. If the Company is unable to obtain sufficient funds during the next twelve months, the Company will further reduce the size of its organization and/or curtail operations which will have a material adverse impact on the Company’s business prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On November 3, 2006, the Company effected a one-for-ten (1-for-10) reverse stock split of its issued and outstanding common stock. See Note 9 to the Consolidated Financial Statements for a further discussion. All common share amounts and per share amounts in the accompanying financial statements and this Form 10-K have been adjusted to reflect the 1-for-10 reverse stock split. The Company has adjusted its shareholders’ equity accounts by reducing its stated capital and increasing its additional paid-in capital by approximately $91 thousand as of December 31, 2006, 2005 and 2004 to reflect the reduction in outstanding shares as a result of the reverse stock split.

Use of estimates

In accordance with accounting principles generally accepted in the United States of America, management utilizes certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue and cost recognition

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns.  The Company’s revenue-earning activities generally involve delivering products and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured. The Company defers revenue recognition on products sold directly to the consumer with a fifteen day right of return. Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain of eMagin's R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts.  Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.  Amounts can be billed on a bi-monthly basis.

Research and development expenses

Research and development costs are expensed as incurred.

Cash and cash equivalents

All highly liquid instruments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments-held to maturity

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the accompanying balance sheet.

Accounts receivable

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

Allowance for doubtful account

The allowance for doubtful accounts reflects an estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on a variety of factors, including the length of time receivables are past due, historical experience, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole. The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. The Company regularly reviews inventory quantities on hand, future purchase commitments with the Company’s suppliers, and the estimated utility of the inventory. If the Company review indicates a reduction in utility below carrying value, the inventory is reduced to a new cost basis.

Equipment, furniture and leasehold improvements

Equipment, furniture and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over its estimated useful life. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. Impairment losses, if any, are recognized based on the excess of the assets' carrying amounts over their estimated fair values.

Intangible Assets

The Company’s intangible assets consist of patents that are amortized over their estimated useful lives of fifteen years using the straight line method. Total intangible amortization expense was approximately $4 thousand, $4 thousand, and $2 thousand for the years ended December 31, 2006, 2005, and 2004, respectively.

Advertising

Costs related to advertising and promotion of products is charges to sales and marketing expense as incurred. Advertising expense for the years ended December 31, 2006, 2005 and 2004 were $296 thousand, $108 thousand, and $0, respectively.

Income taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more than likely that these deferred income tax assets will be realized.

Loss per common share

In accordance with SFAS No. 128, "Basic Earnings Per Share", net loss per common share amounts ("basic EPS") is computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution. Net loss per common share amounts assuming dilution ("diluted EPS") reflects the potential dilution from the exercise of stock options and warrants. These common equivalent shares have been excluded from the computation of diluted EPS for all periods presented as their effect is antidilutive. The years ended December 31, 2006, 2005, and 2004 do not include options and warrants to purchase 4,613,919, 4,424,988 and 3,517,739 respectively, of common equivalent shares, as their effect would be antidilutive.

Comprehensive income (loss)

SFAS No. 130, "Reporting Comprehensive Income", requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) items, such as unrealized gains or losses on foreign currency translation adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive income (loss), which were not already in net loss for the years ended December 31, 2006, 2005, and 2004. Accordingly, the Company's comprehensive loss is the same as its net income (loss) for the periods presented.

Stock-based compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment”, which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors. Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123. We adopted SFAS No. 123R using the modified prospective transition method. Accordingly, periods prior to adoption have not been restated. Compensation cost recognized for the twelve months ended December 31, 2006 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No.123 and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123R. The compensation cost was recognized using the straight-line attribution method. See Note 10 for a further discussion on stock-based compensation.

Fair value of financial instruments

At December 31, 2006, the Company's cash, cash equivalents, accounts receivable, short-term investments and accounts payable are shown at cost which approximates fair value due to the short-term nature of these instruments.

Note 3- RECEIVABLES

Receivables consisted of the following (in thousands):

	December 31,
	2006	2005
Trade receivables	$1,351	$1,309
Less allowance for doubtful accounts	(443)	(487)
Net receivables	$908	$822

Note 4 - INVENTORY

The components of inventories were as follows (in thousands):

	December 31,
	2006	2005
Raw materials	$1,146	$2,353
Work in process	558	107
Finished goods	781	1,379
Total Inventory	$2,485	$3,839

Note 5 - EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

Equipment, furniture and leasehold improvements consist of the following (in thousands):

	December 31,
	2006	2005
Computer hardware and software	$1,017	$893
Lab and factory equipment	3,312	3,182
Furniture, fixtures, and office equipment	306	256
Assets under capital leases	66	66
Leasehold improvements	473	473
Construction in progress	—	100
Total equipment, furniture and leasehold improvements	5,174	4,970
Less: accumulated depreciation	(4,508)	(3,671)
Equipment, furniture and leasehold improvements, net	$666	$1,299

Depreciation expense was $837, $904 and $617 for the years ended December 31, 2006, 2005, and 2004, respectively. Assets under capital leases are fully amortized.

Note 6 - DEBT

Debt is as follows (in thousands):

	December 31,
	2006	2005
Current portion of long-term debt:
Capitalized lease obligations	$6	$16
Other debt	58
6% Senior Secured Convertible Notes	2,880	—
Less: Unamortized discount on notes payable	(1,721)	—
Current portion of long-term debt, net	1,223	16
Long-term debt:
Capitalized lease obligations	—	6
Other debt	104	50
6% Senior Secured Convertible Notes	2,890	—
Less: Unamortized discount on notes payable	(765)	—
Long-term debt, net	2,229	56
Total debt, net	$3,452	$72

Maturities with respect to the capitalized lease obligation, other debt and the 6% Senior Secured Convertible Notes as of December 31, 2006 are as follows (in thousands):

Years Ending December 31,
2007	$2,944
2008	$2,934
2009	$60

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) together with warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share. 50% of the aggregate principal amount matures on July 21, 2007 and the remaining 50% matures on January 21, 2008. The Notes pay 6% per annum interest quarterly beginning September 1, 2006. Interest of approximately $124 thousand was paid to investors in the year ended December 31, 2006.

The Company accounted for the net proceeds from the issuance of the Notes as two separate components: a detachable warrant component and a debt component.  The Company determined the relative fair value of warrants to be $3.4 million which was recorded as debt discount, a reduction of the carrying value of the Notes. The following assumptions were used to determine the fair value of the warrants:

Dividend yield	0%
Risk free interest rates	4.99%
Expected volatility	122%
Expected term (in years)	5.0 years

The discount is being amortized to interest expense using the straight-line method as it approximates the effective interest method over the term of the Notes. For the twelve months ended December 31, 2006, debt discount of $956 thousand was amortized to interest expense. See Note 9.

The Notes have specific terms that the Company must adhere to, i.e. maintaining minimum cash and cash equivalent balances and trading its stock on specific Exchanges. On March 9, 2007, the terms of the Note were amended to allow the Company to trade its common stock on the Over-The-Counter Bulletin Board and also requiring the Company to maintain cash and cash equivalent balances of $200,000 from February 26, 2007 through March 31, 2007. Subsequent to March 31, 2007, the company must maintain cash and cash equivalent balances of $600,000. On March 12, 2007, the Company was suspended from trading on the AMEX and is currently trading the Company’s common stock on the Over-The Counter Bulletin Board. The delisting from the AMEX triggered a compliance condition on the notes payable. As a result the Company is required to pay the note holders monthly interest at 1% on the outstanding principal of the notes payable. The Company received a waiver from the note holders that allows the Company to accrue the interest and delay the interest payment until the earliest of the Company (i) completing $2 million of debt or equity financing or (ii) the occurrence of a Repurchase Event per the note. On March 27, 2007, the cash and cash equivalents balances requirement was amended to maintain cash and cash equivalents balances of $200,000 from April 1, 2007 through May 15, 2007. Subsequent to May 15, 2007, the Company must maintain $600,000 in cash and cash equivalent balances.

Note 7 - DEBT SETTLEMENT AND DEBT CONVERSION

In February 2004, eMagin entered into an agreement whereby the holders of eMagin’s Secured Convertible Notes (the "Notes"), which were due in November 2005, agreed to an early conversion of all of the $7.8 million principal amount of the Notes, together with the $.742 million of accrued interest on the Notes, into 1,139,462 shares of common stock of eMagin. On the date of the conversion the Company recorded $1.6 million in interest expense related to the unamortized debt discount and beneficial conversion feature and $75 thousand in interest expense related to the write-off of deferred financing costs.

In consideration of the Note holders agreeing to the early conversion of the Notes, eMagin issued the Note holders warrants to purchase an aggregate of 250,000 shares of common stock (the "Warrants"), which Warrants are exercisable at a price of $27.60 per share. 150,000 of the Warrants, "D warrants", were exercisable until December 31, 2005. The remaining 100,000 of the Warrants, "E warrants", are exercisable until June 10, 2008. Using the Black-Scholes method of valuating warrants, an expense totaling $3.18 million was recorded in interest expense in the first quarter of 2004 to record an estimated value for these warrants. The fair value of the warrants was estimated at $23.00 using the Black-Scholes option-pricing model with the following assumptions for the two sets of warrants: (1) average expected volatility of 100%, (2) average risk-free interest rates of 3.52%, (3) dividends of 0%, and (4) Average Term (in days) of 670 for the D warrants and 1,460 for the E warrants.

Note 8 - INCOME TAXES

The difference between the statutory federal income tax rate on  pre-tax income and the Company's effective income tax rate is summarized as follows:

	For the years ended December 31,
	2006	2005	2004
U.S. Federal income tax provision (benefit) at federal statutory rate	(34)%	(35)%	(35)%
Change in valuation allowance	32%	35%	35%
Permanent difference	2%	0%	0%

Significant components of eMagin's deferred tax assets and liabilities are as follows (numbers are in thousands):

	For the years ended December 31,
	2006	2005	2004
Net operating losses	$53,974	$54,607	$39,262
Goodwill and other intangibles	14,422	17,957	19,894
Allowance for doubtful accounts	159	195	274
Deferred payroll	13	18	25
Accrued vacation payable	132	142	81
Depreciation	(44)	(120)	—
Stock compensation	279	—	—
Total	68,935	72,799	59,536
Less valuation allowance	(68,935)	(72,799)	(59,536)
Net deferred tax asset	$0	$0	$0

As of December 31, 2006, eMagin has federal and state net operating loss carryforwards of approximately $149.9 million that will be available to offset future taxable income, if any, through December 2026. The utilization of net operating losses is subject to a substantial limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. As of December 31, 2006 and 2005, the Company has gross deferred tax assets of approximately of $68 and $73 million , respectively, primarily resulting from the future tax benefit of net operating loss carryforwards and temporary differences relating to amortization of intangible assets. Such net deferred tax assets are fully offset by a valuation allowance due to the uncertainty as to their realizability. A valuation allowance has been established to reserve for the deferred tax assets arising from the net operating losses and other temporary differences due to the uncertainty that their benefit will be realized in the future. The valuation allowance decreased approximately $3.9 million for the year ended December 31, 2006 and increased $13.3 million for the year ended December 31, 2005.

Note 9 - SHAREHOLDERS' EQUITY

Common Stock

2006

At the Company’s 2006 Annual Meeting of Shareholders held on October 20, 2006, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the issued and outstanding common stock on a ratio of 1-for-10. On November 3, 2006, the reverse stock split became effective. The Company has adjusted its shareholders’ equity accounts by reducing its stated capital and increasing its additional paid-in capital by approximately $91 thousand as of December 31, 2006, 2005 and 2004 to reflect the reduction in outstanding shares as a result of the reverse stock split.

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share. The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1.6 million shares of common stock. If the Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. Commencing September 1, 2006, 6% interest is payable in quarterly installments on outstanding notes. For the year ended December 31, 2006, the Company paid approximately $124,000 of interest to investors. The Company received approximately $5.4 million, net of deferred financing costs of approximately $0.6 million which are amortized over the life of the Notes. The Company amortized approximately $221 thousand of deferred financing costs in 2006. For the year ended December 31, 2006, two note holders converted their promissory notes valued at approximately $220 thousand and were issued an aggregate of approximately 85,000 shares.

An additional $0.5 million was to be invested through the exercise of a warrant to purchase approximately 192,000 shares of common stock at $2.60 per share on or prior to December 14, 2006, or at the election of the Company, by the purchase of additional Notes and warrants. The Company determined the relative fair value of the warrants to be approximately $157,000 which was recorded as an other asset. The following assumptions were used to determine the fair value of the warrant:

Dividend yield	0%
Risk free interest rates	5.25%
Expected volatility	122%
Expected term (in years)	0.4 years

The investor elected not to exercise its warrants prior to December 14, 2006. The fair value of the warrants which was recorded as an other asset was written off as a sales, general and administrative expense.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock”, the fair value of the warrants, $3.6 million, have been recorded as a liability since the warrant agreement requires a potential net-cash settlement in the first year of the warrant agreement if the registration statement is not effective. As of December 31, 2006, the registration statement is effective. The liability will be adjusted to fair value at each reporting period. The change in the fair value of the warrants will be recorded in the Consolidated Statement of Operations as other income (expense). For the twelve months ended December 31, 2006, the Company recorded approximately $2.4 million of gain from the change in the fair value of the derivative liability.

In connection with the Notes, a registration rights agreement was entered into which requires the Company to file a registration statement for the resale of the common stock underlying the Notes and the warrants. The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all shares of common stock underlying the Notes and the warrants have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act. If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness as set forth in the preceding sentence, the Company is required to pay each investor cash payments equal to 1.0% of the aggregate purchase price monthly until the failure is cured. If the Company fails to pay the liquidated damages, interest at 16.0% will accrue until the liquidated damages are paid in full. The registration statement was filed and declared effective by the Securities and Exchange Commission within the specified grace period. As of December 31, 2006, the registration statement remains effective.

The Company accounts for the registration rights agreement as a separate freestanding instrument and accounts for the liquidated damages provision as a derivative liability subject to SFAS 133. The estimated fair value of the derivative liability is based on an estimate of the probability and costs of cash penalties being incurred. The Company determined that the fair value of the liability was immaterial and it is not recorded in accrued liabilities. The Company will revalue the potential liability at each balance sheet date.

As a result of the issuance of the Notes, the outstanding 116,576 Series A Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated January 9, 2004, were re-priced from $5.50 to $2.60 and the outstanding 650,001 Series F Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated October 25, 2004, were re-priced from $10.90 to $8.60.

For the year ended December 31, 2006, the Company received approximately $10,000 for the exercise of 5,000 options and there were no warrants exercised. For year ended December 31, 2006, the Company issued approximately 254,000 shares of common stock in lieu of cash payments in the amount of approximately $580,000 as compensation for services rendered and to be rendered in the future.  The fair value of the services was measured at market value of the common stock at the time of payment. As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying audited consolidated statement of operations for the year ended December 31, 2006.

The 2004 Non-Employee Compensation Plan (the “2004 Plan”) was established to help the Company retain consultants, professionals and service providers. The Board of Directors will select the recipient of the awards, the nature of the awards and the amount. At the 2006 Annual Shareholder meeting, the shareholders approved an increase in the number of authorized shares of common stock usable from 200,000 to 950,000. This number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

2005

On October 20, 2005, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold and issued 1,661,906 shares of common stock, par value $0.001 per share, at a price of $5.50 per share and warrants to purchase up to 997,143 shares of common stock for an aggregate purchase price of approximately $9.14 million. The net proceeds received after expenses were approximately $8.4 million.

The warrants are exercisable at a price of $10.00 per share and expire on April 20, 2011. Of the 997,143 warrants, 664,763 of the warrants are exercisable on or after May 20, 2006. The remaining 332,381 are exercisable after March 31, 2007, however these warrants will be cancelled if the Company’s net revenue for fiscal year 2006 exceeds $20 million or if the investor has sold more than 25% of the shares purchased under the securities purchase agreement prior to December 31, 2006.

As a result of the above transaction, the outstanding 121,335 Series A Common Stock Purchase Warrants, that were issued to participants of the Securities Purchase Agreement dated January 9, 2004, were re-priced from $10.50 to $5.50 and the outstanding 650,001 Series F Common Stock Purchase Warrants, that were issued to participants of the Securities Purchase Agreement dated October 25, 2004, were re-priced from $12.10 to $10.90.

A registration rights agreement was entered into in connection with the private placement which requires the Company to file a registration statement for the resale of the common stock and the shares underlying the warrants. The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all common stock have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act. If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness, the agreement requires the Company to pay each investor cash payments equal to 2.0% of the aggregate purchase price monthly until the failure is cured. If the Company fails to pay the liquidated damages, interest at 15.0% will accrue until the liquidated damages are paid in full. The registration statement was filed and declared effective within the specified grace period. As of December 31, 2006, the registration statement remains effective.

The Company accounts for the registration rights agreement as a separate freestanding instrument and accounts for the liquidated damages provision as a derivative liability subject to SFAS 133. The estimated fair value of the liability is based on an estimate of the probability and costs of cash penalties being incurred. The Company determined that the fair value of the liability was immaterial and it is not recorded in accrued liabilities. The Company will revalue the potential liability at each balance sheet date.

In 2005, the Company received approximately $1.6 million for the exercise of approximately 11,100 options and 306,000 warrants. The Company also issued approximately 54,300 shares of common stock for the payment of $461,000 of services rendered and to be rendered in the future. The fair value of the services was measured at market value of the common stock at the time of payment. As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying audited consolidated statement of operations for the year ended December 31, 2005.

2004

On January 9, 2004, the Company entered into a Securities Purchase Agreement with several accredited institutional and private investors whereby such investors purchased an aggregate of 333,336 shares of common stock and 431,221 warrant shares for an aggregate purchase price of approximately $4.2 million.

The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $13.80 to $19.40 per share during the period for an average closing price of $12.60 per share. In addition, the investors received warrants to purchase an aggregate of 200,002 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $17.40 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period.

In connection with the Securities Purchase Agreement, eMagin also issued additional warrants to the investors to acquire an aggregate of 231,219 shares of common stock. 120,691 of such warrants are exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $17.40 per share (a 10% premium to the average closing price of the stock for the pricing period), and 110,528 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $19.00 per share (a 20% premium to the average closing price of the stock for the pricing period).

The Company also entered into a registration rights agreement with the aforementioned investors with respect to the common stock issued and common stock issuable upon the exercise of the warrants. A registration rights agreement was entered into in connection with the private placement which requires the Company to file a registration statement for the resale of the common stock and the shares underlying the warrants. The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all common stock have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act. If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness, the agreement requires the Company to pay each investor cash payments equal to 2.0% of the aggregate purchase price monthly until the failure is cured. If the Company fails to pay the liquidated damages, interest at 15.0% will accrue until the liquidated damages are paid in full. The registration statement was filed and declared effective within the specified grace period. As of December 31, 2006, the registration statement remains effective.

The Company accounts for the registration rights agreement as a separate freestanding instrument and accounts for the liquidated damages provision as a derivative liability subject o SFAS 133. The estimated fair value of the liability is based on an estimate of the probability and costs of cash penalties being incurred. The Company determined that the fair value of the liability was immaterial and it is not recorded in accrued liabilities. The Company will revalue the potential liability at each balance sheet date.

In February 2004, the Company and all of the holders of the Secured Convertible Notes (the "Notes"), which were due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes aggregating $7.825 million, together with all of the accrued interest of approximately $742,000 on the Notes, into 1,139,462 shares of the Company's common stock. The listing of the shares issuable pursuant to such agreement was approved by the American Stock Exchange.

In consideration of the Note holders agreeing to the early conversion of the Notes, eMagin agreed to issue the Note holders warrants to purchase an aggregate of 250,000 shares of common stock (the "warrants"), which warrants are exercisable at a price of $27.60 per share. 150,000 of the warrants (series D warrants) are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or (ii) December 31, 2005. The remaining 100,000 of the warrants (series E warrants) are exercisable until June 10, 2008. Using the Black-Scholes method of valuating warrants, an expense totaling $3.18 million was recorded in interest expense during 2004 to record an estimated fair value of these warrants. The fair value of the warrants, $3.18 million, was estimated at $23.00 using the Black-Scholes option-pricing model with the following assumptions for the two sets of warrants: (1) average expected volatility of 100%, (2) average risk-free interest rates of 3.52%, (3) dividends of 0%, and (4) Average Term (in days) of 670 for the series D warrants and 1,460 for the series E warrants.

In connection with the above conversion, eMagin also entered into a Registration Rights Agreement with the holders of the Notes providing the holders with certain registration rights under the Securities Act of 1933, as amended, with respect to the common stock issuable upon exercise of the warrants.

In August 2004, the Company and certain of the holders of its outstanding Class A, B and C common stock purchase warrants entered into an agreement pursuant to which the Company and the holders of the warrants agreed to the $9.00 re-pricing and exercise of Class A, B and C common stock purchase warrants. As a condition to the transaction, the holders of the warrants agreed to limit the right of participation that they were granted in January 9, 2004. As a result of the transaction, the holders agreed to re-price and exercise approximately, 209,989 Class A, B and/or C common stock purchase warrants for an aggregate of $1,889,900.

On October 21, 2004, the Company entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 1,033,453 shares of common stock, and series F common stock warrants to purchase 512,976 of common stock for an aggregate purchase price of $10,772,500. The common stock was priced at $10.50. The common stock and the shares underlying the warrants were drawn-down off of a shelf registration statement which was filed by the Company on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004. Net proceeds received after deducting expenses was approximately $9.75 million.

The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of the Company’s common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of  common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

On October 28, 2004, eMagin entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 274,048 shares of common stock, and series F common stock purchase warrants to purchase eMagin’s common stock to purchasers for an aggregate purchase price of $2,877,500. The common stock was priced at $10.50. The common stock and the shares underlying the warrants were drawn-down off of a shelf registration statement which was filed by us on May 5, 2004, and declared effective by the Securities and Exchange Commission on June 10, 2004. Net proceeds received after deducting expenses was approximately $2.65 million.

The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 137,024 shares of common stock at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of eMagin’s common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of eMagin’s common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

As a result of the above transaction, 121.335 outstanding Series A Common Stock Purchase Warrants, that were issued to participants of the Securities Purchase Agreement dated January 9, 2004, were re-priced from $17.40 to $10.50.

The Company paid a Placement Agent $814,000, a fee equal to 6% of the gross proceeds of these offerings.

In addition, the Company engaged Larkspur Capital Corporation, a Related Party, to act as an adviser in connection with the sale of these securities. For such services, the Company paid Larkspur Capital Corporation a fee of $136,500, an amount equal to 1% of the gross proceeds of these offerings and 9,326 warrants.

In 2004, the Company received $5,173,945 for the exercise of 552,105 options and 353,335 warrants.

The Company also issued 38,602 shares of common stock for the payment of $531,031 for services rendered and to be rendered in the future. The fair value of the services was measured at market value of the common stock at the time of payment. As such, the Company recorded the fair value of the services rendered in selling, general and administrative expenses in the accompanying audited consolidated statement of operations for the year ended December 31, 2004.

Note 10 - STOCK COMPENSATION

Employee stock purchase plan

In 2005, the stockholders approved the 2005 Employee Stock Purchase Plan (“ESPP”). The ESPP provides the Company’s employees with the opportunity to purchase common stock through payroll deductions. Employees purchase stock semi-annually at a price that is 85% of the fair market value at certain plan-defined dates. At December 31, 2006, the number of shares of common stock available for issuance was 150,000 and the plan will automatically increase 75,000 shares on January 1 of each year for a period of three years starting January 1, 2006. As of December 31, 2006, the plan had not been implemented.

Incentive compensation plans

In 1994, the Company established the 1994 Stock Plan (the "1994 Plan"). The plan provided for the granting of options to purchase an aggregate of 1,286,000 shares of the common stock to employees and consultants. This Plan expired in 2004.

In 2000, the Company established the 2000 Stock Option Plan (the "2000 Plan"). The Plan permits the granting of options and stock purchase rights to employees and consultants of the Company. The 2000 Plan allows for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options which are not intended to meet such requirements.

In 2003, the Company established the 2003 Stock Option Plan (the "2003 Plan"). The 2003 Plan provided for the granting of options to purchase an aggregate of 9,200,000 shares of the common stock to employees and consultants. On July 2, 2003, the shareholders approved the plan and the 2003 Plan was subsequently amended by the Board of Directors on July 2, 2003 to reduce the number of additional shares that may be provided for issuance under the "evergreen" provisions of the 2003 Plan. The amended 2003 Plan provides for an increase of 2,000,000 shares in January 2004 and an annual increase on January 1 of each year for a period of nine (9) years commencing on January 1, 2005 of 3% of the diluted shares outstanding. The shareholders approved an amendment to the 2003 Plan to provide grants of shares of common stock in addition to options to purchase shares of common stock. In 2005, approximately 2.4 million shares were added to the plan.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 5 years. Option activity for the years ended December 31, 2006, 2005 and 2004 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Balances at December 31, 2003	1,216,177	$5.30
Options granted	677,990	16.00
Options exercised	(16,146)	2.70
Options cancelled	(522,105)	11.20
Balances at December 31, 2004	1,355,916	11.40
Options granted	582,400	9.60
Options exercised	(11,059)	3.40
Options cancelled	(121,993)	13.90
Balances at December 31, 2005	1,805,264	10.90
Options granted	185,744	4.30
Options exercised	(5,000)	2.10
Options forfeited	(453,115)	7.47
Options cancelled	(467,148)	11.97
Balances at December 31, 2006	1,065,745	$2.94	3.75	$—
Vested or expected to vest at December 31, 2006 (1)	991,143	$2.94	3.75	$—
Exercisable at December 31, 2006	711,310	$2.93	3.01	$—

At December 31, 2006, there were 1,069,423 shares available for grant under the 2003 Plan and the 2000 Plan.

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.10 - $2.70	925,689	4.04	$2.57	590,894	$2.54
$3.40 - $5.80	105,924	1.09	3.69	100,424	3.58
$6.60 - $22.50	34,132	4.31	10.59	19,992	11.16
	1,065,745	3.75	$2.94	711,310	$2.93

(1) The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying options and the quoted price of the Company’s common stock for the options that were in-the-money. As of December 31, 2006 there were no options that were in-the-money. The Company’s closing stock price was $1.04 as of December 31, 2006. The Company issues new shares of common stock upon exercise of stock options.

On July 21, 2006, certain employees and Directors of the Company agreed to cancel approximately 467,000 shares underlying existing stock options in return for the re-pricing of approximately 869,000 existing options at $2.60 per share having a weighted average original exercise price of $11.97. Option grants that have not been re-priced will remain unchanged. The unvested options which were re-priced will continue to vest on original vesting schedules, but in no event vest prior to January 19, 2007. Previously vested options which were re-priced will now vest on January 19, 2007. Re-priced grants will be forfeited if the individual leaves voluntarily. The Company has accounted for the re-pricing and cancellation transactions as a modification under SFAS No. 123R. The Company will recognize the additional compensation charges over the four months ended January 19, 2007 for previously vested options and over the remaining vesting period for unvested options. Incremental cost was $171 thousand and the amount recognized in 2006 was $118 thousand, net of forfeitures.

At the Company’s 2006 Annual Meeting of Shareholders held on October 20, 2006, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio of one-for-ten. On November 3, 2006, the reverse stock split became effective. Each holder of ten shares of the Company’s common stock became the holder of one share of the Company’s common stock. In addition, all outstanding options, warrants, and convertible notes were adjusted in accordance with their terms and pursuant to the ratio of the reverse split. All fractional shares were rounded up to the next whole number of shares.

Stock based compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors. Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB No. 25 and related interpretations, as permitted by SFAS No. 123. The Company adopted SFAS No. 123R using the modified prospective transition method. Accordingly, periods prior to adoption have not been restated. Compensation cost recognized for the twelve months ended December 31, 2006 includes a) compensation cost for all share-based compensation granted prior to, but not vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No.123 and b) compensation cost for all share-based compensation granted beginning January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123R. The compensation cost was recognized using the straight-line attribution method.

The following table summarizes the allocation of stock-based compensation to expense categories for the year ended December 31, 2006 (in thousands):

For the year ended December 31, 2006

Cost of revenue	$343
Research and development	435
Selling, general and administrative	2,113
Total stock compensation expense	$2,891

For the year ended December 31, 2006, stock compensation was approximately $2.9 million. At December 31, 2006, total unrecognized compensation costs related to stock options was approximately $3.4 million, net of estimated forfeitures. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 5.3 years.

The Company recognizes compensation expense for options granted to non-employees in accordance with the provision of Emerging Issues Task Force (“EITF”) consensus Issue 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which requires using a fair value options pricing model and re-measuring such stock options to the current fair market value at each reporting period as the underlying options vest and services are rendered.

In determining the fair value of stock options granted during the twelve month periods ended December 31, 2006, 2005, and 2004, the following key assumptions were used in the Black-Scholes option pricing model:

	For the years ended December 31,
	2006	2005	2004

Dividend yield	0%	0%	0%
Risk free interest rates	4.59%-4.82%	4.4%	3.6%
Expected volatility	123%-126%	126%	139%
Expected term ( in years)	5 years	5 years	5 years

We have not declared or paid any dividends and do not currently expect to do so in the near future. The risk-free interest rate used in the Black-Scholes is based on the implied yield currently available on U.S. Treasury securities with an equivalent term. Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period. The expected term of options represents the period that eMagin’s stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

The following table shows the proforma effect on eMagin’s net loss and net loss per share had compensation expense been determined based on the fair value at the award grant date in accordance with SFAS No. 123 for the twelve months ended December 31, 2005 and 2004 (in thousands, except per share data):

	For the years ended December 31,
	2005	2004
Net loss applicable to common stockholders, as reported	$(16,528)	$(12,711)
Add: Stock-based employee compensation expense included in reported net loss	—	88
Deduct: Stock-based employee compensation expense determined under fair value method	(3,035)	(1,743)
Pro forma net loss	$(19,563)	$(14,366)
Net loss per share:
Basic and diluted, as reported	$(1.94)	$(1.98)
Basic and diluted, pro forma	$(2.29)	$(2.23)

Warrants

At December 31, 2006, 3,548,174 warrants to purchase shares of common stock are outstanding and exercisable at exercise prices ranging from $2.60 to $27.60 and expiration dates ranging from June 20, 2007 to February 27, 2012.

	Outstanding Warrants
	Shares	Weighted Average Exercise Price
Balances at December 31, 2003	1,233,629	$8.00
Warrants granted	1,335,587	16.90
Warrants exercised	(353,335)	15.20
Warrants cancelled	(54,058)	11.20
Balances at December 31, 2004	2,161,823	$11.40
Warrants granted	997,143	10.00
Warrants exercised*	(370,820)	6.10
Warrants cancelled	(168,421)	26.70
Balances at December 31, 2005	2,619,725	$10.20
Warrants granted	1,805,037	3.49
Warrants exercised	—	—
Warrants expired	(876,588)	6.90
Balances at December 31, 2006	3,548,174	$7.05
*Cashless exercise - 647,619 warrants

Note 11 - RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board (“FASB”) has issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not anticipate that the adoption of this statement will have a material effect on the Company’s financial position or results of operation.

In September 2006, the SEC issued SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the Company’s balance sheet and statement of operations and the related financial statement disclosures. SAB 108 permits companies to record the cumulative effect of initial adoption by recording the necessary “correcting” adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings only if material. SAB 108 is effective for fiscal years ending on or after November 15, 2006.

In November 2004, the FASB issued Statement No. 151 (“SFAS 151”), “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.”  SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that these items be recognized as current period charges.  SFAS 151 applies only to inventory costs incurred during periods beginning after the effective date and also requires that the allocation of fixed production overhead to conversion costs be based on the normal capacity of the production facilities.  SFAS 151 is effective beginning in fiscal 2007. The Company does not believe that the adoption of SFAS 151 will have a material impact on its financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB No. 20, “ Accounting Changes” (“APB No. 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”   (“SFAS No. 3”). SFAS No. 154 changes the requirements for the accounting for and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, it does not change the transition provisions of any existing accounting pronouncements. The Company adopted the statement as of January 1, 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008. The Company is evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial condition and is not yet in a position to determine such effects.

Note 12 - COMMITMENTS AND CONTINGENCIES

Royalties

The Company, in accordance with a royalty agreement, is obligated to make minimum annual royalty payments to a corporation commencing January 1, 2001. The original minimum annual royalty due under this agreement was $32 thousand per year and it increased to $125 thousand in 2005 and beyond. Under this agreement, the Company must pay a certain percentage of net sales of certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid may be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the last-to-expire issued patent.

For the years ended December 31, 2006, 2005, and 2004, royalty expense of approximately $515 thousand, $191 thousand and $194 thousand, respectively, is included in cost of goods sold.

Operating leases

The Company leases office facilities and office, lab and factory equipment under operating leases expiring through 2009. The Company currently has lease commitments for space in Hopewell Junction, New York and Bellevue, Washington.

The Company’s manufacturing facilities are leased from IBM in New York. eMagin leases approximately 40,000 square feet to house its equipment for OLED microdisplay fabrication and for research and development, an assembly area and administrative offices. In 2004, eMagin entered into an agreement to extend the term of the lease until 2009.

In July 2005, eMagin signed a sub-lease agreement for approximately 19,000 square feet in Bellevue Washington. The leased space is used as the Company’s corporate headquarters. This lease will expire in 2009. The Company’s lease at the Redmond Washington location expired in August 2005 and was not renewed.

The future minimum lease payments through 2009 are as follows:

2007	$1,405
2008	1,444
2009	538
$3,387

Rent expense for the years ended December 31, 2006, 2005, and 2004 was approximately $1.3 million, $1.0 million, and $0.8 million, respectively. The Redmond lease was paid in common stock valued at $42 thousand and $48 thousand for the 2005 and 2004 rent periods, respectively.

Employee benefit plans

eMagin has a defined contribution plan (the 401(k) Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the 401(k) Plan, eMagin may match a portion of the participating employees' contributions. There was no matching contribution to the 401(k) Plan for the years ended December 31, 2006, 2005 and 2004.

Legal proceedings

On December 6, 2005, New York State Urban Development Corporation commenced action against eMagin in the Supreme Court of the State of New York, County of New York against eMagin, asserting breach of contract and seeking to recover a $150 thousand grant which was made to eMagin based on goals set forth in the agreement for recruitment of employees. On July 13, 2006, eMagin agreed to a settlement with the New York State Urban Development Corporation to repay approximately $112 thousand of the $150 thousand grant. The settlement requires that repayments be made on a monthly basis in the amount of approximately $3 thousand per month commencing August 1, 2006 and ending on July 1, 2009.

Note 13 - RELATED PARTY TRANSACTIONS

2006

On July 21, 2006, the Company entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) and warrants to purchase approximately 1.8 million shares of common stock, par value $.001 per share. The investors purchased $5.99 million principal amount of Notes with conversion prices of $2.60 per share that may convert into approximately 2.3 million shares of common stock and 5 year warrants exercisable at $3.60 per share into approximately 1.6 million shares of common stock. If the Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. Commencing September 1, 2006, 6% interest is payable in quarterly installments on outstanding notes.

In the Note Purchase transaction, two employees and two board members participated. Olivier Prache, Senior VP of Display Operations, purchased a $30 thousand promissory note which may be converted into 11,539 shares and received 8,077 warrants which are exercisable at $3.60 per share. Mr. Prache converted $20 thousand of his promissory note and received 7,693 shares. John Atherly, CFO, purchased a $40 thousand promissory note which may be converted into 15,385 shares and received 10,770 warrants exercisable at $3.60 per share. David Gottfried, board member, purchased a $250 thousand promissory note which may be converted into 96,154 shares and received 67,308 warrants exercisable at $3.60 per share. Paul Cronson, board member, through Navacorp III, LLC purchased a $200 thousand promissory note which may be converted into 76,923 shares and received 53,847 warrants exercisable at $3.60 per share.

Stillwater is a beneficial owner of more than 5% of the Company’s common stock. Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, purchased a $700 thousand promissory note which may be converted into 269,231 shares and received 188,462 warrants exercisable at $3.60 per share. Ginola Limited purchased an $800 thousand promissory note which may be converted into 307,693 shares and received 215,385 warrants exercisable at $3.60 per share. Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series A warrants was reduced from $5.50 to $2.60 per share. Family members of an outside director of eMagin are holders of Series F warrants to purchase an aggregate of 10 thousand shares of common stock. As a result of the Note Purchase transaction, the exercise price of all Series F warrants was reduced from $10.90 to $8.60 per share.

eMagin has entered into a financial advisory agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. The Company has agreed to pay a minimum fee of $500 thousand to Larkspur Capital Corporation in the event certain transactions occur, i.e. sale of the Company’s assets or change of control.

2005

On October 20, 2005, the Company entered into a Securities Purchase Agreement to sell to certain qualified institutional buyers and accredited investors an aggregate of 1,661,906 shares of eMagin’s common stock, par value $0.001 per share (the “Shares”), and warrants to purchase an additional 997,143 shares of common stock, for an aggregate purchase price of approximately $9.1 million. The purchase price of the common stock and corresponding warrant was $5.50 per share.

The warrants are exercisable at a price of $10.00 per share and expire on October 20, 2010. Of the 997,143 warrants, 664,762 of the warrants are exercisable on or after May 20, 2006. The remaining 332,380 are exercisable after March 31, 2007. Both Stillwater and Ginola are beneficial owners of more than 5% of the Company’s common stock.

Rainbow Gate Corporation, a corporation in which its investment manager is the sole member of Stillwater LLC and its controlling shareholder is the same as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $500 thousand. Stillwater LLC disclaims beneficial ownership of shares owned by Rainbow Gate Corporation.

Chelsea Trust Company, as trustee of a trust with the same directors and/or controlling shareholders as Ginola Limited, participated in the sale of equity pursuant to the Securities Purchase Agreement by investing $250 thousand. Ginola Limited disclaims beneficial ownership of shares owned by Chelsea Trust Company.

In connection with the issuance of the Shares and the warrants pursuant to the Securities Purchase Agreement, the Company was required to lower the exercise prices of existing Series A and F warrants from $10.50 and $12.10, respectively, to $5.50 and $10.90 per share, respectively, pursuant to the anti-dilution provisions of the Series A and F warrants.

A family member of an outside director of eMagin is the holder of a Series A warrant to purchase an aggregate of 4,286 shares of common stock. Accordingly, the exercise price of all Series A warrants was reduced from $10.50 to $5.50 per share.

2004

eMagin is party to a financial advisory and investment banking agreement with Larkspur Capital Corporation. Paul Cronson, a director of eMagin, is a founder and shareholder of Larkspur Capital Corporation. Larkspur Capital Corporation received as compensation for financial advisory and investment banking services in connection with the January 2004 private placement a cash fee of 6 3/4% of the funds raised and warrants to purchase eMagin shares of common stock equal to 2.5% of the cash netted to eMagin. Approximately $284 thousand and 4,365 common stock purchase warrants exercisable at $24.10 per share which expire in January 2009, were paid under the terms of the agreement. Paul Cronson was engaged as an advisor in connection with the sale of securities sold in October 2004 and received a fee of $136 thousand.

A family member of an outside director of eMagin participated in the Securities Purchase Agreement in January 2004's private placement in the amount of $90 thousand.

Stillwater LLC, a limited liability company and a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $4 million of the notes converted in February 2004. Ginola Limited, a beneficial owner of more than five percent of the outstanding shares of eMagin's common stock, held an aggregate of $1.3 million of the notes which were converted. An outside director of eMagin held $250 thousand of the notes converted.

A family member of an outside director of eMagin participated in the re-pricing of the Securities Purchase Agreement in August. 209,989 warrants were re-priced and exercised. The family member re-priced and exercised 2,586 B warrants and 2,368 C warrants.

Note 14 - EMPLOYMENT AGREEMENTS

On January 24, 2006, pursuant to actions taken by the Compensation Committee of the Board of Directors of eMagin Corporation (the “Company”), Gary Jones entered into a revised executive employment agreement, to conform to the recently established Sarbanes-Oxley requirements, in connection with his service as Chief Executive Officer and President of the Company. Additionally, Susan Jones entered into a revised executive employment agreement, to conform to the recently established Sarbanes-Oxley requirements, in connection with her service as the Company’s Chief Marketing and Strategy Officer, Executive Vice President and Corporate Secretary.

Each agreement is effective for an initial term of three years, effective January 1, 2006. The agreement provides for an annual salary, benefits made available by the Company to its employees and eligibility for an incentive bonus pursuant to one or more incentive compensation plans established by the Company from time to time. The Company may terminate the employment of Executive at any time with or without notice and with or without cause (as such term is defined in the agreement). If the Executive’s employment is terminated without cause, or if Executive resigns with good reason (as such term is defined in the agreement), or if Executive’s position is terminated or significantly changed as result of change of control (as such term is defined in the agreement), Executive shall be entitled to receive salary until the end of the agreement’s full term or twelve months, whichever is greater, payment for accrued vacation, and bonuses which would have been accrued during the term of the agreement. If Executive voluntarily terminates employment with the Company, other than for good reason or is terminated with cause (as such term is defined in the agreement), Executive shall cease to accrue salary, vacation, benefits, and other compensation on the date of the voluntary or with cause termination. The Executive Employment Agreement includes other conventional terms and also contains invention assignment, non-competition, non-solicitation and non-disclosure provisions.

On April 17, 2006, the parties entered into amendments to the employment agreements pursuant to which the parties clarified that t he Company has agreed to pay for health benefits equivalent to medical and dental benefits provided during the executive’s full time employment until the end of the agreement’s full term or twenty-four (24) months, whichever is greater.

On January 11, 2007, Gary Jones resigned as the President, Chief Executive Officer, and as a Director of the Company. Mr. Jones and the Company entered into an Executive Separation and Consulting Agreement. See Note 16 - Subsequent Events for additional information.

In addition, on January 11, 2007, Dr. K.C. Park was appointed Interim Chief Executive Office, President, and a Director of the Company. Dr. Park entered into a Compensation Agreement with the Company on February 12, 2007. See Note 16 - Subsequent Events for additional information.

Note 15 - CONCENTRATIONS

In 2006 eMagin had one customer that accounted for 13% of its total revenues. In 2005 eMagin had no customers that accounted for more than 10% of its total revenues. In 2004 eMagin had two customers that individually accounted for 17% and 15% of net revenues.

For the year ended December 31, 2006, approximately 59% of the Company's net revenues were made to customers in the United States and approximately 41% of the Company's net revenues were made to international customers. For the year ended December 31, 2005, approximately 49% of the Company's net revenues were made to customers in the United States and approximately 51% of the Company's net revenues were made to international customers. For the year ended December 31, 2004, approximately 78% of the Company's net revenues were made to customers in the United States and approximately 22% of the Company's net revenues were made to international customers.

At December 31, 2006, there were 5 customers which comprised 69% of the outstanding accounts receivable. At December 31, 2005, there were 2 customers which comprised 31% of the outstanding accounts receivable . At December 31, 2004, there were 3 customers which comprised 50% of the outstanding accounts receivable.

The Company purchases principally all of its silicon wafers from a single supplier located in Taiwan.

Note 16 - SUBSEQUENT EVENTS

Executive Separation and Consulting Agreement

On January 11, 2007, Gary Jones resigned as the President, Chief Executive Officer, and as a Director of the Company. Mr. Jones and the Company entered into an Executive Separation and Consulting Agreement (“the Agreement”). Under the Agreement, the Company made a payment to Mr. Jones in an amount equal to: all accrued salary as of the date of the Agreement plus an additional 30 days of salary (approximately $47 thousand); 360 hours of unused vacation (approximately $55 thousand); advance for legal and accounting fees associated with 2004 stock options ($30 thousand); and an advance for future travel expenditures ($5 thousand). Mr. Jones also received 500 thousand shares of registered shares of common stock of the Company valued at $430 thousand. In his consulting relationship, Mr. Jones will be paid $460 thousand upon the consummation of a strategic transaction. The Company will provide up to $7.5 thousand for reasonable moving expenses of personal property from the New York office. In addition, the Company will pay up to an additional $30 thousand to Mr. Jones related to personal legal fees.

Compensation Agreement

On January 11, 2007, Dr. K.C. Park was appointed Interim Chief Executive Office, President, and a Director of the Company. On February 12, 2007, the Company entered in a Compensation Agreement (“the Agreement”) with Dr. Park. Under the Agreement, the Company has agreed to pay Dr. Park an annual base salary equal to $300 thousand plus a quarterly increase in his base salary in the amount of $12.5 thousand per fiscal quarter through December 31, 2007. The Company agreed to issue Dr. Park an aggregate of 250 thousand restricted shares of common stock within 10 business days of the completion of a change of control of the Company. In addition, if a change of control transaction is completed and Dr. Park is not offered a senior executive position in the new organization, the Company has agreed to pay Dr. Park three month’s salary.

AMEX Delisting

On October 9, 2006, the Company received notice from the American Stock Exchange (the “AMEX”) Listing Qualifications Department stating that the Company does not meet certain continued listing standards as set forth in Part 10 of the AMEX Company Guide (the “Company Guide”). Specifically, pursuant to a review by the AMEX of the Company’s 10-Q for the three and six months ended June 30, 2006, the AMEX has determined that the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide, respectively, which state, in relevant part, that the AMEX will normally consider suspending dealings in, or removing from the list, securities of a company that (a) has stockholders' equity of less than $4.0 million if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; or (b) has stockholders' equity of less than $6.0 million if such company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, respectively.

On November 6, 2006, the Company submitted a plan advising the AMEX of actions that it will take, which may bring it into compliance with Sections 1003 (a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months of receipt of the notice letter. On January 5, 2007, the Company received notice from the staff of the AMEX indicating that it intends to strike the Company’s common stock from listing on AMEX by filing a delisting application with the Securities and Exchange Commission as it has determined that the Company has failed to comply with the continued listing standards. The Company requested a verbal hearing which was held on February 27, 2007.

On March 1, 2007, the Company received notice from the AMEX indicating that the AMEX will initiate the delisting process with respect to the Company’s common stock. On March 12, 2007, in accordance with Part 12 of the Company Guide, the Company was suspended from trading on the AMEX. The Company is currently trading the Company’s common stock on the Over-the-Counter Bulletin Board under the symbol, EMAN.

The delisting from the AMEX triggered a compliance condition on the notes payable. As a result the Company is required to pay the note holders monthly interest at 1% on the outstanding principal of the notes payable. The Company received a waiver from the note holders that allows the Company to accrue the interest and delay the interest payment until the earliest of the Company (i) completing $2 million of debt or equity financing or (ii) the occurrence of a Repurchase Event per the note.

Note 17 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for 2006 and 2005 are as follows (in thousands except per share data):

	Quarters Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$1,641	$1,674	$2,292	$2,562
Gross margin (loss)	$(1,388)	$(1,291)	$(648)	$137
Net loss	$(5,160)	$(4,838)	$(3,769)	$(1,499)
Net loss per share - basic and diluted	$(0.52)	$(0.48)	$(0.37)	$(0.15)
Shares used in per share calculation - basic and diluted	10,004	10,011	10,077	10,196

	Quarters Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$690	$652	$1,131	$1,272
Gross loss	$(1,267)	$(1,737)	$(1,555)	$(1,915)
Net loss	$(3,469)	$(4,498)	$(3,763)	$(4,798)
Net loss per share - basic and diluted	$(0.43)	$(0.55)	$(0.47)	$(0.52)
Shares used in per share calculation - basic and diluted	8,143	8,245	8,304	9,476

eMagin Corporation
June 30, 2007

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,
	2007 (unaudited)	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$690	$1,415
Investments – held to maturity	174	171
Accounts receivable, net	1,272	908
Inventory	1,810	2,485
Prepaid expenses and other current assets	681	656
Total current assets	4,627	5,635
Equipment, furniture and leasehold improvements, net	442	666
Intangible assets, net	53	55
Other assets	231	233
Deferred financing costs, net	191	416
Total assets	$5,544	$7,005

LIABILITIES AND SHAREHOLDERS’ CAPITAL DEFICIT

Current liabilities:
Accounts payable	$1,208	$1,192
Accrued compensation	1,394	959
Other accrued expenses	905	749
Advanced payments	160	444
Deferred revenue	81	126
Current portion of capitalized lease obligations	—	6
Current portion of debt	4,685	1,217
Derivative liability - warrants	1,157	1,195
Other current liabilities	45	52
Total current liabilities	9,635	5,940

Long-term debt	78	2,229
Total liabilities	9,713	8,169

Commitments and contingencies

Shareholders’ capital deficit:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 11,264,657 shares as of June 30, 2007 and 10,341,029 shares as of December 31, 2006	11	10
Additional paid-in capital	181,310	179,651
Accumulated deficit	(185,490)	(180,825)
Total shareholders’ capital deficit	(4,169)	(1,164)
Total liabilities and shareholders’ capital deficit	$5,544	$7,005

See notes to Condensed Consolidated Financial Statements .

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:

Product revenue	$4,144	$1,674	$7,667	$3,245
Contract revenue	88	—	174	70

Total revenue, net	4,232	1,674	7,841	3,315

Cost of goods sold	2,946	2,965	6,061	5,994

Gross profit (loss)	1,286	(1,291)	1,780	(2,679)

Operating expenses:

Research and development	887	1,304	1,740	2,542
Selling, general and administrative	1,543	2,248	3,764	4,836
Total operating expenses	2,430	3,552	5,504	7,378

Loss from operations	(1,144)	(4,843)	(3,724)	(10,057)

Other income (expense):

Interest expense	(1,333)	—	(2,174)	—
Gain on warrant derivative liability	182	—	643	—
Other income, net	567	5	590	59
Total other (expense) income	(584)	5	(941)	59

Net loss	$(1,728)	$(4,838)	$(4,665)	$(9,998)

Loss per share, basic and diluted	$(0.15)	$(0.48)	$(0.42)	$(1.00)

Weighted average number of shares outstanding:

Basic and diluted	11,175,888	10,011,351	10,983,981	10,007,595

See notes to Condensed Consolidated Financial Statements .

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ CAPITAL DEFICIT
(In thousands)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2006	10,341	$10	$179,651	$(180,825)	$(1,164)
Stock-based compensation	—	—	899	—	899
Issuance of common stock for services	914	1	757	—	758
Exercise of common stock warrants	10	—	3	—	3
Net loss	—	—	—	(4,665)	(4,665)
Balance, June 30, 2007 (unaudited)	11,265	$11	$181,310	$(185,490)	$(4,169)

See notes to Condensed Consolidated Financial Statements .

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2007	2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(4,665)	$(9,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	227	513
Amortization of deferred financing fees	265	—
Reduction of provision for sales returns and doubtful accounts	(35)	(13)
Stock-based compensation	899	1,581
Issuance of common stock for services	677	192
Amortization of discount on notes payable	1,452	—
Gain on warrant derivative liability	(643)	—
Changes in operating assets and liabilities:
Accounts receivable	(329)	(180)
Inventory	675	226
Prepaid expenses and other current assets	55	213
Deferred revenue	(45)	2
Accounts payable, accrued compensation, other accrued expenses, and advanced payments	323	1,106
Other current liabilities	(7)	101
Net cash used in operating activities	(1,151)	(6,257)
Cash flows from investing activities:
Purchase of equipment	—	(194)
Purchase of investments – held to maturity	(4)	(4)
Purchase of intangibles and other assets	—	(2)
Net cash used in investing activities	(4)	(200)
Cash flows from financing activities:
Proceeds from exercise of warrants	3	—
Proceeds from long-term debt	500	—
Payments related to deferred financing costs	(40)	—
Payments of long-term debt and capital leases	(33)	(15)
Net cash provided by (used in) financing activities	430	(15)
Net decrease in cash and cash equivalents	(725)	(6,472)
Cash and cash equivalents beginning of period	1,415	6,727
Cash and cash equivalents end of period	$690	$255

Cash paid for interest	$180	$—
Cash paid for taxes	$46	$35

During the six months ended June 30, 2007, the Company:
• entered into a Note Purchase Agreement with an investor and issued warrants that are exercisable at $0.48 per share into approximately 1.0 million shares of common stock valued at $605 thousand; and
•
entered into an intellectual property agreement with Kodak where Kodak was assigned the rights to a specific patent and as part of the consideration waived the royalty payments for the first six months of 2007. The $560 thousand was recorded as a gain from the licensing of intangible assets.

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 1:  Description of the Business and Summary of Significant Account Policies

The Business

eMagin Corporation is a developer and manufacturer of optical systems and microdisplays for use in the electronics industry.  eMagin also develops and markets microdisplay systems and optics technology for commercial, industrial and military applications.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of eMagin Corporation and its subsidiary reflects all adjustments, including normal recurring accruals, necessary for a fair presentation.  Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to instruction, rules and regulations prescribed by the Securities and Exchange Commission.  The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  The results of operations for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

On November 3, 2006, the Company effected a one-for-ten (1-for-10) reverse stock split of its issued and outstanding common stock.   All common and per share amounts in the accompanying financial statements have been adjusted to reflect the 1-for-10 reverse stock split.

The condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has had recurring losses from operations which it believes will continue through the foreseeable future.  The Company’s cash requirements over the next twelve months are greater than the Company’s cash, cash equivalents, and investments at June 30, 2007.   The Company does not have commitments for such financing and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. If the Company is unable to obtain sufficient funds during the next twelve months, the Company will further reduce the size of its organization and/or curtail operations which will have a material adverse impact on the Company’s business prospects.  The Company has working capital and shareholders’ deficits at June 30, 2007. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern unless the Company obtains additional funding.  The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty . On August 7, 2007, the Company entered into an asset based loan agreement establishing a $2.5 million revolving line of credit allowed for in our notes payable agreement.   See Note 13:  Subsequent Events.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, derivative liability, income taxes, inventory realization and other factors. Management has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

Revenue Recognition

Revenue is recognized when products are shipped to customers, net of allowances for anticipated returns.  The Company’s revenue-earning activities generally involve delivering products, and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.  The Company defers revenue recognition on products sold directly to the consumer with a fifteen day right of return.  Revenue is recognized upon the expiration of the right of return.

The Company also earns revenues from certain R&D activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts.  Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis).  Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party.

Stock-based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires the Company to recognize expense related to the fair value of the Company’s share-based compensation issued to employees and directors. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s condensed consolidated statement of operations. The Company uses the straight-line method for recognizing compensation expense. An estimate for forfeitures is included in compensation expense for awards under SFAS 123R.  See Note 8 for a further discussion on stock-based compensation.

Note 2:  Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157”).  SFAS 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008.  The Company is evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities:  (“SFAS159”).  SFAS159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial position and results of operations.

Note 3:  Receivables

The majority of the Company’s commercial accounts receivable are due from Original Equipment Manufacturers ("OEM’s”). Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30-90 days and are stated at amounts due from customers, net of an allowance for doubtful accounts. Any account outstanding longer than the contractual payment terms is considered past due.

The Company determines the allowance for doubtful accounts by considering a number of factors, including the length of time the trade accounts receivable are past due, eMagin's previous loss history, the customer's current ability to pay its obligation, and the condition of the general economy and the industry as a whole.   The Company will record a specific reserve for individual accounts when the Company becomes aware of a customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position.  If circumstances related to customers change, the Company would further adjust estimates of the recoverability of receivables.

Receivables consisted of the following (in thousands):

	June 30, 2007 (unaudited)	December 31, 2006
Accounts receivable	$1,680	$1,351
Less allowance for doubtful accounts	(408)	(443)
Net receivables	$1,272	$908

Note 4:  Research and Development Costs

Research and development costs are expensed as incurred.

Note 5:  Net Loss per Common Share

In accordance with SFAS No. 128, net loss per common share amounts ("basic EPS") was computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution.  Net loss per common share assuming dilution ("diluted EPS") was computed by reflecting potential dilution from the exercise of stock options and warrants.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.  As of June 30, 2007 and 2006, there were stock options and warrants outstanding to acquire 5,297,927 and 3,608,175 shares of our common stock, respectively.  These shares were excluded from the computation of diluted loss per share because their effect would be antidilutive.

Note 6:  Inventories

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method.  The Company reviews the value of its inventory and reduces the inventory value to its net realizable value based upon current market prices and contracts for future sales. The components of inventories are as follows (in thousands):

	June 30, 2007 (unaudited)	December 31, 2006
Raw materials	$937	$1,146
Work in process	412	558
Finished goods	461	781
Total Inventory	$1,810	$2,485

Note 7:  Debt

Debt is as follows (in thousands):
	June 30,	December 31,
	2007	2006
Current portion of long-term debt:
Capitalized lease obligations	$—	$6
Other debt	54	58
6% Senior Secured Convertible Notes	6,270	2,880
Less: Unamortized discount on notes payable	(1,639)	(1,721)
Current portion of long-term debt, net	4,685	1,223
Long-term debt:
Other debt	78	104
6% Senior Secured Convertible Notes	—	2,890
Less: Unamortized discount on notes payable	—	(765)
Long-term debt, net	78	2,229
Total debt, net	$4,763	$3,452

The 6% Senior Secured Convertible Notes have 50% of the aggregate principal amount maturing on July 23, 2007 and the remaining 50% maturing on January 21, 2008, both have been deferred until December 21, 2008.  See Note 13:  Subsequent Events.  Interest of approximately $93 thousand was paid to investors on June 1, 2007.  For the six months ended June 30, 2007, the investors have been paid $180 thousand.   For the three and six months ended June 30, 2007, debt discount of approximately $878 thousand and $1.5 million was amortized to interest expense, respectively.

On March 28, 2007, the Company entered into a Note Purchase Agreement for the sale of $500 thousand of 6% senior secured convertible debentures (the “Note”) and warrants to purchase approximately 1.0 million shares of common stock, par value $.001 per share.  The investor purchased the Note with a conversion price of $0.35 per share that may convert into approximately 1.4 million shares of common stock and issued warrants exercisable at $0.48 per share for approximately 1.0 million shares of common stock expiring in July 2011.  If the Notes are not converted, 50% of the principal amount will be due on July 23, 2007 and the remaining 50% will be due on January 21, 2008.  6% interest is payable in quarterly installments on outstanding notes with the first installment paid June 1, 2007.  On April 9, 2007, the Company closed the transaction and received approximately $460 thousand, net of offering costs of approximately $40 thousand, which are amortized over the life of the Note. On July 23, 2007, the investor converted $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest totaling $252,166.50 and received 720,476 shares of Common Stock at the conversion price of $0.35.

The Company accounted for the net proceeds from the issuance of the Note as two separate components: a detachable warrant component and a debt component.  The Company determined the relative fair value of warrants to be approximately $605 thousand.  The Company recorded $105 thousand, representing the excess of the fair value of the warrants over the proceeds of the Note, as interest expense during the quarter ended June 30, 2006.  The following assumptions were used to determine the fair value of the warrants:

Dividend yield	0%
Risk free interest rates	4.67%
Expected volatility	124%
Expected term (in years)	4.28 years

The Company recorded a debt discount, a reduction of the carrying amount of the Note, of $500 thousand.  The debt discount is limited to the proceeds of the Note.  The discount is being amortized to interest expense using the straight-line method as it approximates the effective interest method over the term of the Notes.

The Notes have specific terms that the Company must adhere to, i.e. maintaining minimum cash and cash equivalent balances and trading its stock on specific Exchanges.   On May 10, 2007, the requirement to maintain cash and cash equivalents balances of $200 thousand was extended through July 21, 2007 and any previous claim that may have otherwise been made regarding the potential breach by the Company of the minimum cash balance requirement was waived.  The delisting from the AMEX on March 12, 2007 triggered a compliance condition on the notes payable and as a result, the Company is required to pay the note holders an additional 1% per month penalty interest in addition to the monthly .5% interest rate on the outstanding principal of the notes payable. The Company received a waiver from the note holders that allows the Company to accrue the interest and delay the interest payment until the earliest of the Company (i) completing $2 million of debt or equity financing or (ii) the occurrence of a Repurchase Event per the note.

On July 23, 2007, the Company entered into Amendment Agreements (the “Agreements”) with the holders of the Notes and agreed to issue each Holder an amended and restated Note (the “Amended Notes”) equal to the principal amount outstanding as of July 23, 2007.  The due date for the outstanding Notes has been amended to December 21, 2008.  The minimum balance requirement was removed, the penalty interest of 1% per month was cancelled and the deferred interest forgiven.  See Note 13:  Subsequent Events for additional information.

Note 8:  Stock-based Compensation

Stock based compensation is accounted for in accordance with the provisions of SFAS No. 123R.  Under SFAS 123R, the fair value of stock awards is estimated at the date of grant using the Black-Scholes option valuation model.  Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period using the straight-line method.

The following table summarizes the allocation of non-cash stock-based compensation to our expense categories for the three and six month periods ended June 30, 2007 and 2006 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of revenue	$61	$123	$130	$258
Research and development	97	131	200	259
Selling, general and administrative	227	536	569	1,064
Total stock compensation expense	$385	$790	$899	$1,581

At June 30, 2007, total unrecognized non-cash compensation cost related to stock options was approximately $2.2 million, net of forfeitures.  Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of approximately 2.7 years.

The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of Emerging Issues Task Force (“EITF”) consensus Issue 96-18, “ Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which requires using a fair value options pricing model and re-measuring such stock options to the current fair market value at each reporting period as the underlying options vest and services are rendered.

There were no stock options granted during the three and six month period ended June 30, 2007.  For the six month period ended June 30, 2006, the following key assumptions were used in the Black-Scholes option pricing model to determine the fair value of stock options granted:

For the Six Months Ended June 30, 2006

Dividend yield	0%
Risk free interest rates	5.1%
Expected volatility	123%
Expected term (in years)	5

We have not declared or paid any dividends and do not currently expect to do so in the near future.  The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield currently available on U.S. Treasury securities with an equivalent term.   Expected volatility is based on the weighted average historical volatility of the Company’s common stock for the most recent five year period.  The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

Note 9:  Shareholders’ Equity

On March 28, 2007, the Company entered into a Note Purchase Agreement for the sale of a $500 thousand Note and warrants to purchase approximately 1.0 million shares of common stock, par value $.001 per share.  The investor purchased the Note with a conversion price of $0.35 per share that may convert into approximately 1.4 million shares of common stock, and issued warrants exercisable at $0.48 per share for approximately 1.0 million shares of common stock expiring in July 2011.  If the Notes are not converted, 50% of the principal amount will be due on July 23, 2007 and the remaining 50% will be due on January 21, 2008.  6% interest is payable in quarterly installments on outstanding notes with the first installment to be paid June 1, 2007.  On April 9, 2007, the Company closed the transaction and received approximately $460 thousand, net of offering costs of approximately $40 thousand which are amortized over the life of the Note.  On July 23, 2007, the investor converted $250,000 of the principal amount of the Note due on July 23, 2007 and $2,166.50 of accrued and unpaid interest totaling $252,166.50 and received 720,476 shares of Common Stock at the conversion price of $0.35.  See Note 13:  Subsequent Events for additional information.

The Company recorded a debt discount, a reduction of the carrying amount of the Note, of $500 thousand.  The debt discount is limited to the proceeds of the Note. The discount is being amortized to interest expense using the straight-line method as it approximates the effective interest method over the term of the Note.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), the fair value of the warrants associated with the Note, $605 thousand, has been recorded as a liability since the warrant agreement requires a potential net-cash settlement in the first year of the warrant agreement if the registration statement is not effective.  The liability will be adjusted to fair value at each reporting period.  The change in the fair value of the warrants will be recorded in the Consolidated Statement of Operations as other income (expense).  For the three and six months ended June 30, 2007, the Company recorded approximately $182 thousand and $643 thousand of gain from the change in the fair value of the derivative liabilities.

As a result of the issuance of the Note, the outstanding 116,573 Series A Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated January 9, 2004, were re-priced from $2.60 to $0.35 and the outstanding 650,000 Series F Common Stock Purchase Warrants, that were issued to certain accredited and/or institutional investors pursuant to the Securities Purchase Agreement dated October 25, 2004, were re-priced from $8.60 to $7.12.  The repricing of the warrants has no effect on the financial statements.

A registration rights agreement was entered into in connection with the Note which requires the Company to file a registration statement for the resale of the common stock underlying the Note and the warrants.  The Company must use its best efforts to have the registration statement declared effective by the end of a specified grace period and also maintain the effectiveness of the registration statement until all shares of common stock underlying the Note and the warrants have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.  If the Company fails to have the registration statement declared effective within the grace period or fails to maintain the effectiveness as set forth in the preceding sentence, the Company is required to pay each investor cash payments equal to 1.0% of the aggregate purchase price monthly until the failure is cured.  If the Company fails to pay the liquidated damages, interest at 16.0% will accrue until the liquidated damages are paid in full.  The registration statement was filed with the Securities and Exchange Commission within the specified grace period.

In December 2006, EITF 00-19-2 was issued which specified that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS 5, “Accounting for Contingencies”, which states that a liability is recorded if the obligation is probable and can be reasonably estimated.  SFAS 133 was amended to exclude registration payment arrangements from its scope.  As of June 30, 2007, the Company has recorded no liability associated with the registration payment arrangements as the obligation was not considered probable.

For the three and six months ended June 30, 2007, there were no stock options exercised and the Company received approximately $3 thousand in proceeds for warrants exercised as compared to the three and six months ended June 30, 2006, where there were no stock options and warrants exercised.  For the three and six months ended June 30, 2007, the Company also issued approximately 206 thousand and 914 thousand shares of common stock, respectively, for the payment of approximately $138 thousand and $758 thousand, respectively, for services rendered and to be rendered in the future.  For the three and six months ended June 30, 2006, the Company issued approximately 373 thousand and 450 thousand shares of common stock, respectively, for the payment of approximately $142 thousand and $192 thousand, respectively, for services rendered and to be rendered in the future.  As such, the Company recorded the fair value of the services rendered in prepaid expenses and selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2007 and 2006, respectively.

Note 10:  Income Taxes

The Company adopted the provisions of FIN 48 on January 1, 2007. The Company continues to fully reserve its tax benefits which are offset by a valuation allowance due to the uncertainty that the deferred tax assets will be realized. We will continue to evaluate the realizability of our domestic net deferred tax assets and may record additional benefits in future earnings if we determine the realization of these assets is more likely than not.  As at January 1, 2007 and June 30, 2007, the Company did not have any unrecognized tax positions.

The Company files Federal and State corporate tax returns. All tax years since inception are open to tax examination by the taxing authorities for possible adjustments to the net operating losses but not for assessment. The Statute of Limitations for assessment of tax is generally three years for Federal and four years for State tax returns. The years currently open for Federal income tax assessment include calendar years 2003 through 2006 and calendar years 2002 through 2006 for State tax assessment purposes. The Company is not currently under examination by any jurisdictions for any of the open years listed.

The Company is in the process of preparing its Section 382 study to determine the extent to which its utilization of its net operating loss carryovers may be limited by the change in ownership rules of the Internal Revenue Code, and has not determined the impact that such study will have on its NOL carryforward.

The implementation of FIN 48 has not resulted in any adjustment to the Company’s beginning tax position or tax position for the six month period ended June 30, 2007.

Note 11:  Commitments and Contingencies

Royalty Payments

The Company, in accordance with a royalty agreement with Eastman Kodak, is obligated to make minimum annual royalty payments of $125 thousand which commenced on January 1, 2001. Under this agreement, the Company must pay to Eastman Kodak a certain percentage of net sales with respect to certain products, which percentages are defined in the agreement. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid will be credited against the amounts due based on the percentage of sales. The royalty agreement terminates upon the expiration of the issued patent which is the last to expire.

Effective May 30, 2007, Kodak and eMagin entered into an intellectual property agreement where eMagin has assigned Kodak the rights, title, and interest to a Company owned patent currently not being used by the Company and in consideration, Kodak has waived the royalties due under existing licensing agreements for the first six months of 2007, and reduced the royalty payments by 50% for the second half of 2007 and for the entire calendar year of 2008. In addition, the minimum royalty payment is delayed until December 1 st for the years 2007 and 2008.  The Company recorded approximately $560 thousand for the three and six months ended June 30, 2007 as a gain on license of intangible assets.

Royalty expense was approximately $304 thousand and $560 thousand, respectively, for the three and six months ended June 30, 2007 and approximately $106 thousand and $191 thousand, respectively, for the three and six months ended June 30, 2006, respectively.

Contractual Obligations

The Company leases office facilities and office, lab and factory equipment under operating leases expiring through 2009.  Certain leases provide for payments of monthly operating expenses. The Company currently has lease commitments for space in Hopewell Junction, New York and Bellevue, Washington.  Rent expense was approximately $332 thousand and $664 thousand for the three and six months ended June 30, 2007 and approximately $332 thousand and $679 thousand for the three and six months ended June 30, 2006, respectively.

Note 12:  Legal Proceedings

None.

Note 13:  Subsequent Events

On July 23, 2007, an investor elected to convert $252,166.50 of the Note representing $250,000 of the principal amount of the Note due on July 21, 2007 and $2,166.50 of accrued and unpaid interest. The investor received 720,476 shares of Common Stock at the conversion price of $0.35.

On July 23, 2007, the Company entered into Agreements with the note holders and agreed to issue each holder an Amended Note in the principal amount equal to the principal amount outstanding as of July 23, 2007 which was in total approximately $6.0 million. The major changes to the Amended Notes include the following:

•	The due dates have been changed from July 23, 2007 and January 21, 2008 to December 21, 2008;
•	The annual interest has been changed from 6% to 8%;
•
The Amended Notes are convertible into 8,407,612 shares of the Company’s common stock.  The conversion price for $5.8 million of principal is at a conversion price of $0.75.  The conversion price for $250,000 of principal remains the same at $0.35;

•
The Agreement adjusts the exercise price of the amended Warrants from $3.60 to $1.03 per share for 1,553,468 shares of common stock and requires the issuance of warrants for an additional 3,831,859 shares of common stock at $1.03 per share with an expiration date of July 21, 2011.   The warrants are subject to anti-dilution adjustment rights;

•
50% of the Amended Notes can be converted into the Company’s newly designated Series A Senior Secured Convertible Preferred Stock which is convertible into common stock at the same rate as the Amended Notes;

•	The liquidated damages of 1% per month will no longer accrue and the deferred balance is forgiven; and
•	There is no minimum cash or cash equivalents balance requirement.

The Company has designated but not issued 3,198 shares of the Company’s preferred stock as Series A Senior Secured Convertible Preferred Stock (the Preferred Stock) at a stated value of $1,000.  The Preferred Stock is entitled to cumulative dividends which accrue at a rate of 8% per annum, payable on December 21, 2008.  Each share of the Preferred Stock has voting rights equal to (1)  in any case in which the Preferred Stock votes together with the Company's Common Stock or any other class or series of stock of the Company, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) and (2) in any case not covered by the immediately preceding clause one vote per share of Preferred Stock.  The Preferred Stock has a mandatory redemption at December 21, 2008.

On August 7, 2007, the Company entered   into a loan agreement with Moriah Capital, L.P. (“Moriah)   and established a revolving line of credit (the “Loan”) of $2.5 million.  The Company is permitted to borrow an amount not to exceed 90% of its eligible accounts receivable and 50% of its eligible inventory capped at $0.6 million.  As part of the transaction, the Company will issue 162,500 shares of unregistered common stock and paid a servicing fee of $82,500 to Moriah.  In conjunction with entering into this loan and issuing unregistered common stock, the Company granted Moriah registration rights.  The Loan can be converted to shares of the Company’s common stock pursuant to the terms of the Loan Conversion agreement.  The Loan matures on August 8, 2008 however the Company has the option of extending it an additional year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$356.51
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	35,000.00	*
Miscellaneous	5,648.49	*
TOTAL	$51,005.00	*

*  Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The Company has entered into agreements, effective as of August 7, 2007 with Moriah Capital, L.P. (“Moriah”), pursuant to which the Company may borrow an amount not to exceed $2,500,000.  Such funds may be drawn down by the Company in tranches of at least $25,000 up to five times each month. In connection with the transaction, the Company issued, executed and delivered to Moriah a Secured Convertible Revolving Loan Note with a principal amount not to exceed $2,500,000, of which up to $2,000,000 is convertible into up to 1,333,333 shares (at a conversion price of $1.50 per share), and a Securities Issuance Agreement pursuant to which the Company issued 162,500 shares of its common stock, which shares have an aggregate market value in the Closing Date of $195,000.

On July 23, 2007, we entered into Amendment Agreements (the “Agreements”) with the holders of the Notes issued July 21, 2006 and March 28, 2007 (each a “Holder” and collectively, the “Holders”) and agreed to issue each Holder an amended and restated Note (the “Amended Notes”) in the principal amount equal to the principal amount outstanding as of July 23, 2007.

The changes to the Amended Notes include the following:

•	The due date for the outstanding Notes (totaling after conversions an aggregate of $6,020,000) has been extended to December 21, 2008;

•
The Amended Notes are convertible into (i) 8,407,612 shares of the Company’s common stock. The conversion price for $5,770,000 of principal was revised from $2.60 to $0.75 per share. The conversion price of $0.35 per share for $250,000 of principal was unchanged;

•
$3,010,000 of the Notes can convert into (ii) 3,010 shares of the Company’s newly formed Series A Convertible Preferred Stock (the “Preferred”) at a conversion price of $1,000 per share. The Preferred is convertible into common stock at the same price allowable by the Amended Notes, subject to adjustment as provided for in the Certificate of Designations;

•
The Amended Notes adjust the exercise price from $3.60 to $1.03 per share for 1,553,468 Warrants and require the issuance of 3,831,859 Warrants exercisable at $1.03 per share pursuant to which the holders may acquire common stock, until July 21, 2011; and

•	As of July 23, 2007 the interest rate was raised from 6% to 8%.

On March 28, 2007, we entered into a Note Purchase Agreement for the sale of $500 thousand of senior secured debentures (the “Note”) and warrants to purchase approximately 1.0 million shares of common stock, par value $.001 per share. The investor purchased the Note with a conversion price of $0.35 per share that may convert into approximately 1.4 million shares of common stock and warrants exercisable at $0.48 per share into approximately 1.0 million shares of common stock expiring in 4.2 years. If the Notes are not converted, 50% of the principal amount will be due on July 21, 2007 and the remaining 50% will be due on January 21, 2008. 6% interest is payable in quarterly installments on outstanding notes with the first installment to be paid June 1, 2007. On April 9, 2007, we closed the transaction and received approximately $460 thousand, net of offering costs of approximately $40 thousand which are amortized over the life of the Note.

In 2006, we issued options to purchase an aggregate of 114,855 shares of common stock at a weighted average price of $2.64 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 3,900 shares of common stock at a price equal to $2.60 per share to a director as compensation for services performed on our behalf as his capacity as director of our company.

On July 21, 2006, we entered into several Note Purchase Agreements for the sale of approximately $5.99 million of senior secured debentures (the “Notes”) together with warrants to purchase approximately 1.8 million shares of common stock. The Notes may convert into approximately $2.3 million shares at a conversion price of $2.60. The 5 year warrants are exercisable at $3.60 per share into approximately 1.6 million shares of common stock. 50% of the aggregate principal amount matures on July 21, 2007 and the remaining 50% matures on January 21, 2008. For the year ended December 31, 2006, two note holders converted their promissory notes valued at approximately $0.22 million and were issued an aggregate of approximately 85 thousand shares.

On October 20, 2005, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold and issued 1,661,906 shares of common stock, par value $0.001 per share, at a price of $5.50 per share and warrants to purchase up to 997,143 shares of common stock for an aggregate purchase price of approximately $9.14 million. The warrants are exercisable at a price of $10.00 per share and expire on April 20, 2011. Of the 997,143 warrants, 664,763 of the warrants are exercisable on or after May 20, 2006. The remaining 332,381 are exercisable after March 31, 2007.

In 2005, we issued options to purchase an aggregate of 267,900 shares of common stock at a weighted average price of $12.10 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 49,750 shares of common stock at a weighted average price of $6.80 per share to directors as compensation for services performed on our behalf in each of their capacities as directors of our company.

On January 9, 2004, the Company entered into a Securities Purchase Agreement with several accredited institutional and private investors whereby such investors purchased an aggregate of 333,336 shares of common stock and 431,221 warrant shares for an aggregate purchase price of approximately $4.2 million. The shares of common stock were priced at a 20% discount to the average closing price of the stock from December 30, 2003 to January 6, 2004, which ranged from $13.80 to $19.40 per share during the period for an average closing price of $12.60 per share. In addition, the investors received warrants to purchase an aggregate of 200,002 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $17.40 per share for a period of five (5) years. The warrants were priced at a 10% premium to the average closing price of the stock for the pricing period. In connection with the Securities Purchase Agreement, eMagin also issued additional warrants to the investors to acquire an aggregate of 231,219 shares of common stock. On April 9, 2007, the 116,573 outstanding Series A Common Stock Purchase Warrants were re-priced to $0.35.

In February 2004, the Company and all of the holders of the Secured Convertible Notes (the "Notes"), which were due in November 2005, entered into an agreement whereby the holders agreed to an early conversion of 100% of the principal amount of the Notes aggregating $7.825 million, together with all of the accrued interest of approximately $742,000 on the Notes, into 1,139,462 shares of our common stock. In consideration of the Note holders agreeing to the early conversion of the Notes, eMagin agreed to issue the Note holders warrants to purchase an aggregate of 250,000 shares of common stock (the "warrants"), which warrants are exercisable at a price of $27.60 per share. 150,000 of the warrants (series D warrants) expired on December 31, 2005. The remaining 100,000 of the warrants (series E warrants) are exercisable until June 10, 2008.

In August 2004, the Company and certain of the holders of its outstanding Class A, B and C common stock purchase warrants entered into an agreement pursuant to which the Company and the holders of the warrants agreed to the $9.00 re-pricing and exercise of Class A, B and C common stock purchase warrants. As a condition to the transaction, the holders of the warrants agreed to limit the right of participation that they were granted in January 9, 2004. As a result of the transaction, the holders agreed to re-price and exercise approximately, 209,989 Class A, B and/or C common stock purchase warrants for an aggregate of $1,889,900.

On October 21, 2004, the Company entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 1,033,453 shares of common stock, and series F common stock warrants to purchase 512,976 of common stock for an aggregate purchase price of $10,772,500. The common stock was priced at $10.50. The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale.

On October 28, 2004, eMagin entered into a Securities Purchase Agreement, pursuant to which eMagin sold and issued 274,048 shares of common stock, and series F common stock purchase warrants to purchase eMagin’s common stock to purchasers for an aggregate purchase price of $2,877,500. The common stock was priced at $10.50. The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010 to purchase up to 137,024 shares of common stock at an exercise price of $12.10 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of eMagin’s common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of eMagin’s common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale. On April 9, 2007, the outstanding 650,001 Series F Common Stock Purchase Warrants were re-priced to $7.12.

In 2004, we issued options to purchase an aggregate of 313,300 shares of common stock at a weighted average price of $15.30 per share to employees as compensation for services performed on behalf of our company. In addition, we issued options to purchase an aggregate of 16,250 shares of common stock at a weighted average price of $17.70 per share to directors as compensation for services performed on our behalf in each of their capacities as directors of our company.

*All of the above issuances and sales were deemed to be exempt under Rule 506 of Regulation D and Section (2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of eMagin or executive officers of eMagin, and transfer was restricted by eMagin in accordance with the requirement of the Securities Act of 1933. In addition to representations by the above-reference persons, we have made independent determinations that 11 of the above-referenced person were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

 ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean eMagin Corp., a Delaware corporation.

Exhibit Number	Description

2.1
Agreement and Plan of Merger between Fashion Dynamics Corp., FED Capital Acquisition Corporation and FED Corporation dated March 13, 2000 (incorporated by reference to exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on March 17, 2000).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to exhibit 99.2 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).
3.2	Amended Articles of Incorporation (incorporated by reference to exhibit A to the Registrant's Definitive Proxy Statement filed on June 13, 2003).
3.3	Bylaws of the Registrant (incorporated by reference to exhibit 99.3 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).
3.4	Form of Certificate of Designation on Series A Senior Secured Convertible Preferred Stock, filed July 25, 2007, incorporated by reference to our Form 8-K as filed on July 25, 2007.
4.1	Form of Warrant dated as of April 25, 2003 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).
4.2	Form of Series A Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).
4.3	Form of Series B Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 9, 2004).
4.4	Form of Series C Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).
4.5	Form of Series D Warrant (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on March 4, 2004).
4.6	Form of Series E Warrant (incorporated by reference to exhibit 4.2 to the Registrant's current report on Form 8-K filed on March 4, 2004).
4.7	Form of Series F Warrant (incorporated by reference to exhibit 4.1 to the Registrant's current report on Form 8-K filed on October 26, 2004).
4.8	Form of Common Stock Purchase Warrant dated October 20, 2005, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Filed herewith).
10.1	2000 Stock Option Plan, (incorporated by reference to exhibit 99.1 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*
10.2	Form of Agreement for Stock Option Grant pursuant to 2003 Stock Option Plan (incorporated by reference to exhibit 99.2 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*
10.3
Nonexclusive Field of Use License Agreement relating to OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 29, 1999 (incorporated by reference to exhibit 10.6 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.4
Amendment Number 1 to the Nonexclusive Field of Use License Agreement relating to the LED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 16, 2000 (incorporated by reference to exhibit 10.7 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.5
Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999 (incorporated by reference to exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.6
Amendment Number 1 to the Lease between International Business Machines Corporation and FED Corporation dated July 9, 1999 (incorporated by reference to exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.7
Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001 (incorporated by reference to exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.8	Amendment Number 3 to Lease between International Business Machines Corporation and FED Corporation dated May 28, 2002.

10.9	Amendment Number 4 to Lease between International Business Machines Corporation and FED Corporation dated December 14, 2004.
10.10
Registration Rights Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).

10.11
Securities Purchase Agreement dated as of January 9, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10.12
Registration Rights Agreement dated as of January 9, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10.13
Master Amendment Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.14
Registration Rights Agreement dated as of February 17, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.15
Letter Agreement amending the Master Amendment Agreement dated as of March 1, 2004 by and among eMagin and the parties to the Master Amendment Agreement (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.16
Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.17
Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 incorporated by reference herein.

10.18
Secured Note Purchase Agreement entered into as of November 27, 2001, by and among eMagin Corporation and certain investors named therein, as filed in the Registrant's Form 8-K dated December 18, 2001 incorporated herein by reference.

10.19
Securities Purchase Agreement dated as of April 25, 2003 by and among eMagin and the investors identified on the signature pages thereto, filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.20
Registration Rights Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto filed April 28, 2003, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.21
Securities Purchase Agreement dated as of January 9, 2004 by and among eMagin and the investors identified on the signature pages thereto, filed January 9, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.22
Registration Rights Agreement dated as of January 9, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto. Incorporated herein by reference to our January 9, 2004 Form 8-K.

10.23
Master Amendment Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto, filed March 4, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.24
Registration Rights Agreement dated as of February 17, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto, filed March 4, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.25
Letter Agreement amending the Master Amendment Agreement dated as of March 1, 2004 by and among eMagin and the parties to the Master Amendment Agreement, filed March 4, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.26	2004 Non-Employee Compensation Plan, filed July 7, 2004, as filed in the Registrant’s Form S-8, incorporated herein by reference.*
10.27
Form of Letter Agreement by and among eMagin and the holders of the Class A, Class B and Class C common stock purchase warrants, filed August 9, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.28
Securities Purchase Agreement dated as of October 21, 2004 by and among eMagin and the purchasers listed on the signature pages thereto, filed October 26, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.29
Placement Agency Agreement dated as of October 21, 2004 by and among eMagin and W.R. Hambrecht & Co., LLC, filed October 26, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.30	Agreement, dated as of June 29, 2004, by and between eMagin and Larkspur Capital Corporation, filed October 26, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.31	Amendment No. 4 to Lease by and between eMagin and International Business Machines Corporation, filed December 20, 2004, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.32	Sublease Agreement dated as of July 14, 2005 by and between eMagin and Capgemini U.S., LLC, filed August 2, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.33	Amended and Restated 2003 Stock Option Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*
10.34	Amended and Restated 2004 Non-Employee Compensation Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*
10.35	2005 Employee Stock Purchase Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement, incorporated herein by reference.*
10.36
Securities Purchase Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.37
Registration Rights Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.38	Employment Agreement effective as of January 1, 2006 by and between eMagin and Gary Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.39	Employment Agreement effective as of January 1, 2006 by and between eMagin and Susan Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.40	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Gary Jones.
10.41	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Susan Jones.
10.42
Form of Note Purchase Agreement dated July 21, 2006, by and among the Company and the investors named on the signature pages thereto, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.43	Form of 6% Senior Secured Convertible Note Due 2007-2008 of the Company dated July 21, 2006, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.44	Form of Common Stock Purchase Warrant of the Company dated July 21, 2006, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.45
Pledge and Security Agreement dated as of July 21, 2006 by and between the Company and Alexandra Global Master Fund Ltd., as collateral agent, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.46
Patent and Trademark Security Agreement dated as of July 21, 2006 by and between the Company and Alexandra Global Master Fund Ltd., as collateral agent, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.47
Lockbox Agreement dated as of July 21, 2006 by and between the Company and Alexandra Global Master Fund Ltd., as collateral agent, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.48	Form of Note Purchase Agreement dated July 21, 2006, by and between the Company and Stillwater LLC, filed July 25, 2006, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.49*	2004 Amended and Restated Non-Employee Compensation Plan, filed September 21, 2006, as filed in the Registrant's Definitive Proxy Statement incorporated herein by reference.
10.50
Executive Separation and Consulting Agreement dated as of January 11, 2007 by and between eMagin Corporation and Gary W. Jones, filed January 19, 2007, as filed in the Registrant's Form 8-K/A incorporated herein by reference.

10.51	Letter Agreement dated as of February 12, 2007 by and between eMagin Corporation and Dr. K.C. Park, filed February 16, 2007, as filed in the Registrant's Form 8-K incorporated herein by reference.
10.52
Allonge to the 6% Senior Secured Convertible Notes Due 2007-2008 of eMagin Corporation dated as of March 9, 2007, filed March 13, 2007, as filed in the Registrant's Form 8-K incorporated herein by reference.

10.53	Amendment Agreement, dated as of July 23, 2007, incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.54	Form of Amended and Restated 8% Senior Secured Convertible Note due 2008, incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.55	Form of Amended and Restated Common Stock Purchase Warrant, incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.56	Form of Amendment No. 1 to Patent and Security Agreement, , filed July 25, 2007, Incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.57	Form of Amendment No. 1 to Pledge and Security Agreement, filed July 25, 2007, Incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.58	Form of Lockbox Agreement, , filed July 25, 2007, incorporated by reference to the Registrant's Form 8-K as filed on July 25, 2007.
10.59	Loan and Security Agreement by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.
10.60	Securities Issuance Agreement by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.
10.61
Secured Convertible Revolving Loan Note by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.

10.62	Loan Conversion Agreement by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.
10.63	Post-Closing Agreement by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.
.10.64	Registration Rights Agreement by and between Moriah Capital, L.P. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.
10.65
Intercreditor Agreement by and between Moriah Capital, L.P., Alexandra Global Master Fund Ltd. and eMagin Corporation, dated August 7, 2007, incorporated by reference to the Registrant's Form 8-K as filed on August 10, 2007.

23.3	Consent of Independent Registered Public Accounting Firm (filed herewith).

* Each of the Exhibits noted by an asterisk is a management compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securites Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;
2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Bellevue, State of Washington on November 2, 2007.

EMAGIN CORP.

By:	/s/ K.C. Park
Dr. K.C. Park
Interim Chief Executive Officer and President

By:	/s/ John Atherly
John Atherly
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints K.C. Park and John Atherly his true and lawful attorneys-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Dr. K.C. Park	Interim President and Chief Executive Officer, Director	November 2, 2007
Dr. K.C. Park	(Principal Executive Officer)

/s/ John Atherly	Chief Financial Officer	November 2, 2007
John Atherly	(Principal Financial and Accounting Officer)

/s/ Thomas Paulsen	Chairman of the Board, Director	November 2, 2007
Adm. Thomas Paulsen

/s/ Claude Charles	Director	November 2, 2007
Claude Charles

/s/ Paul Cronson	Director	November 2, 2007
Paul Cronson

	Director	November 2, 2007
Irwin Engelman

/s/ Dr. Jacob E. Goldman	Director	November 2, 2007
Dr. Jacob E. Goldman

	Director	November 2, 2007
Brig. Gen. Stephen Seay